    As filed with the Securities and Exchange Commission on March 21, 1996

                                                        Registration No. 33-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                ---------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                            LITTON INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                    95-1775499                       3812
 (State or other jurisdiction of   (I.R.S. Employer        (Primary Standard Industrial
 incorporation or organization)    Identification No.)    Classification Code Number)

                            21240 Burbank Boulevard
                     Woodland Hills, California  91367-6675
                                  818-598-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                             JOHN E. PRESTON, ESQ.
                   Senior Vice President and General Counsel
                            21240 Burbank Boulevard
                     Woodland Hills, California  91367-6675
                                  818-598-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                    Copy to:

                             ELLIOTT V. STEIN, ESQ.
                         Wachtell, Lipton, Rosen & Katz
                              51 West 52nd Street
                           New York, New York  10019
                                 (212) 403-1000

                                ---------------

     Approximate date of commencement of the proposed sale of securities to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the Merger, as defined and described in the Agreement and Plan of Merger, dated as of February 2, 1996, by and among Steerage Corp., LII Industries, Inc. and the Registrant, attached as Annex A and the amendment thereto dated as of March 20, 1996, attached as Annex B, to the Proxy Statement-Prospectus forming a part of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                              CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                            Proposed         Proposed         Amount
                                             Amount         Maximum          Maximum            of
          Title of each Class of              to be      Offering Price     Aggregate      Registration
        Securities to be Registered        Registered      Per Share         Offering       Price Fee
=======================================================================================================
Common Stock, $1.00 par value............. 2,200,000(1)        (2)        $12,987,020(3)     $4,479
-------------------------------------------------------------------------------------------------------
Preferred Stock purchase rights(4)........                     N/A              N/A            N/A
=======================================================================================================

(1) This Registration Statement covers the maximum number of the Registrant's securities that would be issued, or reserved for issuance, in the Merger described herein or upon exercise of the options issued in the Merger described herein.

(2) Not applicable.

(3) Computed pursuant to Rule 457(f)(2), based upon the book value of the securities to be cancelled in the merger described herein (880,000 shares of Steerage Corp. Class A Common Stock (plus the number of shares of Steerage Corp. Class A Common Stock issuable upon exercise of options in connection with the Merger described herein), 100,000 shares of Steerage Corp. Class B Common Stock, and 20,000 shares of Steerage Corp. Class C Convertible Preferred Stock).

(4) One preferred stock purchase right attaches to and will be distributed without charge with respect to each share of Common Stock of Litton Industries, Inc. registered hereby.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               LITTON INDUSTRIES, INC.

                                CROSS-REFERENCE SHEET

                       PURSUANT TO ITEM 501(b) OF REGULATION S-K

                                                          LOCATION OR CAPTION IN
              FORM S-4 ITEM NUMBER AND CAPTION         PROXY STATEMENT-PROSPECTUS
              --------------------------------         --------------------------
         A.   Information about the Transaction.

              1. Forepart of Registration Statement
                  and Outside Front Cover Page of
                  Prospectus......................    Facing Page of the Regis-
                                                      tration Statement;
                                                      Outside Cover Page of Proxy
                                                      Statement-Prospectus

              2.  Inside Front and Outside Back
                  Cover Pages of Prospectus.......    Available Information; In-
                                                      formation Incorporated by
                                                      Reference; Table of Con-
                                                      tents

              3.  Risk Factors, Ratio of Earnings
                  to Fixed Charges and Other
                  Information.....................    Summary of Proxy Statement-
                                                      Prospectus; The Merger; The
                                                      Merger Agreement; Compari-
                                                      son of the Rights of Hold-
                                                      ers of Litton Common Stock
                                                      and Company Common Stock

              4.  Terms of the Transaction.........   Summary of Proxy Statement-
                                                      Prospectus; The Merger; The
                                                      Merger Agreement; Compari-
                                                      son of the Rights of Hold-
                                                      ers of Litton Common Stock
                                                      and Company Common Stock;
                                                      Accounting Treatment; Fed-
                                                      eral Income Tax Conse-
                                                      quences

              5.  Pro Forma Financial Information.                    *

              6.  Material Contacts with the
                  Company Being Acquired...........   Summary of Proxy Statement-
                                                      Prospectus; The Merger; The
                                                      Merger Agreement

              7.  Additional Information Required
                  for Reoffering by Persons and
                  Parties Deemed to be
                  Underwriters.                                       *

              8.  Interests of Named Experts and
                  Counsel..........................    Experts; Legal Matters

              9.  Disclosure of Commission Position
                  on Indemnification for Securities
                  Act Liabilities................                     *

         B.   INFORMATION ABOUT THE REGISTRANT.

              10. Information with Respect to S-3
                  Registrants.....................                    *

              11. Incorporation of Certain
                  Information by Reference.........    Available Information; In-
                                                       formation Incorporated by
                                                       Reference


              12. Information with Respect to S-2 or
                  S-3 Registrants................                     *

              13. Incorporation of Certain
                  Information by Reference......                      *

              14. Information with Respect to
                  Registrants Other Than S-3 or
                  S-2 Registrants................                     *

         C.   INFORMATION ABOUT THE COMPANY BEING
              ACQUIRED.

              15. Information with Respect to S-3
                  Companies........................                   *

              16. Information with Respect to S-2
                  or S-3 Companies...............                     *

              17. Information with Respect to
                  Companies Other Than S-3 or S-2
                  Companies........................    Summary of the Proxy
                                                       Statement-Prospectus; The
                                                       Merger; The Merger Agree-
                                                       ment; Resale of Litton Com-
                                                       mon Stock; The Business of
                                                       the Company; Management's
                                                       Discussion and Analysis of
                                                       the Company's Results of

                                                       Operations and Financial
                                                       Condition; Consolidated
                                                       Financial Statements of the
                                                       Company

         D.   VOTING AND MANAGEMENT INFORMATION.

              18. Information if Proxies,
                  Consents or Authorizations
                  are to be Solicited...............   Outside Cover Page of Proxy
                                                       Statement-Prospectus;
                                                       Available Information; In-
                                                       formation Incorporated by
                                                       Reference; Summary of Proxy
                                                       Statement-Prospectus; The
                                                       Special Meeting; The Merg-
                                                       er; Rights of Dissenting
                                                       Stockholders

              19. Information if Proxies, Consents
                  or Authorizations are not to be
                  Solicited or in an Exchange
                  Offer............................                      *




         ---------------
          *   Not Applicable.

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                      PROSPECTUS OF LITTON INDUSTRIES, INC.



                          ----------------------------


                        PROXY STATEMENT OF STEERAGE CORP.


                   Litton Industries, Inc., a Delaware corporation ("Litton"), has filed this Proxy Statement-Prospectus with the Securities and Exchange Commission (the "Commission") as part of a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock, par value $1.00 per share, of Lit-ton (including the associated preferred share purchase rights, "Litton Common Stock"), issuable in connection with a proposed merger (the "Merger") of Steerage Corp., a Delaware corporation ("Steerage" or the "Company"), with and into LII Industries, Inc., a Delaware corporation and a wholly-owned subsidiary of Litton ("Merger Sub"). The terms and conditions of the Merger are set forth in the Agreement and Plan of Merger, dated as of February 2, 1996 and amended as of March 20, 1996, among the Company, Litton and Merger Sub (the "Merger Agreement"). See "THE MERGER" and "THE MERGER AGREEMENT."

                   This Proxy Statement-Prospectus also constitutes a Proxy Statement for use in connection with a special meeting of the Company's stockholders, to be held at [time] on [date] (the "Special Meeting"). See "THE SPECIAL MEETING."

                   The principal executive offices of Litton are located at 21240 Burbank Boulevard, Woodland Hills, California 91367-6675, and its telephone number is (818) 598-5000. The princi-pal executive offices of the Company are located at c/o J.F. Lehman & Company, 2001 Jefferson Davis Highway, Suite 607, Ar-lington, Virginia 22202, and its telephone number is (703) 418-6095.

                   Upon consummation of the Merger, all shares of the Company Class A Common Stock (as defined herein), Company Class

         B Common Stock (as defined herein) and Company Class C Pre-ferred Stock (as defined herein) (except for shares with re-spect to which statutory appraisal rights are exercised and shares held in the Company's treasury) will be converted into the right to receive Litton Common Stock in accordance with the Exchange Ratio (as defined herein), plus a pro rata interest in the Property Net Proceeds (as defined herein). See "THE MERGER AGREEMENT -- Effect of Merger on Company Capital Stock" and "RIGHTS OF DISSENTING STOCKHOLDERS."

                   The outstanding shares of Litton Common Stock are, and the shares of Litton Common Stock offered hereby will be, listed for trading on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the symbol "LIT" and are traded on certain exchanges in the Federal Republic of Germany, The Netherlands and Switzerland. On February 1, 1996, the last trading day prior to the execution of the Merger Agreement, the last sale price for Litton Common Stock as reported on the NYSE composite tape was $49.50.

                   This Proxy Statement-Prospectus and form of proxy are first being mailed to the Company's stockholders on [date], 1996.

                        -------------------------------


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        -------------------------------



                   No person is authorized to give any information or make any representation other than that contained in this Proxy Statement-Prospectus and if given or made such information must not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, or the solicitation of consent, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of shares of Litton Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of Litton or of the Company since the date hereof.

                   Litton has supplied all information contained in this Proxy Statement-Prospectus relating to Litton and its subsid-iaries and the Company has supplied all of the information con-tained, in this Proxy Statement-Prospectus relating to the Com-pany and its subsidiaries.

                   This Proxy Statement-Prospectus, including the section entitled "THE MERGER -- Reasons for the Merger" and the documents incorporated herein by reference, contains certain forward looking statements with respect to the operations and business of Litton. Such forward looking statements are subject to risks and uncertainties (including, without limitation, the effect of general economic conditions, procurement policies of the United States government and its Department of Defense, the impact of competitive products and pricing, and consumer receptiveness to products offered by Litton in the future) that may cause actual results to differ materially from those contemplated by such forward looking statements.

                   The date of this Proxy Statement-Prospectus
                                    is [date].

                                TABLE OF CONTENTS

                                                                   Page
                                                                   ----

         AVAILABLE INFORMATION....................................    1
         INFORMATION INCORPORATED BY REFERENCE....................    2
         SUMMARY OF PROXY STATEMENT-PROSPECTUS....................    4
           The Parties............................................    4
           The Merger.............................................    5
           The Special Meeting....................................    5
           Recommendation of the Company's Board of Directors.....    6
           Interests of Certain Persons in the Merger.............    6
           Resale Restrictions....................................    6
           The Merger Agreement...................................    7
           The Voting Agreement...................................   10
           Federal Income Tax Consequences........................   11
           Accounting Treatment...................................   11
           Rights of Dissenting Stockholders......................   11
           Regulatory Approvals...................................   12
           Market Prices and Dividends............................   13
           Selected Historical and Unaudited Pro Forma
             Financial Data.......................................   14
           Selected Consolidated Financial Data...................   17
         INTRODUCTION.............................................   19
           The Parties............................................   19
         THE SPECIAL MEETING......................................   21
           Date, Time and Place; Purpose..........................   21
           Voting Rights; Quorum..................................   22
           Vote Required to Approve the Merger....................   22
           Proxies; Revocation....................................   23
           Security Ownership of the Company......................   24
         THE MERGER...............................................   27
           Background of the Merger...............................   27
           Reasons for the Merger.................................   29
           Recommendation of the Company's Board of Directors.....   32
           Interests of Certain Persons in the Merger.............   32
           Payments Upon Termination of Employment................   33
         RESALE OF LITTON COMMON STOCK............................   35
         THE MERGER AGREEMENT.....................................   36
           Effective Time of the Merger...........................   36
           Effect of Merger on Company Capital Stock..............   37
           Sale of the Property and Property Net Proceeds.........   41
           Representations and Warranties.........................   43
           Certain Covenants......................................   44
           Alternative Proposals..................................   47
           Employee Benefit Plans.................................   48
           NYSE Listing...........................................   48
           Conditions to Consummation of the Merger...............   49

           Termination of the Merger Agreement....................   51
           Waiver; Amendment......................................   52
           Expenses...............................................   52
         THE VOTING AGREEMENT.....................................   52
         FEDERAL INCOME TAX CONSEQUENCES..........................   53
           The Merger.............................................   53
           Effect of Distribution of Property Net Proceeds........   54
           Company Options Under the Company Stock Option Plan....   54
           Information Reporting and Backup Withholding...........   56
         ACCOUNTING TREATMENT.....................................   56
         RIGHTS OF DISSENTING STOCKHOLDERS........................   57
         REGULATORY APPROVALS.....................................   60
         THE BUSINESS OF THE COMPANY..............................   60
           General................................................   60
           History................................................   61
           Operations.............................................   61
           Commercial.............................................   62
           Military...............................................   62
           Distribution and Support...............................   63
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE COMPANY'S
           RESULTS OF OPERATIONS AND FINANCIAL CONDITION..........   63
           Results of Operations..................................   63
           Liquidity and Capital Resources........................   66
           Foreign Operations.....................................   67
           Impact of Inflation....................................   67
         COMPARISON OF THE RIGHTS OF HOLDERS OF LITTON COMMON
           STOCK AND COMPANY COMMON STOCK.........................   68
           General................................................   68
           Stockholder Meetings...................................   68
           Voting Rights..........................................   69
           Bylaw Amendments.......................................   69
           Provisions Relating to Directors.......................   70
           Rights Agreement.......................................   70
         LEGAL MATTERS............................................   71
         EXPERTS..................................................   71
         CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY.........  F-1

         ANNEX A --  Agreement and Plan of Merger, dated as of
                       February 2, 1996 by and among Steerage
                       Corp., Litton Industries, Inc. and
                       LII Industries, Inc.
         ANNEX B --  Amendment, dated as of March 20, 1996, to
                       the Agreement and Plan of Merger, dated
                       as of February 2, 1996, by and among
                       Steerage Corp., Litton Industries, Inc.
                       and LII Industries, Inc.
         ANNEX C --  Section 262 of the Delaware General
                       Corporation Law

                               INDEX OF DEFINED TERMS


                                    Page NO.                                   Page NO.
                                    --------                                   --------
    Action..........................  34     HSR Act............................  10
    Alternative Proposal............  47     IBS................................  64
    Amendment.......................   8     Indemnified Party..................  34
    AMT.............................  55     ISO................................  55
    Antitrust Division..............  12     Lehman Brothers....................  27
    Average Litton Share Price......  38     LHC................................  27
    Certificate.....................  37     Litton.............................   i
    Class A Preferred Merger                 Litton Benefit Plans...............  10
      Consideration.................  37     Litton Board.......................  27
    Code............................  11     Litton Bylaws......................  68
    Commission......................   i     Litton Certificate.................  68
    Common Stock Merger                      Litton Common Stock................   i
      Consideration.................  38     Litton Series A Preferred Stock....  70
    Company.........................   i     Litton Stock Certificate...........  40
    Company Affiliate Letter........  35     Management Agreement...............  33
    Company Board...................   6     Merger.............................   i
    Company Bylaws..................  68     Merger Agreement...................   i
    Company Capital Stock...........   7     Merger Sub.........................   i
    Company Charter.................  68     NNS................................  61
    Company Class A Common Stock....   7     NYSE...............................  ii
    Company Class A Preferred Stock.   7     Per Day Net Profits................  38
    Company Class B Common Stock....   7     PIK................................  64
    Company Class B Preferred Stock.  64     PRC................................   4
    Company Class C Preferred Stock.   7     Property...........................   8
    Company Common Stock............   7     Property Net Proceeds..............   9
    Company Exchange Stock..........   7     PSE................................  ii
    Company Option..................  33     Record Date........................   5
    Company Stock Option Plan.......  33     Registration Statement.............   1
    Conversion Price................  37     Right..............................  70
    DGCL............................   7     Rights Plan........................  70
    Dissenting Shares...............  39     Securities Act.....................   i
    Effective Time..................   7     Special Meeting....................   i
    Employer........................  33     Sperry Marine......................   5
    Exchange Act....................   1     Steerage...........................   i
    Exchange Consideration..........  37     Stockholders Agreement.............  25
    Exchange Ratio .................  37     Units..............................  39
    FTC.............................  12     Voting Agreement...................   6
    GAAP............................  11     WAI................................  13











                              AVAILABLE INFORMATION

                   Litton has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act with the Commission covering the shares of Litton Common Stock to be issued in connection with the transaction described herein. As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered here-by, reference is made to the Registration Statement, including the exhibits filed as a part thereof. Such additional informa-tion may be inspected and copied as set forth below.

                   Litton is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Ex-change Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements, reports and other information concerning Lit-ton can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madi-son Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Litton Common Stock is listed on the NYSE and the PSE and traded on certain exchanges in the Federal Republic of Germany, The Netherlands and Switzerland. Reports, proxy materials and other information concerning Lit-ton may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which Litton has filed with the Commission under the Securities Act, which may be obtained from the Public Reference Section of the Com-mission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                      INFORMATION INCORPORATED BY REFERENCE

                   THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REF-ERENCE DOCUMENTS OF LITTON THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON RE-QUEST, WITHOUT CHARGE, FROM LITTON AS SET FORTH BELOW. IN OR-DER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [DATE]. WRITTEN OR ORAL REQUESTS SHOULD BE DIRECTED TO:

                        Litton Industries, Inc.
                        21240 Burbank Boulevard
                        Woodland Hills, California  91367-6675
                        Attention:  Investor Relations
                        Telephone number:  (818) 598-5000

                   The following documents of Litton are incorporated by reference herein:

                   (i)  Annual Report on Form 10-K for the
                        year ended July 31, 1995;

                  (ii)  Quarterly Reports on Form 10-Q for the
                        quarters ended October 31, 1995 and
                        January 31, 1996;

                 (iii)  Current Report on Form 8-K filed on
                        February 22, 1996, as amended by Form
                        8-K/A filed on March 4, 1996; and

                  (iv)  the description of Litton Common Stock
                        contained in Litton's registration
                        statement filed pursuant to Section 12
                        of the Exchange Act and any amendment
                        or report filed with the Commission
                        for the purpose of updating such de-
                        scription.

                   All documents filed by Litton with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein.

                   Any statements contained in a document incorporated by reference herein shall be deemed to be modified or super-seded for purposes hereof to the extent that a statement con-tained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or super-sedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                      SUMMARY OF PROXY STATEMENT-PROSPECTUS

                    The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement-Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the Annexes and Exhibits hereto and the documents incorporated by reference herein. Unless the context otherwise requires, all references herein to "Litton" or the "Company" include their respective subsidiaries. Each stockholder is encouraged to read the Proxy Statement-Prospectus in its entirety and with care.

         THE PARTIES

         Litton

                    Litton is mainly a high-technology aerospace and de-fense corporation which provides advanced electronic and de-fense systems and marine engineering and production to United States and worldwide markets. Litton also provides electronic components and interconnect products to customers worldwide. Approximately 73% of Litton's consolidated revenues for the fiscal year ended July 31, 1995 were derived from sales to the United States government.

                    Litton's principal executive offices are located at 21240 Burbank Boulevard, Woodland Hills, California 91367-6675, and its telephone number is (818) 598-5000.

                    On February 16, 1996, Litton completed the acquisi-tion of PRC Inc. ("PRC"), an indirect wholly-owned subsidiary of The Black & Decker Corporation, for a preliminary purchase price of $425 million in cash. PRC, with revenue of more than $700 million for the fiscal year ended December 31, 1995, is a diversified information technology company that designs, devel-ops, integrates and supports computer-based information han-dling and processing systems and reengineers business processes for the United States government, commercial customers and state and local governments.

         Merger Sub

                    Merger Sub is a wholly-owned subsidiary of Litton. Prior to the Effective Time (as defined herein), Merger Sub has not and will not engage in any business activities other than activities incidental to the Merger.

         The Company

                    The Company, through its wholly-owned subsidiary, Sperry Marine Inc. ("Sperry Marine"), is a worldwide leader in the design, development, manufacture, service and supply of advanced electronic navigation and guidance systems for marine and aircraft uses. Headquartered in Charlottesville, Virginia, Sperry Marine maintains 35 facilities in 11 countries. Its products and services are delivered to commercial and military customers through a comprehensive integrated network of over 150 distributors, dealers and service representatives located in significant seaports throughout the world. The Company en-gages in no business activities other than those incidental to the ownership of Sperry Marine. The Company's principal execu-tive offices are located at c/o J.F. Lehman & Company, 2001 Jefferson Davis Highway, Suite 607, Arlington, Virginia 22202 and its telephone number is (703) 418-6095.

         THE MERGER

                    This Proxy Statement-Prospectus is being furnished in connection with the Merger Agreement. Pursuant to the Merg-er Agreement, and subject to the terms and conditions set forth therein, at the Effective Time, the Company shall merge with and into Merger Sub, with Merger Sub continuing as the surviv-ing corporation. The Merger Agreement and the March 20, 1996 amendment thereto are attached hereto as Annex A and Annex B, respectively, and are incorporated herein by reference.

         THE SPECIAL MEETING

                    This Proxy Statement-Prospectus relates to the Spe-cial Meeting of the Company's stockholders. At the Special Meeting, the holders of outstanding shares of Company Class A Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

                    Only holders of record of shares of Company Class A Common Stock at the close of business on March 14, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. The presence, either in person or by proxy, of holders of a majority of the shares of Company Class A Com-mon Stock outstanding on the Record Date is necessary to con-stitute a quorum at the Special Meeting. At the Record Date, there were outstanding and entitled to vote 880,000 shares of Company Class A Common Stock, held by 18 holders of record.
         The stockholders of Litton are not required to and will not vote on the Merger.

                    The affirmative vote of holders of at least two-thirds of the outstanding shares of Company Class A Common

         Stock is necessary to approve and adopt the Merger Agreement and the Merger. Holders of record on the Record Date of shares of Company Class A Common Stock are entitled to one vote per share with respect to approval of the Merger Agreement and the Merger.

                    As of the Record Date, according to Company records, directors and executive officers of the Company, together with their affiliates, owned an aggregate of approximately 395,000 shares of Company Class A Common Stock, representing 44.9% of the shares of such class outstanding on such date (or 38.3% on a fully diluted basis). In connection with the execution of the Merger Agreement, such stockholders entered into an agree-ment pursuant to which, among other things, such stockholders agreed (the "Voting Agreement") to vote their shares of Company Class A Common Stock in favor of the Merger Agreement. See "THE SPECIAL MEETING" and "THE VOTING AGREEMENT."

         RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

                    Based upon the reasons set forth under "THE MERGER -- Reasons for the Merger," the Company's Board of Directors (the "Company Board") unanimously determined that the Merger is fair to, and in the best interests of, the Company's stockhold-ers and recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement and the Merger. For a dis-cussion of the factors considered by the Company Board in reaching its decision, see "THE MERGER -- Reasons for the Merg-er" and "-- Recommendation of the Company's Board of Direc-tors."

         INTERESTS OF CERTAIN PERSONS IN THE MERGER

                    In considering the recommendation of the Company Board with respect to the Merger Agreement and the transactions contemplated thereby, Company stockholders should be aware that certain members of the management of the Company and the Com-pany Board have certain interests in the Merger that are in addition to their interests as Company stockholders generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

         RESALE RESTRICTIONS

                    All shares of Litton Common Stock received by stock-holders of the Company in the Merger will have been registered under the Securities Act and will be freely transferable, ex-cept that shares of Litton Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of the Company at the time of the Special Meeting and shares of Litton Common Stock held by persons who are deemed to be affiliates of Litton may be resold by them only in certain permitted circumstances. In addition, the ability of affiliates of the Company to sell or reduce their risk with respect to shares of Company Capital Stock held by them prior to the Special Meeting is also limited. See "RESALE OF LITTON COMMON STOCK."

         THE MERGER AGREEMENT

         Effective Time of the Merger

                    The Merger will become effective at such time as a certificate of merger is duly filed in accordance with the Del-aware General Corporation Law (the "DGCL") or at such later time as is specified in the certificate of merger (the "Effec-tive Time"). The required filing is expected to be made as soon as practicable after the satisfaction or waiver of all conditions to the Merger, including the approval of the Merger Agreement and the Merger by a vote of the Company's stockhold-ers at the Special Meeting. See "THE MERGER AGREEMENT -- Ef-fective Time of the Merger."

         Effect of the Merger on Company Capital Stock

                    As a result of the Merger, (i) each share of Class A Common Stock, par value $0.01 per share, of the Company (the "Company Class A Common Stock"), Class B Common Stock, par value $0.01 per share, of the Company (the "Company Class B Common Stock" and together with the Company Class A Common Stock, the "Company Common Stock"), and Class C Convertible Preferred Stock, par value $7.50 per share, of the Company (the "Company Class C Preferred Stock" and together with the Company Common Stock, the "Company Exchange Stock") outstanding imme-diately prior to the Effective Time (other than Dissenting Shares (as defined herein) and shares held in the Company's treasury) shall be converted into and exchanged for the right to receive a number of shares of Litton Common Stock determined in accordance with the Exchange Ratio (or cash in lieu of frac-tional shares otherwise deliverable in exchange therefor), plus a pro rata interest in the Property Net Proceeds, if any (as defined herein) (all such consideration deliverable in respect of Company Exchange Stock, the "Exchange Consideration") and
         (ii) each share of Class A Cumulative Preferred Stock, par value $100.00 per share, of the Company (the "Company Class A Preferred Stock" and together with the Company Exchange Stock, the "Company Capital Stock") shall be converted into and ex-changed for the right to receive in cash $100.00 plus the amount of any accrued and unpaid dividends as of the Effective Time.

                    The Exchange Ratio, the Property Net Proceeds and the total amount of Exchange Consideration to be received by holders of Company Exchange Stock are dependent upon a number of factors, some of which cannot be stated with certainty as of the date of this Proxy Statement-Prospectus. These factors and the formulas for determining the Exchange Ratio, the Property Net Proceeds and the Exchange Consideration are described below under "THE MERGER AGREEMENT -- Effect of Merger on Company Cap-ital Stock." Based on certain assumptions set forth below un-der "THE MERGER AGREEMENT -- Effect of Merger on Company Cap-ital Stock," the Company expects the Exchange Ratio to be ap-proximately 1.81, and the Property Net Proceeds are likely to be equal to approximately .16 shares of Litton Common Stock per share of Company Exchange Stock, for a total Exchange Consider-ation of approximately 1.97 shares of Litton Common Stock per share of Company Exchange Stock on a fully diluted basis. See "THE MERGER AGREEMENT -- Effect of Merger on Company Capital Stock."

                    Upon approval of the Merger by the Company's stock-holders, at or prior to the Effective Time, all currently out-standing Company Options (as defined herein), pursuant to their terms and in connection with a change of control of the Com-pany, shall vest in full. Pursuant to the Merger Agreement, 75% of the Company Options must be exercised prior to the Ef-fective Time, and the Company Board is obligated to take all necessary action to ensure that no holder of Company Options at the Effective Time will hold options to purchase more than 3,000 shares of Litton Common Stock after the Effective Time. The Company Options which shall not be so exercised shall re-main outstanding following the Effective Time and the shares subject to such options and the exercise price shall each be adjusted to reflect the Exchange Consideration. At the Effec-tive Time, such non-exercised Company Options shall be assumed by Litton, and shall be exercisable upon the same terms and conditions as under the Company Stock Option Plan (as defined herein) and the applicable option agreement issued thereunder, adjusted in accordance with the Exchange Consideration. See "THE MERGER AGREEMENT -- Effect of the Merger on Company Capi-tal Stock."

         Sale of the Property

                    The Company intends to sell a parcel of land owned by Sperry Marine and located in Albemarle County, Virginia (the "Property"). In the event the sale of the Property is not con-summated prior to the Effective Time, (i) current management of Steerage will manage such sale process for a period ending on August 1, 1997 and (ii) promptly following the consummation of such sale, Lit-ton will distribute to each former holder of Company Exchange
         Stock who has duly surrendered a Certificate (as defined here-in) for cancellation a Litton Stock Certificate (as defined herein) representing such holder's pro rata interest in the Property
         Net Proceeds. "Property Net Proceeds" means the number of shares of Litton Common Stock equal to (i) the proceeds from the sale of the Property (net of any selling expenses and taxes) to the Company or its successor divided by (ii) the Con-version Price (as defined herein); provided, however, that in no case shall the Property Net Proceeds exceed that number of shares of Litton Common Stock equal to $8,391,000 divided by the Conversion Price, rounded to the nearest whole share; and provided, further, that in the event that the shares of Litton Common Stock to be issued (or reserved for issuance) in the Merger (including pursuant to Company Options outstanding at the Effective Time and the Property Net Proceeds) would other-wise exceed 2,200,000 shares, the Property Net Proceeds shall be reduced, to the extent possible, to that number of shares of Litton Common Stock that would result in no more than 2,200,000 shares of Litton Common Stock being issued (or reserved for issuance) in connection with the Merger. See "THE MERGER
         AGREEMENT -- Sale of the Property and Property Net Proceeds."

         Fractional Shares

                    No fractional shares of Litton Common Stock will be issued and any holder of shares of Company Exchange Stock who would otherwise be entitled under the Merger Agreement to re-ceive a fractional share will be entitled to receive a cash payment in lieu thereof. The cash to which each holder of Com-pany Exchange Stock shall be entitled, if any, will be deter-mined by multiplying the fractional share interest of Litton Common Stock to which such holder of Company Exchange Stock is entitled (after taking into account all shares of Company Ex-change Stock then held by such holder) by the Average Litton Share Price (as defined herein). See "THE MERGER AGREEMENT -- Effect of the Merger on Company Capital Stock."

         Alternative Proposals

                    The Company has agreed that, prior to the Effective Time, (i) neither it nor any of its subsidiaries shall ini-tiate, solicit or encourage, directly or indirectly, any in-quiries or the making any proposal or offer with respect to a merger, acquisition or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries or engage in any negotiations concerning the foregoing; and (ii) it will notify Litton immediately if any such inquiries or pro-posals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initi-ated or continued with it. See "THE MERGER AGREEMENT -- Alter-native Proposals."

         Employee Benefit Plans

                    The Merger Agreement provides that as soon as prac-ticable after the Effective Time but in no event later than January 1, 1997, Litton will provide benefits to employees of the Company and its subsidiaries which are substantially simi-lar to the benefits provided to similarly situated employees of Litton and its subsidiaries. With respect to all employee ben-efit plans and other benefit arrangements covering employees of Litton and its subsidiaries (the "Litton Benefit Plans"), Lit-ton will grant all employees of the Company and its subsidiar-ies who become participants in such plans credit for all ser-vice with the Company and/or its subsidiaries and their respec-tive predecessors prior to the applicable Benefit Plan Transi-tion Date (as defined in the Merger Agreement) for all purposes for which such service was recognized by the Company other than for benefits accrued. See "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- Employee Benefit Plans."

         Conditions to Consummation of the Merger

                    Consummation of the Merger is subject to certain conditions, including approval by the required vote of the Com-pany's stockholders; expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"); absence of injunctions or orders prohibiting consummation of the Merger; receipt of all neces-sary consents and approvals from governmental entities; receipt of authorization for listing on the NYSE of the shares of Lit-ton Common Stock to be issued to Company stockholders in con-nection with the Merger; receipt of opinions of counsel with respect to certain taxation matters and of opinions of counsel with respect to certain other matters; perfection of dissenters rights by holders of not more than 5% of the outstanding Com-pany Capital Stock; and receipt of certain specified third-party consents and approvals. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger" and "REGULATORY APPROVALS."

         THE VOTING AGREEMENT

                    In connection with the Merger Agreement, certain stockholders of the Company (owning 44.9% of the voting power of the Company Class A Common Stock outstanding as of the Record Date) entered into the Voting Agreement with Litton pur-suant to which such stockholders agreed to vote their shares of Company Class A Common Stock (i) for approval of the Merger Agreement and (ii) against any proposals relating to an acqui-sition of control of the Company or all or any substantial part of its business by any entity other than Litton. In addition, the Voting Agreement provides that such stockholders may not, directly or indirectly, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any pro-posal which constitutes, or may reasonably be expected to lead to, any takeover proposal with respect to the Company, and may not endorse any takeover proposal with respect to the Company. See "THE SPECIAL MEETING" and "THE VOTING AGREEMENT."

         FEDERAL INCOME TAX CONSEQUENCES

                    It is expected that the Merger will be a tax-free reorganization for federal income tax purposes within the meaning of
         Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), with the following consequences: (i) to the extent that a stockholder of the Company receives shares of Litton Common Stock in exchange for shares of Company Exchange Stock in the Merger, such stockholder will not recognize any gain or loss upon such exchange;
         (ii) the aggregate tax basis of the shares of Litton Common Stock received in such exchange will be equal to the aggregate tax basis of the shares of Company Exchange Stock exchanged therefor; and (iii) provided that such shares of Company Exchange Stock are held as a capital asset at the Effective Time, the holding period of the shares of Litton Common Stock received will include the holding period of the shares of Company Exchange Stock exchanged. The obligation of each of the Company and Litton to consummate the Merger is conditioned on, among other things, receipt of an opinion of its respective special counsel, dated the date the Merger is consummated, confirming the foregoing effects. See "FEDERAL INCOME TAX CONSEQUENCES."

         ACCOUNTING TREATMENT

                    The Merger is intended to be accounted for as a pooling of interests for financial accounting purposes in ac-cordance with generally accepted accounting principles
         ("GAAP").  See "ACCOUNTING TREATMENT."

         RIGHTS OF DISSENTING STOCKHOLDERS

                    If the Merger becomes effective, holders of Company Capital Stock who deliver to the Company a written demand for the appraisal of their shares prior to the taking of a vote on the Merger Agreement at the Special Meeting and who do not vote in favor of and consent to the Merger will be entitled to as-sert the rights afforded dissenting stockholders pursuant to
         Section 262 of the DGCL. The required procedures must be fol-lowed exactly or dissenters' rights may be lost. For a summary of these rights, see "RIGHTS OF DISSENTING STOCKHOLDERS." The full text of Section 262 of the DGCL is attached to this Proxy Statement-Prospectus as Annex C and is incorporated herein by reference. The obligations of Litton and Merger Sub to consum-mate the Merger are subject to the condition that, among other things, holders of not more than 5% of the shares of Company Capital Stock outstanding on the date the Merger is approved at the Special Meeting by the Company stockholders shall have properly asserted appraisal rights under Section 262 of the DGCL. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

         REGULATORY APPROVALS

                    Under the HSR Act, the Merger may not be consummated unless certain information has been filed with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Anti-trust Division") and unless certain waiting periods have ex-pired or been terminated by the FTC and the Antitrust Division. Litton and the Company have each filed such information with the FTC and the Antitrust Division. Unless otherwise earlier terminated by the Antitrust Division or the FTC, or a request for further information is issued, the applicable waiting pe-riod will expire on March 21, 1996. Similarly, the Merger may not be consummated unless certain information has been filed by Litton with the antitrust authorities of the Federal Republic of Germany and certain waiting periods have expired or been terminated by such authorities. Litton has filed such information with such authorities. See "REGULATORY APPROVALS."

         MARKET PRICES AND DIVIDENDS


                    The shares of Litton Common Stock are listed and principally traded on the NYSE and on the PSE. The high and low sales prices of shares of Litton Common Stock on the NYSE Composite Tape for the calendar quarters indicated, as reported in published financial sources, are set forth below:


                                                High            Low
              1993
                 First Quarter................  54 3/8        42 3/4
                 Second Quarter...............  66 3/4        51 1/2
                 Third Quarter................  69 3/8        58 1/2
                 Fourth Quarter...............  71 3/8        59 1/8
              1994
                 First Quarter................  74 3/4        30
                 Second Quarter...............  34 3/4        28 7/8
                 Third Quarter................  40            33 3/4
                 Fourth Quarter...............  39 1/8        33 1/8
              1995
                 First Quarter................  38 7/8        32 1/2
                 Second Quarter...............  38 7/8        34 1/2
                 Third Quarter................  44 1/4        36
                 Fourth Quarter...............  46            38 1/2
              1996
               (through March 19, 1996).......  51 1/2        43 3/4

                   The prices listed above for periods prior to March 17, 1994 reflect historical amounts before the spin-off to Litton shareholders of 100% of Western Atlas Inc. ("WAI"), Litton's former subsidiary.

                   Litton has not paid cash dividends on shares of Lit-ton Common Stock during the past three years.

                   The following table sets forth the closing sales price of Litton Common Stock and the equivalent per share price of Company Exchange Stock giving effect to the Merger on February 2, 1996 (the last trading day prior to the public announcement of the proposed Merger) and [date] (the latest practicable trading day before the printing of this Proxy Statement-Prospectus).

                                                         Company Exchange Stock
                                           Litton        Pro Forma Equivalent
                                        Common Stock         Per Share(1)
                                        ------------     --------------------
         Market value per share:

         February 1, 1996...................     49 1/2           $ 97.515
         March __, 1996.....................

-----------------
         (1) Equivalent market value per share of Company Exchange Stock represents the closing sales prices of Litton
              Common Stock, as reported in The Wall Street Journal, on each specified date, multiplied by the number of shares of Litton Common Stock into which each share of Company Exchange Stock will be converted into in the Merger, which for purposes of this table only, is assumed to be 1.97. See "THE MERGER AGREEMENT -- Effect of the Merger on Company Capital Stock."

                   Stockholders are advised to obtain current market quotations for Litton Common Stock. No assurance can be given as to the market price of Litton Common Stock at the Effective time, or Litton Common Stock after the Effective Time.

                   There is no established public trading market for Company Common Stock and the Company did not pay cash dividends on Company Common stock during fiscal years 1994 and 1995.

                   Because the Exchange Ratio is fixed (except under certain circumstances (see "THE MERGER AGREEMENT -- Effect of Merger on Company Capital Stock")) and because the market price of Litton Common Stock is subject to fluctuation, the market value of the shares of Litton Common Stock that holders of Com-pany Exchange Stock will receive in the Merger may increase or decrease prior to and following the Merger. Company stockhold-ers are urged to obtain current market quotations for the Lit-ton Common Stock.

         SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

                   The following financial information presents, for the periods indicated, selected data for Litton and the Company on an historical basis and, assuming that combinations involving Litton and each of PRC (the acquisition of which by Litton was completed on February 16, 1996) and the Company had been effective as of January 31, 1996 (as it relates to financial position) or August 1, 1994 (as it relates to the results of operations), on a pro forma combined basis. The pro forma per share calculations include an estimated 2,200,000 shares of

         Litton Common Stock to be issued in connection with this transaction. The pro forma financial information for the fiscal year ended July 31, 1995 and the six months ended January 31, 1996 presents the historical operations of Litton (adjusted to include the operations of PRC) and the Company. The operations of PRC and the Company for the 12 months ended June 30, 1995 have been combined with Litton's operations for the fiscal year ended July 31, 1995, and the operations of PRC and the Company for the six months ended December 31, 1995 have been combined with Litton's operations for the six months ended January 31, 1996.

                   The pro forma information presented is for informa-tional purposes only and is not necessarily indicative of fu-ture combined earnings or financial position or of combined earnings or financial position that would have been reported had the combinations and other related transactions been com-pleted at the beginning of the respective periods or as of the date for which such pro forma information is presented. This data is based on, and qualified in its entirety by, the respec-tive consolidated financial statements of Litton, PRC and the Company, including the respective notes thereto, which are in-cluded in or incorporated by reference in this Proxy Statement-Prospectus and should be read in conjunction therewith. See "INFORMATION INCORPORATED BY REFERENCE" and "CONSOLIDATED FI-NANCIAL STATEMENTS OF THE COMPANY."

                            PER COMMON SHARE DATA

                           LITTON INDUSTRIES, INC.

                                  HISTORICAL


                               SIX MONTHS ENDED
                                   JANUARY 31,                    FISCAL YEAR ENDED JULY 31,
                               ----------------     -----------------------------------------------------
                                1996      1995       1995      1994(A)      1993   1992(B)   1991(B),(C)
                               ------    ------     ------     -------     ------ --------- -------------
Earnings from Continuing
  Operations before Extra-
  ordinary Item and Cumula-
  tive Effect of a Change
  in Accounting Principle:

     Primary:                    $1.45     $1.28     $2.84      $1.10       $2.10   $2.10       $0.12

     Fully Diluted:              $1.45     $1.28     $2.84      $1.10       $2.10   $2.10       $0.12

Dividends declared per
  share(D)

Book value per share:           $17.64    $14.41    $16.19     $13.07      $12.48   $7.71       $2.55

                              PRO FORMA COMBINED

                                  SIX MONTHS ENDED     FISCAL YEAR ENDED
                                  JANUARY 31, 1996       JULY 31, 1995
                                  ----------------     -----------------
Earnings from Continuing
  Operations:

     Primary:                         $ 1.50                $ 2.80

     Fully Diluted:                   $ 1.50                $ 2.80

Dividends declared per
  share(D)

Book value per share:                 $17.04                $15.70


(A) Results for fiscal year 1994 included the settlement of a civil suit which resulted in a pre-tax charge of $86.0 million ($53.8 million after tax), or a decrease of $1.18 to earnings per share. Results for fiscal year 1994 also included an extraordinary loss on early extinguishment of debt of $30.7 million after tax, or a decrease of $.67 to earnings per share.

(B) Applicable information for fiscal year 1991 has been adjusted for a two-for-one Litton Common Stock split that occurred in fiscal year 1992. Additionally, amounts related to fiscal years 1992 and 1991 have been restated to reflect the WAI businesses as discontinued operations as a result of a spin-off on March 17, 1994.

(C) In the fourth quarter of fiscal year 1991, Litton provided for the loss on sale of a division, which resulted in a charge to pre-tax earnings of $120.0 million or $100.1 million after-tax. The effect on earnings per share for the year was a decrease of $2.31.

(D) There were no cash dividends declared on Litton Common Stock during the time periods presented above.

         SELECTED CONSOLIDATED FINANCIAL DATA

                   The following tables set forth certain unaudited se-lected historical consolidated financial data for each of Lit-ton and the Company. This data is based on, and qualified in its entirety by, the respective consolidated financial state-ments of Litton and the Company, including the respective notes thereto, which are included or incorporated by reference in this Proxy Statement-Prospectus and should be read in conjunc-tion herewith. See "INFORMATION INCORPORATED BY REFERENCE" and "CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                             LITTON INDUSTRIES, INC.

                                         SIX MONTHS ENDED
                                            JANUARY 31,                          YEAR ENDED JULY 31,
                                       -------------------    ----------------------------------------------------------
                                          1996      1995        1995      1994(A)      1993      1992(B)    1991(B),(C)
                                       ---------  --------    --------  ----------    ------    ---------  -------------
                                                   (dollar amounts in millions)
Operating Results
  Sales and Service Revenues           $1,575.6   $1,483.2    $3,319.7   $3,446.1    $3,474.2    $3,710.8     $3,526.2
  Segment Operating Profit                142.1      128.8       280.5      181.4       264.1       289.9        178.9
  Earnings before Interest
    Expense and Taxes on Income           123.1      108.2       239.9      149.4       227.7       275.8        207.2
  Earnings before Extraordinary
    Item and Cumulative Effect of
    a Change in AccountingPrinciple:
     Continuing Operations             $   69.4   $   60.7    $  135.0   $   51.3    $   87.3    $   87.3     $    6.0
     Discontinued Operations                                               (173.1)       95.0        87.1         57.5
  Extraordinary Loss                                                        (30.7)
  Cumulative Effect of a Change
    in Accounting Principle:
     Continuing Operations                                                             (106.7)
     Discontinued Operations                                                            (10.4)
                                      ---------  ---------   ---------  ----------  ---------   ---------    ---------
  Net Earnings (Loss)                  $   69.4   $   60.7    $  135.0   $ (152.5)   $   65.2    $  174.4     $   63.5
                                      =========  =========   =========  ==========  =========   =========    =========
Financial Position at Period End
  Total Assets                         $2,601.3   $2,261.7    $2,559.6   $2,254.3    $2,749.1    $2,953.1     $3,207.1
  Shareholders' Investment                827.5      673.2       758.1      610.4       578.4       322.3        111.3
  Long-term Obligations                    93.3       97.8       103.6      105.6       106.5       131.2        126.6
  Convertible Subordinated
     Notes and Other Subor-
     dinated Debentures                      --         --          --         --       435.8       735.6      1,151.9
  Working Capital                         174.2       96.8       130.1       36.9       435.3       365.0        878.9
  Current Ratio                            1.13       1.09        1.10       1.03        1.36        1.25         1.70

Other Selected Financial Information
  Capital Expenditures                     31.4       42.8        98.3       80.6        73.6        81.5         90.2
  Depreciation and Amortization
    Expense                                49.6       47.0        95.4       98.4       107.4       113.0        120.1
  Research and Development
    Expenditures                           98.5       99.1       227.1      220.1       254.6       201.9        224.5
  Backlog at Period End                 5,519.5    5,848.8     5,137.8    5,466.6     6,700.4     6,570.0      6,654.4
  Number of Employees at Period End      28,200     28,000      29,100     29,000      32,300      34,700       36,900

(A) Results for fiscal year 1994 included the settlement of a civil suit which resulted in a pre-tax charge of $86.0 million ($53.8 million after tax), or a decrease of $1.18 to earnings per share. Results for fiscal year 1994 also included an extraordinary loss on early extinguishment of debt of $30.7 million after tax, or a decrease of $.67 to earnings per share.

(B) Applicable information for fiscal year 1991 has been adjusted for a two-for-one Litton Common Stock split that occurred in fiscal year 1992. Additionally, amounts related to fiscal years 1992 and 1991 have been restated to reflect the WAI businesses as discontinued operations as a result of a spin-off on March 17, 1994.

(C) In the fourth quarter of fiscal year 1991, Litton provided for the loss on sale of a division, which resulted in a charge to pre-tax earnings of $120.0 million or $100.1 million after-tax. The effect on earnings per share for the year was a decrease of $2.31.



                      SELECTED CONSOLIDATED FINANCIAL DATA

                                 STEERAGE CORP.

                                                                     Predecessor
                                                           --------------------------------
                                                Nov. 13 to   Jan. 1 to
                           FY Ended Dec. 31,    Dec. 31      Nov. 12    FY Ended Dec. 31,
                           ------------------  ----------   ---------   ------------------
                           1995         1994      1993        1993        1992        1991
                           ----         ----      ----        ----        ----        ----
                                        (dollar amounts in thousands)
Net Sales                $144,099    $129,986    $13,898    $114,577    $132,182    $150,975

Operating Income           14,862      11,979      1,298       6,855       6,871      13,114

Total Assets              119,641     119,673    109,267     108,221     111,093     100,430

Long-Term Debt and
 Mandatorily Redeemable
 Preferred Stock           53,542      59,878     65,523           0           0           0


The periods through November 12, 1993 reflect Sperry Marine as operated by its former parent. The basis on which net sales and operating income are presented for pre- and post-acquisition periods are comparable, except for amortization of goodwill of $1,680,000, $1,372,000, and $141,000 included in the determination of operating income in the 1995, 1994, and 1993 post-acquisition periods. Assets and long term debt after November 12, 1993 reflect the new basis of accounting resulting from the Company's purchase of the Sperry Marine business and debt incurred to finance the acquisition.

                                   INTRODUCTION

                   This Proxy Statement-Prospectus is being furnished to the Company's stockholders by the Company Board in connection with a Special Meeting of stockholders of the Company. At the Special Meeting, the holders of Company Class A Common Stock will consider and vote upon on a proposal to approve and adopt the Merger Agreement and the Merger. The Merger Agreement and the March 20, 1996, amendment thereto are attached hereto as Annex A and Annex B, respectively.

                   Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, at the Effective Time the Company shall merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation.

                   As a result of the Merger, (i) each share of Company Exchange Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into and exchanged for the right to receive a number of shares of Litton Common Stock determined in accordance with the Exchange Ratio and a pro rata interest in the Property Net Proceeds, and
         (ii) each share of Company Class A Preferred Stock shall be converted into and exchanged for the right to receive in cash $100.00 plus the amount of any accrued and unpaid dividends as of the Effective Time.

                   This document constitutes not only the Proxy State-ment with respect to the Special Meeting, but also the Prospec-tus with respect to the shares of Litton Common Stock to be issued pursuant to the Merger. All information contained in this Proxy Statement-Prospectus with respect to the Company has been supplied by the Company, and all information with respect to Litton has been supplied by Litton.

         THE PARTIES

         Litton

                   Litton is mainly a high technology aerospace and de-fense corporation which provides advanced electronic and de-fense systems and marine engineering and production to United States and world markets. Litton also provides electronic com-ponents and interconnect products to customers worldwide. Ap-proximately 73% of Litton's consolidated revenues for the fis-cal year ended July 31, 1995 were derived from sales to the United States government.

                   Litton's businesses are reported in three business segments: Advanced Electronics, Marine Engineering and Produc-tion, and Interconnect Products. The Advanced Electronics seg-ment is a major supplier of electronic systems and related ser-vices to the United States and international military electron-ics markets and also provides navigation systems and electronic components to a variety of commercial customers. The Marine Engineering and Production segment is a leading designer and builder of complex surface combatant ships for the United States Navy and also provides modernization, overhaul and re-pair work. The Interconnect Products segment is an interna-tional supplier of electronic connectors, multilayer circuit boards and other interconnect products, primarily for the tele-communications and computer industries.

                   Litton has completed or agreed to a number of acqui-sitions and dispositions in the last two years. In March of 1994 Litton spun-off its WAI business. Since then it has ac-quired businesses with annual revenues of approximately $1.3 billion (including the acquisition of the Company). All of these acquisitions complement existing businesses in the Ad-vanced Electronics segment, which is expected to account for an increasing percentage of Litton's future revenues.

                   Litton's principal executive offices are located at 21240 Burbank Boulevard, Woodland Hills, California 91367-6675, and its telephone number is (818) 598-5000.

                   On February 16, 1996, Litton completed the acquisi-tion of PRC, an indirect wholly-owned subsidiary of The Black & Decker Corporation, for a preliminary purchase price of $425 million in cash. PRC, with revenue of more than $700 million for the fiscal year ended December 31, 1995, is a diversified information technology company that designs, develops, inte-grates and supports computer-based information handling and processing systems and reengineers business processes for the U.S. government, commercial customers and state and local gov-ernments. Litton has filed a Prospectus Supplement dated
         March 14, 1996 to a 1991 Registration Statement (No. 33-44624) on Form S-3 to issue debentures which will be used to reduce the indebtedness incurred in connection with the acquisition under a revolving credit agreement.

                   PRC operates through four units: Information Tech-nology, Systems Integration, Information Systems and Applied Engineering. These PRC business units provide information technology-based systems, along with consulting, systems engi-neering, systems integration, technical support, operations and maintenance and other services to the United States government and other customers in the following markets: defense, elec-tronic commerce, criminal justice/public safety, environment/ weather systems, health care and education.

                   Approximately 83% of PRC's revenues for the year ended December 31, 1995 were generated from contracts with var-ious United States government agencies, of which 55% were from contracts with the United States Department of Defense. PRC's current firm unfunded backlog is approximately $1.6 billion.

         Merger Sub

                   Merger Sub is a wholly-owned subsidiary of Litton. Prior to the Effective Time, Merger Sub has not and will not engage in any business activities other than activities inci-dental to the Merger.

         The Company

                   The Company, through Sperry Marine, its wholly-owned subsidiary, is a worldwide leader in the design, development, manufacture, service and supply of advanced electronic naviga-tion and guidance systems for marine and aircraft uses. Head-quartered in Charlottesville, Virginia, Sperry Marine maintains 35 facilities in 11 countries. Its products and services are delivered to commercial and military customers through a com-prehensive integrated network of over 150 distributors, dealers and service representatives located in significant seaports throughout the world. The Company engages in no business ac-tivities other than those incidental to the ownership of Sperry Marine. The Company's principal executive offices are located at c/o J.F. Lehman & Company, 2001 Jefferson Davis Highway, Suite 607, Arlington, Virginia 22202, and its telephone number is (703) 418-6095.


                               THE SPECIAL MEETING


         DATE, TIME AND PLACE; PURPOSE


                   The Special Meeting will be held at [location] at [time] on [date]. The purpose of the Special Meeting will be to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. See "THE MERGER AGREEMENT." The Company's management knows of no matters to be brought be-fore the Special Meeting other than those referred to and de-scribed herein. If any other business should properly come before the Special Meeting, the persons named in the proxy will vote in accordance with their best judgment, unless the proxy indicates otherwise.

         VOTING RIGHTS; QUORUM

                   Only holders of record of Company Class A Common Stock at the close of business on the Record Date are entitled to vote at the Special Meeting and any adjournment or postpone-ment thereof. The presence, either in person or by proxy, of the holders of a majority of the shares of Company Class A Com-mon Stock outstanding on the Record Date shall be necessary to constitute a quorum at the Special Meeting.

                   On the Record Date, there were 880,000 shares of Com-pany Class A Common Stock outstanding held by 18 holders of record. As of the Record Date, according to Company records, directors and executive officers of the Company, together with their affiliates, owned an aggregate of approximately 395,000 shares of Company Class A Common Stock, representing 44.9% of the shares of such class outstanding on such date (or 38.3% on a fully diluted basis).

         VOTE REQUIRED TO APPROVE THE MERGER

                   The affirmative vote of holders of at least two-thirds of the outstanding shares of Company Class A Common Stock entitled to vote at the Special Meeting, either in person or by proxy, is necessary to approve and adopt the Merger Agreement and the Merger. Holders of record on the Record Date of shares of Company Class A Common Stock are entitled to one vote per share with respect to approval of the Merger Agreement and the Merger. Outstanding shares of Company Class A Common Stock for which proxies are not properly executed by the hold-ers thereof and timely returned to the Company will not be counted as voting to approve the Merger Agreement and the Merg-er.

                   SINCE THE VOTE OF COMPANY STOCKHOLDERS REQUIRED IN ORDER TO ADOPT THE MERGER AGREEMENT IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF COMPANY CLASS A COMMON STOCK, AND NOT ONLY THOSE SHARES WHICH ARE ACTUALLY VOTED, THE FAILURE BY A COMPANY STOCKHOLDER TO SUBMIT A PROXY CARD (OR TO VOTE IN PER-SON AT THE SPECIAL MEETING) WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                   IF fewer shares of Company Class A Common Stock are voted in favor of approval and adoption of the Merger Agreement and the Merger than the number required for such approval and adoption, it is expected that the Special Meeting will be ad-journed or postponed in order to allow additional time for ob-taining additional proxies or votes; provided, however, that no proxy which is voted "against" the proposal to approve and adopt the Merger Agreement and the Merger will be voted in fa-vor of any such adjournment or postponement. At any subsequent reconvening of the Special Meeting, all proxies obtained prior to such adjournment or postponement will be voted in such man-ner as such proxies would have been voted at the original con-vening of the Special Meeting (except for any proxies which previously have been effectively revoked or withdrawn), not-withstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

                   In connection with the execution of the Merger Agree-ment, certain holders of shares of Company Class A Common Stock entered into the Voting Agreement, pursuant to which, among other things, such stockholders agreed to vote their shares of Company Class A Common Stock in favor of the Merger Agreement. As of the date hereof, the number of shares subject to the Vot-ing Agreement represent 44.9% of the voting power of the shares of Company Class A Common Stock entitled to vote at the Special Meeting.

         PROXIES; REVOCATION

                   Shares of Company Class A Common Stock represented by properly executed proxy cards received by the Company at or prior to the Special Meeting will, unless revoked, be voted at the Special Meeting in accordance with the instructions there-on. SHARES OF COMPANY CLASS A COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES THAT DO NOT CONTAIN INSTRUCTIONS TO THE CONTRARY WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. Proxies are being solicited by and on behalf of the Company Board.

                   Any stockholder may revoke his or her proxy at any time before it is voted by executing a proxy card bearing a later date, by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by notifying the Company at the Special Meeting before any vote is taken or by voting in person at the Special Meeting.

                   The Company will bear the cost of soliciting proxies from its stockholders, except that Litton will bear the costs of printing and mailing this Proxy Statement-Prospectus.

SECURITY OWNERSHIP OF THE COMPANY

          The following table sets forth, as of the Record Date, certain information with respect to the beneficial owner-ship of each class of Company Capital Stock as to (i) each per-son known by the Company to own beneficially more than 5% of the outstanding shares of each class, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and officers of the Company as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power with respect to such shares.

                                                                       Percent of             Percent of
                                                                     Company Class A        Litton Common
                                          Amount and Nature of        Common Stock         Stock After the
Name of Beneficial Owner                 Beneficial Ownership(1)   Before the Merger(2)       Merger(3)
------------------------                 -----------------------   --------------------    ---------------
J.F. Lehman Steerage Partners L.P.(4)         455,000.00(11)              51.70%                 **
Massachusetts Mutual Life
  Insurance Co.(5)                            200,000.00(12)              22.73%                 **
MassMutual Corporate Investors(5)              70,588.23(13)               8.02%                 **
Sembawang Automation Pte Ltd.(6)              200,000.00                  22.73%                 **
Paribas Principal, Inc. (7)                   100,000.00(14)              11.36%                 **
John F. Lehman, Jr.*(8)                        43,333.33(15)               4.92%                 **
Donald Glickman*(8)                            73,333.33(16)               8.33%                 **
George A. Sawyer*(8)                           43,333.33(17)               4.92%                 **
P.X. Kelley*(9)                                      --                     N/A                  **
Paul D. Miller*(8)                              3,500.00(18)                **                   **
Joseph A. Stroud*(8)                           17,200.00(19)               1.95%                 **
C.L. Lai*(10)                                        --(20)                 N/A                  **
John V. DeMaso(8)                              15,700.00(21)               1.78%                 **
Ben Bingham(8)                                  3,400.00(22)                **                   **
All Directors and Executive Officers
  as a Group (11 persons)                     509,700.00(23)              55.72%                  2.24%


* Denotes director of the Company.

** Represents less than 1%.

 (1) Unless otherwise noted, the Company believes that the beneficial owners listed have sole voting and dispositive power over the shares listed.

 (2) Percentage based upon 880,000 outstanding shares of Company Class A Common stock plus (A) for those persons who hold options for Company Class A Common Stock which are either currently exercisable or exercisable within 60 days of the date of this Proxy Statement-Prospectus and (B) for those persons who hold securities convertible into shares of Company Class A Common Stock, the number of shares of Company Class A Common Stock issuable upon exercise of such options or conversion of such securities, which shares are deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

 (3) Based on the number of shares of Litton Common Stock outstanding on January 31, 1996, plus an estimated 2,200,000 shares to be issued in connection with the Merger.

 (4) The address of J.F. Lehman Steerage Partners L.P. is c/o J.F. Lehman & Company, 2001 Jefferson Davis Highway, Suite 607, Arlington, Virginia 22202.

 (5) The address of Massachusetts Mutual Life Insurance Co. and MassMutual Corporate Investors is 1295 State Street, Springfield, Massachusetts 01111.

 (6) Sembawang Automation Pte Ltd. has changed its name to Sembawang Systems Pte Ltd. The address of Sembawang Systems Pte Ltd. is 60 Admiralty Road West, #02-00, Sembawang Building, Singapore 759947.

 (7) The address of Paribas Principal, Inc. is The Equitable Tower, 787 Seventh Avenue, New York, New York 10019.

 (8) The address of each of Messrs. Lehman, Glickman, Sawyer, Miller, Stroud, DeMaso and Bingham is c/o J.F. Lehman & Company, 2001 Jefferson Davis Highway, Suite 607, Arlington, Virginia 22202.

 (9) The address of General Kelley is c/o Galway Partners, 700 Thirteenth Street, N.W., Suite 400, Washington, DC 20005.

(10) The address of Mr. Lai is c/o Sembawang Industrial Pte Ltd., 391A Orchard Road, #16-00 Ngee An City, Tower A, Singapore 0923.

(11)  Includes (A) 235,000 shares of Company Class A Common Stock owned by
      J.F. Lehman Steerage Partners L.P., and (B) 160,000 shares of Company Class A Common Stock beneficially owned by Messrs. Lehman, Glickman and Sawyer, who are the general partners of J.F. Lehman Steerage Partners L.P. and 60,000 shares of Company Class A Common Stock owned by transferees of Messrs. Lehman and Sawyer, all of whom have agreed, pursuant to the Steerage Corp. Stockholders Agreement, amended and restated as of September 30, 1995 (the "Stockholders Agreement"), to vote all shares of Company Class A Common Stock owned by such person in the same way as J.F. Lehman Steerage Partners L.P. votes the shares of Company Class A Common Stock owned by it.

(12) Includes 70,588.23 shares of Company Class A Common Stock beneficially owned by MassMutual Corporate Investors, a publicly traded Massachusetts business trust, and 17,647.06 shares of Company Class A Common Stock beneficially owned by MassMutual Participation Investors, a publicly traded Massachusetts business trust, each of which has retained Massachusetts Mutual Life Insurance Co. as investment advisor.

(13) Does not include 111,764.71 shares of Company Class A Common Stock beneficially owned by Massachusetts Mutual Life Insurance Co.

(14) Includes 75,000 shares of Company Class A Common Stock issuable to Paribas Principal, Inc. upon conversion of Paribas Principal, Inc.'s Company Class B Common Stock into Company Class A Common stock, and 25,000 shares of Company Class A Common Stock issuable to Banque Paribas upon conversion of Banques Paribas' shares of Company Class B Common Stock into Company Class A Common Stock. Paribas Principal, Inc. is a member of a group of entities controlled by Banque Paribas.

(15) Does not include 30,000 shares of Company Class A Common Stock held in trust for Mr. Lehman's children and 235,000 shares of Company Class A Common Stock owned by J.F. Lehman Steerage Partners L.P., of which Mr. Lehman is a general partner. Mr. Lehman disclaims beneficial ownership of the shares held in trust for his children and those owned by J.F. Lehman Steerage Partners L.P.

(16) Does not include 235,000 shares of Company Class A Common Stock owned by J.F. Lehman Steerage Partners L.P., of which Mr. Glickman is a general partner. Mr. Glickman disclaims beneficial ownership of the shares owned by J.F. Lehman Steerage Partners L.P.

(17) Does not include 30,000 shares of Company Class A Common Stock beneficially owned by Mr. Sawyer's adult children or 235,000 shares of Company Class A Common Stock owned by J.F. Lehman Steerage Partners L.P., of which Mr. Sawyer is a general partner. Mr. Sawyer disclaims beneficial ownership of the shares owned by his adult children and those owned by J.F. Lehman Steerage Partners L.P.

(18) Includes 3,500 shares of Company Class A Common Stock issuable to Mr. Miller upon exercise of Company Options; does not include 14,000 shares of Company Class A Common Stock issuable upon exercise of Company Options which are not currently exercisable. However, such Company Options will vest upon approval of the Merger by the Company's stockholders at the Special Meeting and, therefore, they are included in the calculation of Percent of Litton Common Stock After the Merger.

(19) Includes 12,000 shares of Company Class A Common Stock issuable to Mr. Stroud upon conversion of his Company Class C Preferred Stock into Company Class A Common Stock and 5,200 shares of

      Company Class A Common Stock issuable to Mr. Stroud upon exercise of Company Options; does not include 7,800 shares of Company Class A Common Stock issuable upon exercise of Company Options which are not currently exercisable. However, such Company Options will vest upon approval of the Merger by the Company's stockholders at the Special Meeting and, therefore, they are included in the calculation of Percent of Litton Common Stock After the Merger.

(20) Mr. Lai is the Deputy Chairman, President of Transportation and Logistics Group, President of Property and Building Materials Group and President of Sembawang Industrial Pte Ltd., which owns 100% of Sembawang Systems Pte Ltd. (formerly known as Sembawang Automation Pte Ltd.).

(21) Includes 6,200 shares of Company Class A Common Stock issuable to Mr. DeMaso upon exercise of Company Options currently exercisable; does not include 9,300 shares of Company Class A Common Stock issuable upon exercise of Company Options which are not currently exercisable. However, such Company Options will vest upon approval of the Merger by the Company's stockholders at the Special Meeting and, therefore, they are included in the calculation of Percent of Litton Common Stock After the Merger.

(22) Includes 3,400 shares of Company Class A Common Stock issuable to Mr. Bingham upon exercise of Company Options currently exercisable; does not include 5,100 shares of Company Class A Common Stock issuable upon exercise of Company Options which are not currently exercisable. However, such Company Options will vest upon approval of the Merger by the Company's stockholders at the Special Meeting and, therefore, they are included in the calculation of Percent of Litton Common Stock After the Merger.

(23) Includes 12,000 shares of Class A Common Stock issuable upon conversion of Company Class C Preferred Stock and 22,700 shares of Company Class A Common Stock issuable upon exercise of Company Options; does not include 42,800 shares of Company Class A Common Stock issuable upon exercise of Company Options which are not currently exercisable. However, such Company Options will vest upon approval of the Merger by the Company's stockholders at the Special Meeting and, therefore, they are included in the calculation of Percent of Litton Common Stock After the Merger. Also includes (A) 235,000 shares of Company Class A Common Stock owned by J.F. Lehman Steerage Partners L.P., of which Messrs. Lehman, Glickman and Sawyer are general partners, and (B) 60,000 shares of Company Class A Common Stock owned by transferees of Messrs. Lehman and Sawyer, who have agreed, pursuant to the Stockholders Agreement, to vote all shares of Company Class A Common Stock owned by such person in the same way as J.F. Lehman Steerage Partners L.P. votes the shares of Company Class A Common Stock owned by it.

                                    THE MERGER

                    The following information with respect to the Merg-er, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement and the March 20, 1996, amendment thereto are attached to this Proxy Statement-Prospectus as Annex A and Annex B, respectively, and are incorporated herein by reference.

         BACKGROUND OF THE MERGER

                    During the late summer and early fall of 1995, the Company began informal discussions regarding strategic alternatives for the Company with Lehman Brothers Inc., financial advisor to the Company ("Lehman Brothers"), and with Lion Holdings Corporation ("LHC"). LHC is controlled by John F. Lehman, Chairman of the
         Board of the Company, Donald Glickman, Treasurer and Assistant Secretary of the Company, and George Sawyer, Chief Executive Officer and President of the Company, all three of whom are significant stockholders of the Company. After considering the alternatives open to the Company, the Company Board determined to investigate whether any party would be interested in acquiring the Company on terms that would be attractive to the Company's stockholders. The Company entered into a formal agreement with Lehman Brothers on September 27, 1995, pursuant to which Lehman Brothers began working on a confidential descriptive memorandum regarding the Company and began contacting about 20 potential acquirors.

                    During the first part of October 1995, Litton was informed by representatives of the Company that the Company might soon be available for acquisition. In light of Litton's growth strategy, which has included selective acquisitions of businesses which compliment or extend Litton's existing opera-tions, Litton expressed interest in meeting with representa-tives of the Company's management.

                    On October 10, 1995, members of Litton's senior management met with representatives of the Company in New York to discuss the impending sale of the Company. The Company's representatives disclosed their retention of Lehman Brothers to manage the selling process and provided a general description of Sperry Marine and its prospects.

                    During the period of mid-October 1995 through early-November 1995, Lehman Brothers sent copies of the Sperry Marine Inc. Descriptive Memorandum dated October 1995 to 12 entities which had executed confidentiality agreements with the Company. On October 17, 1995, Litton executed a confidentiality agree-ment with Lehman Brothers and began receiving confidential data and participating in discussions with Company and Sperry Marine management which focused in greater detail and specificity on the condition of Sperry Marine's business and future prospects. Lehman Brothers received three initial letters of indication of interest in acquiring Sperry Marine in mid-November 1995, in-cluding Litton's November 10, 1995 indication of interest. The three companies indicating interest in acquiring Sperry Marine were invited by Lehman Brothers to continue to participate in the selling process and to conduct a diligence review of the Company's and Sperry Marine's businesses. Throughout December 1995, managers of the three potential bidders, including those from Litton, visited Sperry Marine's headquarters and other locations and conducted detailed meetings with senior manage-ment of the Company and Sperry Marine.

                    On January 15, 1996, copies of a proposed merger agreement were sent to Litton and another potential bidder. Litton submitted its final bid on January 26, 1996, and shortly thereafter was notified that it had been selected by the Com-pany for exclusive negotiations. Negotiations between the par-ties and their legal and financial advisors and LHC with respect to the terms of the proposed transaction took place from January 26, 1996 through February 1, 1996.

                    On February 2, 1996, the Company Board met to con-sider the proposed Merger. Members of the Company's senior management present at the meeting were asked to review the rea-sons for and benefits of the proposed transaction from a busi-ness and financial point of view. Counsel for the Company then reviewed the terms of the Merger Agreement and state and fed-eral securities laws implications of the Merger. After discus-sion and consideration of the factors discussed under " -- Rea-sons for the Merger," the members of the Company Board deter-mined that the Merger was in the best interests of the Company and its stockholders and was fair to the Company stockholders from a financial point of view. The Company did not seek a fairness opinion from Lehman Brothers or LHC. At the conclusion of the meeting, the Company Board unanimously approved the Merger and authorized the execution of the Merger Agreement. Later that day, following further negotiations between the parties with respect to the final terms of the proposed transaction, the parties executed the Merger Agreement, subject to subsequent approval by the Board of Directors of Litton (the "Litton Board") and by the Company's Stockholders.

                    At a meeting of the Litton Board on February 8, 1996, members of Litton's senior management reviewed the rea-sons for and benefits of the proposed transaction from a busi-ness and financial point of view and reviewed the terms of the Merger Agreement. After discussion and consideration of the factors discussed under "-- Reasons for the Merger," the Litton Board unanimously approved the Merger Agreement and ratified its execution, subject to the limitation that no more than 2,200,000 shares of Litton Common Stock be issued in connection with the Merger.

                    The Merger Agreement made consummation of the Merger subject to, and gave each party certain termination rights in connection with, the results of due diligence investigations of each party by the other conducted during a brief post-signing period, which period has expired.

                    The parties to the Merger Agreement entered into an amendment of the Merger Agreement, dated as of March 20, 1996, which
         (i) clarified the mechanism for determining the Exchange Ratio, (ii) revised slightly the treatment of Company Options, and (iii) provided for the sale of the Property after the Ef- fective Time and the receipt by former holders of Company Ex- change Stock of shares of Litton Common Stock in consideration therefor. Unless otherwise indicated, all descriptions of and references to the Merger Agreement contained in this Proxy Statement-Prospectus are descriptions of and references to the Merger Agreement as amended.

         REASONS FOR THE MERGER

         Litton

                    The Litton Board believes the acquisition of Sperry Marine is in the best interests of Litton and its stockholders. In reaching its determination, the Litton Board considered a number of factors, including the expectation, based upon con-sultation with Litton management, that the acquisition of Sperry Marine will:

                       - bring valuable new capabilities to
                         Litton's existing marine businesses
                         and will permit Litton to expand fur-
                         ther into the growing market for
                         "commercial off-the-shelf" equipment
                         used for military applications by the
                         United States government;

                       - provide Litton with access to Sperry
                         Marine's worldwide marketing and cus-
                         tomer service organizations and
                         Sperry Marine's existing product
                         platforms will allow introduction of
                         Litton technologies into new markets;

                       - solidify Litton's presence and en-
                         hance its competitiveness in military
                         and commercial marine navigation;

                       - re-establish Litton as a leading pro-
                         vider of maritime inertial navigation
                         systems;

                       - provide a broader market base for
                         existing Litton navigation technol-
                         ogy;

                       - increase Litton's access to attrac-
                         tive military and commercial growth
                         markets, such as military-retrofits
                         of navigation equipment on surface
                         combatant ships and submarines, and
                         commercial ship orders;

                       - establish Litton as a leading pro-
                         vider of commercial ship navigation
                         equipment and complement the activi-
                         ties of existing Litton businesses;

                       - provide an established worldwide mar-
                         keting and product support organiza-
                         tion for marine navigation to improve
                         market penetration of existing Litton
                         products; and

                       - expand Litton's system integration
                         capability to the marine electronics
                         market.

         The Company

                   The Company Board believes that the terms of the Merger Agreement and the Merger are fair to and in the best interest of the Company and its stockholders. Accordingly, the Company Board has unanimously approved the Merger Agreement and the Merger and recommended approval thereof by the stockholders of the Company. In reaching its determination, the Company
         Board consulted with Company management, with Lehman Brothers, its financial advisor, and with LHC. The Company Board considered a number of factors, including, without limitation, the following:

              1. Complementary Business Positions. The Company's strong international business position provides it with a stra-tegic opportunity to continue building its business while pro-viding Litton with an opportunity to expand its existing busi-ness along with broader market reach. The Company Board be-lieves that consummation of the Merger will provide the Company with the opportunity for the Company to achieve long-term stra-tegic and financial benefits.

              2. Economies of Scale. The combination of the Company and Litton should enable the Company to achieve economies of scale in the development of new navigational instruments and to create leverage between its military and commercial applica-tions. The Company should be able to reduce its military prices to meet commercial price requirements in certain areas and to combine appropriate units with the intent of breaking into the low-end military heading and attitude market. The combined companies should be able to expand co-production and strategic partnerships in many critical regions, including Eu-rope and Asia.

              3. Broader Sources of Income. The Company Board be-lieves that the Merger will strengthen the Company's market position in commercial and military marine navigation systems. The combined company's development and manufacturing efforts in these technologies are expected to generate a variety of prod-ucts which can be distributed through the combined companies' extensive market coverage. The Company Board believes the Merger will better position the Company to deal with uncer-tainties which face the industry.

              4. Terms of the Merger Agreement. The terms and condi-tions of the Merger Agreement, including (i) the condition that the Merger will be a tax-free reorganization for federal income tax purposes to the Company's stockholders, (ii) the conversion of the Company's stockholders' shares of Company Exchange Stock for Litton Common Stock and (iii) the redemption of the Company Class A Preferred Stock, provide the Company's stockholders with liquidity in their investment at a fair value, and such liquidity does not cause a taxable event for holders of Company Exchange Stock.

              5. Value and Liquidity of Litton Common Stock. Litton Common Stock is traded on the NYSE and the PSE, and, on Febru-ary 1, 1996, immediately prior to the meeting of the Company
         Board to approve the Merger, the Litton Common Stock was trad-ing at a price per share of $49.50. The Company Board also considered that the Merger Agreement provides for an adjustment to the Exchange Ratio in the event the Average Litton Share
         Price rises above $53.35 or falls below $43.65, and that the Merger Agreement may be terminated by either the Company or Litton in the event the Average Litton Share Price is below $41.25.

         RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

                   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOP-TION OF THE MERGER AGREEMENT AND THE MERGER.

                   The decision of the Company Board to approve and rec-ommend the Merger Agreement and the Merger was based on a num-ber of factors, including the Company Board's knowledge of the business, operations, properties, assets and earnings of the Company and its assessment of the Company's prospects; the op-portunity for the Company to achieve long-term strategic and financial benefits by consummating the Merger; the terms and conditions of the Merger Agreement, including the condition that the Merger will be a tax-free reorganization for federal income tax purposes to the Company's stockholders; the oppor-tunity for the holders of the Company Class A Preferred Stock to receive in cash $100.00 plus the amount of any accrued and unpaid dividends as of the Effective Time; the market prices at which the shares of Litton Common Stock have traded during the past year; that Litton Common Stock is traded on the NYSE and PSE and, thus, is a liquid investment, whereas Company Exchange Stock is held by a small number of investors with no trading activity; and that the holders of the Company Exchange Stock would receive a significant premium over the book value of the Company Exchange Stock as of February 1, 1996. The Company Board did not attach a relative weight to the factors it con-sidered in reaching its decision but, considering all factors herein discussed, determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company's stockholders.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER

                   In considering the recommendation of the Company Board with respect to the Merger Agreement and the transactions contemplated thereby, holders of the Company's Class A Common Stock should be aware that certain members of the management of the Company and the Company Board have certain interests in the Merger that are in addition to their interests as stockholders of the Company.

         Stock Options

                   By virtue of the approval of the Merger by the Com-pany's stockholders, all options (individually, a "Company Op-tion" and collectively, the "Company Options") currently out-standing under the Steerage Corp. 1994 Stock Option Plan (the "Company Stock Option Plan"), pursuant to their terms and in connection with a change of control of the Company, shall vest in full. Pursuant to the Merger Agreement, 75% of the outstanding Company Options must be exercised prior to the Effective Time, and the Company Board is obligated to take all necessary action to ensure that no holder of Company Options at the Effective Time will hold options to purchase more than 3,000 shares of Litton Common Stock after the Effective Time. Company Options which are not so exercised shall remain outstanding following the Effective Time and the shares subject to such options and the exercise price shall each be adjusted to reflect the Exchange Consideration. As of March 20, 1996, there were Company Options outstanding to purchase an aggregate of 73,960 shares of Company Class A Common Stock at an exercise price of $17.50 and 17,500 shares of Company Class A Common Stock at an exercise price of $30.00.

         Management Agreement; Advisory Fee

                   The Company and Sperry Marine are parties to a Man-agement Services Agreement (the "Management Agreement") dated as of November 15, 1993, and as modified November 15, 1995, with LHC, a corporation controlled by Messrs. Lehman, Glickman and Sawyer pursuant to which LHC is paid an annual management fee of $900,000. Sperry Marine will pay LHC the balance of the management fee for 1996 in accordance with the terms of the Management Agreement. Upon consummation of the Merger, an ad-visory fee of $750,000 will also be paid by Sperry Marine to LHC with respect to services provided in connection with the Merger and the transactions related thereto.

         PAYMENTS UPON TERMINATION OF EMPLOYMENT

                   Each of N.E. (Pete) Bickers, Ben Bingham, John V. DeMaso, Paul D. Miller, Hans Rasmussen and Joseph A. Stroud are parties to employment agreements with Sperry Marine or one of its subsidiaries (each referred to herein as the "Employer"), pursuant to which each such individual is entitled to payments upon termination if the employment relationship is terminated without cause by the Employer or if the employee exercises his right to terminate his employment within one year following a change of control.

         Upon such a termination by the employee, such employee is entitled, for the greater of (i) the remainder of the Period of Employment
         (as defined in each such employment agreement), or (ii) 12 months beginning at the effective date of termination, to: (A) the employee's annual base salary at the time of termination payable in equal monthly installments for the applicable period, and (B) continued coverage under any employee benefit plans and programs under which he would have been covered, and continued receipt of any other benefits (including bonus) to which the employee would have been entitled, if his employment under the employment agreement had not been terminated. For purposes of such employment agreements, a "change in control" includes, among other things, any event which vests the ownership of a majority of the voting stock of the Employer (or of the parent at any tier) in any person other than the individuals and entities who were stockholders of the Employer (or its parent) on the effective date of the applicable employment agreement, including the Merger.

         Indemnity and Insurance

                   Pursuant to the Merger Agreement, from and after the Effective Time, Litton has agreed to indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, each person who was at February 2, 1996, or who had been at any time prior to such date, an officer, director, employee, trustee or agent of the Company (or any subsidiary or division thereof), including, without limitation, each person control-ling any of the foregoing persons (individually, an "Indemni-fied Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or ex-penses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (an "Action") arising out of or pertaining to acts or omissions by them in their ca-pacities as such, whether commenced, asserted or claimed before or after the Effective Time; provided that (i) Litton shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Litton, in advance of the final disposition of any such Ac-tion to the full extent permitted by applicable law, if Litton has received an undertaking from the Indemnified Party to promptly return any amounts paid by Litton or its subsidiaries in the event that it shall ultimately have been determined by a court of competent jurisdiction not subject to further appeal that the Indemnified Party is not entitled to be indemnified under applicable law, and (ii) Litton and the Company will co-operate in the defense of any such matter except that Litton shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably with-held) and Litton shall not be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Par-ties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the out-come of such action.

                   In addition, Litton has agreed to use its best ef-forts to cause to be maintained in effect for not less than three years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary li-ability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided that
         (i) Litton may substitute therefor policies of substantially the same coverage containing terms reasonably available and
         (ii) Litton shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.


                          RESALE OF LITTON COMMON STOCK

                   All shares of Litton Common Stock received by the Company's stockholders in the Merger will be registered under the Securities Act and will be freely transferable, except that shares of Litton Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of the Company, as of the time the Merger Agreement was executed or as of the Effective Time, may be re-sold by them only in transactions permitted by the resale pro-visions of Rule 145 promulgated under the Securities Act (or Rule 144 under the Securities Act, in the case of such persons who become affiliates of Litton) or as otherwise permitted un-der the Securities Act. Persons who may be deemed to be af-filiates of the Company or Litton generally include individuals or entities that control, are controlled by, or are under com-mon control with, such party, and may include certain officers and directors as well as principal stockholders of such party. The Merger Agreement requires the Company to cause each person it reasonably believes to be an affiliate to execute a written agreement (each, a "Company Affiliate Letter") to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Litton Common Stock issued to such person pursuant to the Merger except (i) in compliance with the applicable provisions of Rule 145 under the Securities Act, (ii) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (iii) in an offering registered under the Securities Act.

                   In order to ensure that the Merger will qualify for pooling of interests treatment, pursuant to the Merger Agree-ment the Company Affiliate Letters also contain an agreement to the effect that the person executing such Company Affiliate Letter will not sell, pledge, transfer or otherwise dispose of or reduce their risk with respect to shares of Litton Common Stock issued to such person pursuant to the Merger or shares of Company Capital Stock then owned by such person until after such time as financial results covering at least 30 days of post-Merger combined operations of Litton and the Company have been published by Litton. Because of the requirements for pooling of interests treatment, Litton is required, pursuant to the Merger Agreement, to cause each of its affiliates to ex-ecute a written agreement to the effect that such person will not sell or in any way reduce their risk relative to any shares of Litton Common Stock owned by such person until after such time as financial results covering at least 30 days of post-Merger combined operations of Litton and the Company have been published by Litton. See "ACCOUNTING TREATMENT."


                               THE MERGER AGREEMENT

                   Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Company shall be merged with and into Merger Sub in accordance with the laws of the State of Delaware, whereupon the separate corporate exist-ence of Company shall cease, and Merger Sub shall be the sur-viving corporation of the Merger.

         EFFECTIVE TIME OF THE MERGER

                   The Effective Time of the Merger will occur at such time as a certificate of merger is duly filed in accordance with the DGCL or at such later time as is specified in the cer-tificate of merger. The required filing is expected to be made as soon as practicable after the satisfaction or waiver of all conditions to the Merger, including the approval of the Merger Agreement by the Company's stockholders at the Special Meeting. See "-- Conditions to Consummation of the Merger."

                   From and after the Effective Time, the surviving cor-poration of the Merger (Merger Sub) possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of Merger Sub and Company, all as provided under applicable law.

         EFFECT OF MERGER ON COMPANY CAPITAL STOCK

         Conversion of Company Capital Stock

                   At the Effective Time, as a result of the Merger and without any action on the part of the holder thereof, (i) each share of Company Exchange Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held in the Company's treasury) shall be converted into and exchanged for the right to receive the Exchange Consideration, which consists of a number of shares of Litton Common Stock determined in accordance with the Exchange Ratio (or cash in lieu of fractional shares of Litton Common Stock otherwise de-liverable in respect thereof), plus a pro rata interest in the Property Net Proceeds, and (ii) each share of Company Class A Preferred Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into and exchanged for the right to receive in cash $100.00 plus the amount of any accrued and unpaid dividends as of the date of the Closing (the "Class A Preferred Merger Consideration").

                   At the Effective Time, all shares of Company Capital Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Company Capital Stock shall thereafter cease to have any rights with respect to such shares of Company Capital Stock except for the right to receive the Exchange Consideration or the Class A Preferred Consideration, as applicable, upon surrender of a certificate representing such shares of Company Capital Stock (each, a "Certificate") in accordance with the Merger Agree-ment.

                   Each share of Company Capital Stock held by the Com-pany as treasury stock immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

         Exchange Ratio

                   The exchange ratio (the "Exchange Ratio") shall be the number (rounded to the nearest ten-thousandth) obtained by
         (i) dividing the Common Stock Merger Consideration (as defined herein) by $48.50 (as adjusted pursuant to the proviso below, the "Conversion Price") and (ii) dividing the resulting quo-tient by the number of shares of Company Common Stock outstand-ing immediately prior to the Effective Time, assuming the con-version or exercise of all securities convertible into or exer-cisable for Company Common Stock; provided, however, that (A) if the average closing sale price of a share of Litton Common Stock on the NYSE for the 10 consecutive trading days ending on the third business day before the Effective Time (the "Average Litton Share Price") is less than $43.65, the foregoing calcu-lation shall be adjusted by substituting an amount equal to the Average Litton Share Price divided by .9 for $48.50, and (B) if the Average Litton Share Price is greater than $53.35, then the foregoing calculation shall be adjusted by substituting an amount equal to the Average Litton Share Price divided by 1.1 for $48.50.

                   For purposes of the foregoing calculation, the Merger Agreement defines "Common Stock Merger Consideration" to mean $157.5 million plus the amount set forth in clause (A) below and less the amount set forth in clause (B) below:

              (A) (1) $1,819,300, the aggregate net cash proceeds which would be received by the Company in connection with exercise of Company Options if all such Company Op-tions were exercised prior to the Closing Date, (2) the total of the products of (x) the applicable Per Day Net Profits (as defined below) times (y) the num-ber of calendar days, if any, in the applicable month, falling in the period from and including April 22, 1996 through and including the date immediately preceding the Closing Date, and (3) in the event the sale of the Property as contemplated by Section 5.02(c) occurs prior to the Closing, the net pro-ceeds, after taxes and selling expenses, from such sale. "Per Day Net Profits" means, with respect to any day in April 1996, $14,228; with respect to any day in May 1996, $13,690; with respect to any day in June 1996, $17,561.

              (B) (1) $52,487,500, or, if greater, the actual amount of the Company's long-term debt (including the current portion thereof and prepayment penalties and similar fees) as of the Closing Date, (2) $8,365,654, representing the aggregate amount of the Class A Preferred Merger Consideration, and (3) $2.6 million, representing the Company's legal and transaction fees and expenses in connection herewith.

         By way of example only, assuming that (i) the Property is not sold prior to Closing, the (ii) Closing occurs on or before April 21, 1996, (iii) the amount of long-term debt does not exceed $52,487,500 on the Closing Date, and (iv) the Conversion Price is $48.50, the Common Stock Merger Consideration would be $95,866,146 and the Common Stock Exchange Ratio would be 1.81, assuming $48.50 to be the applicable Average Litton Share Price.

                   In the event that prior to the Effective Time, the outstanding shares of Litton Common Stock or Company Capital Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately ad-justed.

         Treatment of Company Options

                   All Company Options currently outstanding, pursuant to their terms and in connection with a change of control of the Company, shall vest in full at or prior to the Effective Time. Pursuant to the Merger Agreement, 75% of the Company Options must be exercised prior to the Effective Time, and the Company Board is obligated to take all necessary action to en- sure that no holder of Company Options at the Effective Time will hold options to purchase more than 3,000 shares of Litton Common Stock after the Effective Time. Company Options which have not been exercised prior to the Effective Time will be assumed by Litton and thereafter will entitle the holder to receive upon exercise of each such option a number of units ("Units") equal to the number of shares of Company Common Stock subject to such option, each Unit consisting of the number of shares of Litton Common Stock into which a share of Company Common Stock would be converted in the Merger pursuant to the Exchange Consideration, at an exercise price per Unit equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time.

         Dissenting Shares

                   Any shares of Company Capital Stock held by a stock-holder who objects to the Merger and who complies with all of the provisions of applicable law concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of Company Capital Stock ("Dissenting Shares") shall not be converted into the right to receive the Exchange Consideration or the Class A Preferred Merger Consid-eration, as applicable, but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to applicable law. See "RIGHTS OF DISSENTING STOCKHOLDERS."

         Conversion of Company Capital Stock

                   After the Closing, the holders of Company Exchange Stock who shall not have exercised their dissenters' rights, shall surrender their Certificates representing shares of Com-pany Exchange Stock, together with the appropriate stock pow-ers, to Litton. Upon such surrender, the holder of the Cer-tificate shall be entitled to receive in exchange therefor a certificate (a "Litton Stock Certificate") representing that number of whole shares of Litton Common Stock which such holder has the right to receive in respect of the shares of Company Exchange Stock formerly represented by such Certificate (after taking into account all shares of Company Exchange Stock then held by such holder).

                   COMPANY CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO LITTON UNLESS AND UNTIL THE STOCKHOLDER RECEIVES A LETTER OF INSTRUCTION OR TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

                   Subject to the effect of applicable laws, following surrender of any Certificate, there shall be paid to holders of Litton Stock Certificates representing whole shares of Litton Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Litton Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropri-ate payment date, the amount of dividends or other distribu-tions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Litton Common Stock, less the amount of any withholding taxes which may be required thereon. No interest will be paid or accrued on the unpaid dividends and distributions, if any, payable to holders of shares of Company Exchange Stock.

                   No fractional shares of Litton Common Stock will be issued in the Merger. In lieu thereof, each holder of Company Exchange Stock who otherwise would have been entitled to a fractional share of Litton Common Stock will receive cash in an amount equal to the fraction of a share of Litton Common Stock to which he would have been entitled multiplied by Average Lit-ton Share Price. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of shares of Company Exchange Stock.

                   On the date on which the Effective Time occurs, Lit-ton shall irrevocably deposit funds necessary to pay the Class

         A Preferred Merger Consideration upon surrender of Certificates therefor (to the extent not paid to such holders at the Effec-tive Time).

                   At or after the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Litton, they shall be canceled and exchanged for certificates representing shares of Litton Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to the Merger Agreement in accordance with the procedures set forth in the Merger Agreement.

                   For a description of the differences between the rights of the holders of Litton Common Stock and Company Capi-tal Stock, see "COMPARISON OF THE RIGHTS OF HOLDERS OF LITTON COMMON STOCK AND COMPANY COMMON STOCK."

                   If a Certificate has been lost, stolen or destroyed, Litton will issue the consideration properly payable in accor-dance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such Certificate by the claim-ant, and appropriate and customary indemnification.

         Maximum Number of Shares Issuable

                   Under the Merger Agreement, Litton will not be obli-gated under any circumstances to issue or reserve for issuance in excess of 2,200,000 shares of Litton Common Stock in connec-tion with the Merger (including in connection with the Prop-erty Net Proceeds and shares to be issued upon exercise of Com-pany Options outstanding as of the Effective Time).

         SALE OF THE PROPERTY AND PROPERTY NET PROCEEDS

                   The Company intends to sell the Property, which is owned by Sperry Marine and located in Albemarle County, Vir-ginia. In the event that the sale of the Property is not con-summated prior to the Effective Time, current management of Steerage will manage such sale process for a period ending on August 1, 1997 and shall use reasonable efforts to consummate such sale as promptly as practicable. Litton and Merger Sub will provide reasonable assistance with respect to such sale; however, with respect to such sale; however, any expenses incurred by Litton or the surviving corporation in the Merger in connection with the sale of the Property (which expenses, after the Effective Time and other than any broker's commission, may not exceed $100,000) will be deducted from the Property Net Proceeds.

                   In the event that the Property is not sold prior to the Effective Time, upon consummation of the sale of the Property, Litton will distribute to each former holder of Company Exchange Stock who has duly surrendered a Certificate for cancellation (i) a Litton Stock Certificate representing the number of shares of Litton Common Stock determined by (A) multiplying the number of shares of such Company Exchange Stock subject to such Certificate by the Property Net Proceeds and (B) dividing the resulting product by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, assuming the conversion or exercise of all securities convertible into or exercisable for Company Common Stock, and (ii) cash in the amount of per share dividends or other distributions, if any, with respect to Litton Common Stock, with a record date subsequent to the Closing Date. "Property Net Proceeds" means the number of shares of Litton Common Stock equal to (i) the proceeds from the sale of the Property (net of any selling expenses and after giving effect to a 41% implied tax rate and using $5.5 million as the tax basis of the Property) to the Company or its successor divided by (ii) the Conversion Price; provided, however, that in no case shall the Property Net Proceeds exceed that number of shares of Litton Common Stock equal to $8,391,000 divided by the Conversion Price, rounded to the nearest whole share; and provided, further, that in the event that the shares of Litton Common Stock to be issued (or reserved for issuance) in the Merger (including pursuant to Company Options outstanding at the Effective Time and the Property Net Proceeds) would otherwise exceed 2,200,000 shares, the Property Net Proceeds shall be reduced, to the extent possible, to that number of shares of Litton Common Stock that would result in no more than 2,200,000 shares of Litton Common Stock being issued (or reserved for issuance) in connection with the Merger.

                   In addition, in the event that the Property is not sold prior to the Effective Time, as security for the obligation to deliver to holders of Company Exchange Stock their pro rata interest in the Property Net Proceeds, Litton shall deposit with an escrow agent (mutually agreed upon by Litton, Merger Sub and a representative of former Company stockholders) certificates representing the number of shares of Litton Common Stock equal to $8,391,000 divided by the Conversion Price, rounded to the nearest whole share.

                   If, prior to the consummation of the sale of the Property, the outstanding shares of Litton Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Property Net Proceeds shall be appropriately adjusted.

                   In the event that the Property is not sold on or prior to August 1, 1997, the Property Net Proceeds will be deemed to be zero, the shares of Litton Common Stock held by the escrow agent will be returned to Litton and neither Litton nor the surviving corporation will have any obligation to former Company stockholders relating to the Property or the proceeds of any sale thereof.

         REPRESENTATIONS AND WARRANTIES

                   The Merger Agreement contains representations and warranties of Litton and the Company as to, among other things,
         (i) the corporate organization and existence of each party and its subsidiaries; (ii) the corporate power and authority of each party to enter into the Merger Agreement; (iii) compliance by each party with applicable laws and regulations; (iv) the capitalization of each party and its subsidiaries; (v) the com-pliance of the Merger Agreement with (A) the charter and by-laws of each party, (B) applicable law, and (C) certain mate-rial agreements; (vi) absence of material litigation concerning each party; (vii) actions affecting qualification of the Merger as a reorganization under the Code or for pooling of interests accounting treatment; and (viii) each party's brokers' fees.

                   In the Merger Agreement, Litton and Merger Sub made certain additional representations and warranties to the Com-pany, including with respect to: (i) Litton's ownership of Merger Sub; (ii) Litton's Securities Act and Exchange Act fil-ings with the Commission; and (iii) the absence of certain ma-terial adverse changes in Litton's business since October 31, 1995.

                   In the Merger Agreement, the Company made certain additional representations and warranties to Litton, including with respect to: (i) the Company's subsidiaries; (ii) the Com-pany's audited financial statements; (iii) the absence of cer-tain changes in the Company's business since December 31, 1995;
         (iv) properties; (v) contractual obligations; (vi) trade se-crets and intellectual property; (vii) compliance with the For-eign Corrupt Practices Act; (viii) government contracts; (ix) compliance with the False Claims Act; (x) government contract-ing audits; (xi) taxes; (xii) employee benefit plans; (xiii) labor matters; (xiv) environmental matters; (xv) certain indem-nification agreements previously entered into; (xvi) transac-tions with affiliates; (xvii) the Stockholders Agreement; and (xviii) the recommendation of the Company Board with respect to the Merger.

         CERTAIN COVENANTS

                   The Company has agreed to conduct its operations prior to the Effective Time in the ordinary course and to use its reasonable efforts to preserve intact its business organi-zations and goodwill, keep available the services of appropri-ate officers and employees, and maintain satisfactory relation-ships with those persons having business relationships with them. In addition, except as expressly contemplated or other-wise consented to in writing by Litton, the Company has agreed that, prior to the Effective Time, it shall not, and shall cause its subsidiaries not to:

                   (i)  amend its certificate of incorporation
              or by-laws;

                  (ii)  waive any material right, incur new
              indebtedness, modify its accounting practices or dispose of any capital asset with an original cost in excess of $50,000;

                 (iii)  (A)  except pursuant to the exercise
              of options, warrants, conversion rights and other contractual rights existing on the date of the Merger Agreement, issue any shares of its capital stock, effect any stock split or other-wise change its capitalization as it existed on the date hereof, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date of the Merger Agreement to acquire any shares of its capital stock, (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, ex-cept for normal increases consistent with past practice and the payment of cash bonuses pursu-ant to and consistent with existing plans or programs and past practice, (D) grant any sever-ance or termination package to any employee or consultant, or (E) adopt any new employee ben-efit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less fa-vorable to participants in such plans;

                  (iv)  (A) declare, set aside or pay any
              dividend or make any other distribution or pay-ment with respect to any shares of its capital stock or other ownership interests; or (B) di-rectly or indirectly, redeem, purchase or other-wise acquire any shares of its capital stock, or make any commitment for any such action;

                   (v)  enter into government contracts or
              government bids in excess of prescribed amounts, or willfully do any act or omit to do any act which would cause a material breach, violation or default by the Company or any of its subsid-iaries of certain contracts referenced in the Merger Agreement or engage in any other material transaction, or agree to enter into any material transaction outside the ordinary course of busi-ness;

                  (vi)  make or commit to make any capital
              expenditures other than expenditures included in any such the Company's or Sperry Marine's cur-rent capital expenditure budget or in excess of $100,000;

                 (vii)  enter into any transaction with any
              affiliate of such party or any of its subsidiar-ies (excluding transactions between Company and its subsidiaries or between subsidiaries of Com-
              pany);

                (viii)  grant or make any mortgage or pledge
              or subject itself or any of its material proper-ties or assets to any lien, charge or encum-brance of any kind, except for liens for taxes not currently due;

                  (ix)  fail to maintain insurance on its tan-
              gible assets and its businesses in such amounts and against such risks and losses as are cur-rently in effect;

                   (x)  amend, supplement or modify certain
              contracts referenced in the Merger Agreement or relinquish any material right or privilege of the Company or any of its subsidiaries, except for certain such amendments, supplements or mod-ifications which are not materially adverse to the Company;

                  (xi)  except in the ordinary course of busi-
              ness, not enter into any contract, including but not limited to assignments, licenses, transfers of exclusive rights, "work for hire" agreements, special commissions, employment contracts, pur-chase orders, sales orders, mortgages and secu-rity agreements which (A) contain a grant or other transfer, whether present, retroactive, prospective or contingent, by the Company or by any of its subsidiaries, of any rights in any material invention, trade secret, proprietary information, patent, trademark, trade name, copyright, material object in which an original work of authorship was first fixed, or other intellectual property by whatever name desig-nated or (B) contain a promise made by or to the Company or any of its subsidiaries to pay any lump sum or royalty or other payment or consid-eration in respect to the acquisition, practice or use of any rights in any material invention, trade secret, proprietary information, patent, trademark, trade name, copyright, material ob-ject in which an original work of authorship was first fixed or other material intellectual prop-erty by whatever name designated; and

                 (xii)  agree to take any of the actions pro-
              hibited by the foregoing.

                   In addition, the Company has agreed to take such reasonable action and make such payments between the date of the Merger Agreement and the Effective Time as may be necessary to cause the amount of the Company's long-term debt (including the current portion thereof and any prepayment penalties and similar fees) not to exceed $52,487,500 as of the Effective Time.

                   The foregoing notwithstanding, the Company may enter into a contract for the sale of, and sell, certain property referred to in the Merger Agreement prior to the Effective Time.

                   In addition, except as expressly contemplated or oth-erwise consented to in writing by the Company, Litton has agreed that, prior to the Effective Time, it shall not:

                   (i)  amend any of the material terms or
              provisions of its securities, except for any such amendments which affect equally all shares of Litton Common Stock;

                  (ii)  knowingly take any action which would
              result in a failure to maintain the trading of

              Litton Common Stock on the NYSE without causing such stock to be listed for trading on another national securities exchange at or prior to the termination of its trading on the NYSE;

                 (iii)  take any action or fail to take any
              action that could reasonably be expected to ad-versely affect the ability of Litton or any of its subsidiaries prior to the Effective Time to obtain consents of third parties or approvals of governmental entities required to consummate the transactions contemplated in the Merger Agree-ment subject to the limitations set forth there-in; or

                  (iv)  agree to take any of the actions pro-
              hibited by the foregoing.

                   The Company and Litton have agreed to use their rea-sonable efforts (i) to cause the Merger to qualify for pooling of interests accounting treatment for financial reporting pur-poses; and (ii) not to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

         ALTERNATIVE PROPOSALS

                   The Company has agreed that prior to the Effective Time, (i) neither it nor any of its subsidiaries shall, and it shall direct and cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or imple-mentation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiar-ies (any such proposal or offer, an "Alternative Proposal") or engage in any negotiations concerning, or provide any confiden-tial information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise fa-cilitate any effort or attempt to make or implement an Alter-native Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or nego-tiations with any parties conducted heretofore with respect to any of the foregoing; and (iii) that it will notify Litton im-mediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotia-tions or discussions are sought to be initiated or continued with it.

         EMPLOYEE BENEFIT PLANS

                   In the Merger Agreement, Litton has covenanted that it will provide benefits to employees of the Company and its subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Litton and its sub-sidiaries. Subject to the requirements of applicable law, af-ter the Effective Time, Litton will cause the surviving corpo-ration in the Merger to maintain the Steerage Benefit Plans (as defined in the Merger Agreement) in substantially the same form as in effect on February 2, 1996 until the applicable Benefit Plan Transition Date (as defined in the Merger Agreement).
         With respect to the Litton Benefit Plans, Litton will grant all employees of the Company and its subsidiaries who become participants in such plans after the applicable Benefit Plan Transition Date credit for all services with the Company and its subsidiaries and their respective predecessors prior to the applicable Benefit Plan Transition Date for all purposes for which such service was recognized by the Company other than for benefits accrued. To the extent Litton Benefit Plans provide medical or dental welfare benefits after the applicable Benefit Plan Transition Date, Litton will cause all pre-existing con-dition exclusions and actively at work requirements to be waived and any expenses incurred on or before the applicable Benefit Plan Transition Date will be taken into account under Litton Benefit Plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents. On and after the Effective Time, Litton will cause the medical or dental welfare benefit plans covering employees of Litton and its subsidiaries to provide continuation coverage (within the meaning of Section 4980B of the Code) to employees of the Company and its subsidiaries who terminated employment prior to the Effective Time and their dependents.

         NYSE LISTING

                   Litton has agreed to use all reasonable efforts to cause the shares of Litton Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Ef-fective Time.

         CONDITIONS TO CONSUMMATION OF THE MERGER

                   The respective obligations of the Company, Litton and Merger Sub to consummate the Merger are conditioned on, among other things:

                   (i)  the Merger Agreement and the transac-
              tions contemplated thereby shall have been ap-proved in the manner required by applicable law by the holders of the issued and outstanding shares of Company Capital Stock;

                  (ii)  the waiting period applicable to the
              consummation of the Merger under the HSR Act shall have expired or been terminated;

                 (iii) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the terms or condi-tions of the Merger Agreement shall have been issued and remain in effect;

                  (iv)  the Registration Statement shall have
              been declared effective by the Commission and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be con-tinuing, and all necessary approvals under state securities laws relating to the issuance or trading of Litton Common Stock to be issued to Company stockholders in connection with the Merger shall have been received;

                   (v)  all consents, authorizations, orders
              and approvals of (or filings or registrations with) any governmental entity required in con-nection with the execution, delivery and perfor-mance of the Merger Agreement shall have been obtained or made, except for filings in connec-tion with the Merger, and except where the fail-ure to have obtained or made any such consent, authorization, order, approval, filing or regis-tration would not reasonably be expected to have a material adverse effect on Litton or the Com-pany, as the case may be, following the Effec-tive Time;

                  (vi)  Litton Common Stock to be issued to
              Company stockholders in connection with the Merger shall have been authorized for trading on the NYSE, subject only to official notice of issuance;

                 (vii) performance by the other party, in all material respects, all of its agreements con-tained in the Merger Agreement that are required to be performed by it on or prior to the Effec-tive Time;

                (viii) the representations and warranties of the other party contained in the Merger Agree-ment and in any document delivered in connection therewith shall be true and correct as of the Closing, as follows: (A) with respect to repre-sentations and warranties qualified by material-ity, in all respects, and (B) with respect to other representations and warranties not so qualified (considered in the aggregate), except where the failure to be so true and correct would not reasonably be expected to have a mate-rial adverse effect;

                  (ix)  receipt of an opinion of Wachtell,
              Lipton, Rosen & Katz (in the case of Litton and Merger Sub) or Schulte Roth & Zabel (in the case of the Company), based upon customary represen-tations, dated the Effective Time, to the effect that the Merger will be treated for federal in-come tax purposes as a reorganization within the meaning of Section 368(a)(2)(D) of the Code, and that the Company, Merger Sub and Litton will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

                   (x)  receipt of certain legal opinions to
              be issued by each party's special counsel.

                   The obligations of Litton and Merger Sub to consum-mate the Merger are further conditioned on, among other things:

                   (i)  the holders of not more than 5% of the
              outstanding Company Capital Stock shall have perfected dissenters' rights under applicable law;

                  (ii)  each person who may be at the Effec-
              tive Time or was on the date of the Merger

              Agreement a Rule 145 Affiliate (as defined in the Merger Agreement) of the Company shall have executed and delivered to Litton at least 30 days prior to the date of the Closing a written undertaking in which such affiliate shall have agreed not to sell, pledge, transfer or other-wise dispose of or reduce their risk with re-spect to any securities received by virtue of the Merger in contravention of Rule 145 under the Securities Act or of the rules relating to pooling of interests accounting; and

                 (iii)  receipt of certain specified third
              party consents and approvals.

         TERMINATION OF THE MERGER AGREEMENT

                   The Merger Agreement may be terminated prior to the Effective Time by mutual written consent of Litton and the Com-pany or by either Litton or the Company (i) if the Effective Time shall not have occurred on or before June 30, 1996; (ii) if the Company's stockholders shall have voted against the Merger Agreement; (iii) if a governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, or shall have instituted a proceeding seeking any such order, decree, ruling or other such action; (iv) if the other party has breached or failed to perform or comply in any material respect with any covenant or agreement, provided, however, that, if such breach or failure is curable, notice of such breach or failure shall have been given to the non-terminating party and the non-terminating party shall not have cured such failure within 30 days; (v) if a condition to the terminating party's obligations to close the transactions contemplated by the Merg-er Agreement shall have become incapable of satisfaction; or
         (vi) if the Average Litton Share Price is less than $41.25 per share.

                   In addition, the Merger Agreement provides that Lit-ton may terminate the Merger Agreement (i) if the Company's stockholders do not approve the Merger Agreement within 30 days following the effectiveness of the Registration Statement;
         (ii) if the Company Board shall have failed to recommend ap-proval of this Agreement and the Merger to the Company's stock-holders or shall withdraw, modify or change such recommendation in a manner adverse to Litton, or if the Company Board shall have refused to affirm its recommendation within two days of any written request from Litton; or (iii) in the event that any holder of Company Options would hold a number of Company

         Options at the Effective Time that would entitle such holder to purchase in excess of 3,000 shares of Litton Common Stock.

                   In addition, the Merger Agreement provides that the Company may terminate the Merger Agreement if the number of shares of Litton Common Stock that would otherwise be issued in the Merger (including the Property Net Proceeds and the shares of Litton Common Stock issuable upon the exercise of Company Options outstanding at the Effective Time) exceeds 2,200,000 shares of Litton Common Stock.

         WAIVER; AMENDMENT

                   The Merger Agreement provides that, at any time prior to the Effective Time, any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document de-livered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party con-tained in the Merger Agreement.

                   The Merger Agreement may be amended by mutual agree-ment of the parties set forth in writing at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, provided that, after any such stockholder approval, no amendment shall be made with-out further approval of the Company's stockholders which alters or changes the amount or kind of consideration to be received by stockholders of the Company or otherwise alters or changes the terms and conditions of the Merger in a manner adverse to stockholders of the Company.

         EXPENSES

                   Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be the respon-sibility of the party incurring such expenses, except that Lit-ton will pay any and all transfer taxes relating to the con-version, conveyance, transfer and delivery of Litton Common Stock in exchange for the Company Exchange Stock.


                               THE VOTING AGREEMENT

                   In connection with the Merger Agreement, certain stockholders of the Company entered into the Voting Agreement with Litton pursuant to which such stockholders agreed to vote their shares of Company Class A Common Stock (i) for approval of the Merger Agreement and (ii) against any proposals relating to an acquisition of control of the Company or all or any sub-stantial part of its business by any entity other than Litton or an affiliate of Litton. In addition, the Voting Agreement provides that such stockholders may not, directly or indi-rectly, solicit or encourage, or take any other action to fa-cilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal with respect to the Company, and may not en-dorse any takeover proposal with respect to the Company. As of the date hereof, the shares subject to the Voting Agreement represent 44.9% (or 38.2% on a fully-diluted basis) of the vot-ing power of the shares of Company Class A Common Stock en-titled to vote at the Special Meeting.


                         FEDERAL INCOME TAX CONSEQUENCES

                   The following discussion relates only to the federal income tax consequences of the Merger. Unless otherwise stated, it does not discuss all of the tax consequences that might be relevant to stockholders entitled to special treatment under the Code or, except as specifically discussed below, stockholders who acquired their Company Common Stock through the exercise of Company Options or otherwise as compensation.

         THE MERGER

                   Based upon current federal income tax laws and upon certain customary representations and assumptions, Litton and the Company have been advised by their respective counsel that the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code for federal income tax pur-poses. Assuming that the Merger qualifies as such a reorga-nization, (i) no gain or loss will be recognized by the Company in connection with the Merger; (ii) no gain or loss will be recognized by any stockholder of the Company to the extent that the stockholder receives Litton Common Stock in exchange for Company Exchange Stock in connection with the Merger, including in connection with the distribution of the Property Net Proceeds, if any; (iii) the tax basis of the Litton Common Stock to be received by stockholders of the Company pursuant to the Merger will be the same as the tax basis of the Company Ex-change Stock exchanged therefor; and (iv) the holding period of the Litton Common Stock to be received by stockholders of the Company pursuant to the Merger will include the holding period of the Company Exchange Stock exchanged therefor, provided that the Company Exchange Stock is held as a capital asset at the Effective Time.

                   In addition, generally, a stockholder who receives cash in exchange for shares of Company Class A Preferred Stock or in lieu of a fractional share of Litton Common Stock pursuant to the Merger should recognize taxable gain or loss for federal income tax purposes based on the difference between (i) the amount of cash received by such stockholder and (ii) such stockholder's tax basis in such fractional share or share of Company Class A Pre- ferred Stock, as the case may be. A stockholder who perfects appraisal rights will recognize taxable gain or loss equal to the difference between (A) the amount of cash received pursuant to such exercise of appraisal rights and (B) such stockholder's tax basis in the Company Capital Stock exchanged therefor. In each case, such gain or loss should be long-term capital gain or loss if the Company Capital Stock has been held for more than one year at the Effective Time (assuming such stock is held as a capital asset at the Effective Time).

                   The obligation of each of the Company and Litton to consummate the Merger is conditioned on, among other things, receipt of an opinion of its respective special counsel, dated the date the Merger is consummated, confirming certain of the foregoing effects.

                   Gain realized by stockholders who are not United States persons within the meaning of the Code upon the receipt of cash in lieu of fractional shares of Company Common Stock held as a capital asset should generally not be subject to United States federal income tax provided that the gain is not effectively connected with the conduct of a trade or business in the United States. However, in the case of nonresident alien individuals, such gain will be subject to the 30% (or lower tax treaty rate) United States tax if (i) such person is present in the United States for 183 days or more during the taxable year (on a calendar year basis unless the nonresident alien individual has previously established a different taxable year) and (ii) such gain is derived from United States sources.

         EFFECT OF DISTRIBUTION OF PROPERTY NET PROCEEDS

                   In the event a shareholder receives Litton Common Stock in respect of a distribution of Property Net Proceeds, a portion of the Litton Common Stock may be considered interest for federal income tax purposes. In that case, such portion will be treated as ordinary income which generally will be taxable to the recipient, subject to certain exceptions that may be applicable to a recipient who is not a U.S. person. In addition, to the extent that a distribution of Property Net Proceeds constitutes an amount of cash reflecting a dividend paid after the Effective Time, such amount will be taxable to both U.S. and non-U.S. shareholders.

         COMPANY OPTIONS UNDER THE COMPANY STOCK OPTION PLAN

                   THE FOLLOWING DISCUSSION WILL SUMMARIZE THE TAX TREATMENT OF HOLDERS OF COMPANY OPTIONS WHO EXERCISE COMPANY OPTIONS PRIOR TO THE MERGER AND THEN EXCHANGE THE COMPANY EX-CHANGE STOCK RECEIVED ON EXERCISE OF COMPANY OPTIONS FOR LITTON COMMON STOCK. THE TAX TREATMENT OF THE HOLDERS OF COMPANY OP-TIONS IS HIGHLY COMPLEX AND DEPENDS, IN PART, ON AN INDIVIDUAL HOLDER'S PERSONAL SITUATION. THE DISCUSSION SET FORTH BELOW IS

         QUITE GENERAL AND DOES NOT ADDRESS ALL THE FEDERAL INCOME TAX ISSUES THAT MIGHT APPLY TO EVERY HOLDER OF A COMPANY OPTION. HOLDERS OF COMPANY OPTIONS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE EXERCISE OF COMPANY OPTIONS AND THE MERGER TO THEM.

         General

                   The Company Options issued pursuant to the Company Stock Option Plan were intended to qualify as incentive stock options ("ISOs") under the Code. In general, the exercise of an ISO is not a taxable event for regular federal income tax purposes and a holder of shares received upon the exercise of an ISO is able to defer taxation until disposition of shares acquired upon the exercise of an ISO. If the requisite ISO holding periods are satisfied, i.e., shares received upon exer-cise are not sold until the later of one year after exercise or two years after grant of the ISO, any gain realized on such disposition is treated as long-term capital gain.

                   Assuming that the Merger qualifies as a tax-free re-organization under the Code, the receipt of the Litton Common Stock in the Merger by those stockholders who exercised their Company Options prior to the Effective Time should not be a taxable event and such stock should be treated as if it were issued to the stockholder as a result of the exercise of an ISO. However, the acceleration of the vesting of the Company Options as a result of the stockholder approval of the Merger may have the effect of causing certain Company Options to lose their status as ISOs. This is a consequence of the rule ap-plicable to ISOs that provides that options will not be treated as ISOs to the extent that the aggregate fair market value of the stock (measured at the time the option is granted) with respect to which the ISOs are exercisable for the first time by an individual during any year exceeds $100,000. The $100,000 limit may be exceeded as a result of the acceleration of the vesting of the Company Options upon stockholder approval of the Merger, even if the Company Options otherwise qualified as ISOs in the year in which they were granted.

         Consequences of Exercise; Alternative Minimum Tax

                   As indicated above, there is no regular federal in-come tax consequence to the exercise of an ISO. However, on the exercise of an ISO, the difference between the fair market value of the Company Exchange Stock and the option price is generally considered a preference for federal alternative mini-mum tax ("AMT") purposes and may result in an exercising stock-holder having an AMT liability. For AMT purposes, AMT income that was included by the option holder upon the exercise of an

         ISO is added to the basis of the stock received. This has the effect of reducing alternative minimum taxable income in the year in which the stock is sold. In addition, when the stock acquired as a result of the exercise of the ISO is sold, any AMT that was paid in the year in which the ISO was exercised is subject to certain limitations, generally available to offset any regular federal income tax due on that sale.

                   If for any reason, including the failure to satisfy the $100,000 limit, an option is not an ISO, then the employee has ordinary compensation income in the year of exercise equal to the excess of the fair market value of the stock over the exercise price.

                   The ISO rules and the Company Stock Option Plan per-mit an employee to pay the option price of an ISO with shares of stock of the corporation granting the ISO. However, if the surrendered stock was acquired by the exercise of an ISO and that stock had not been held long enough to satisfy the ISO holding period requirements at the time of the surrender, the disposition of the stock will be considered a disqualifying disposition of the surrendered shares with the result that (i) such shares will lose ISO treatment and (ii) the employee will have ordinary compensation income upon the surrender of such stock in an amount equal to the excess of the fair market value of the stock over the exercise price.

         INFORMATION REPORTING AND BACKUP WITHHOLDING

                   Payments in respect of Company Capital Stock may be subject to information reporting to the Internal Revenue Ser-vice and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a Company stockholder or other payee if such stockholder or payee completes and signs the applicable substitute Form W-9 (for U.S. persons) or Form W-8 (for non-U.S. persons) that is included herein or otherwise proves to Litton that it is exempt from backup withholding.


                               ACCOUNTING TREATMENT

                   It is anticipated that the Merger will be accounted for as a pooling of interests transaction under GAAP. Under such method of accounting, holders of Company Capital Stock will be deemed to have combined their existing voting common stock interest with that of holders of Litton Common Stock by exchanging their shares for shares of Litton Common Stock. Ac-cordingly, the book value of the assets, liabilities and stock-holders' equity of the Company, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of Litton and no goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the Merger occurs; however, certain expenses in-curred to effect the Merger must be treated as current charges against income rather than adjustments to the balance sheet.


                        RIGHTS OF DISSENTING STOCKHOLDERS

                   If the Merger is consummated, a person who was a holder of record of shares of Company Capital Stock to be con-verted in the Merger and who objects to the terms of the Merger may seek appraisal under Section 262 of the DGCL for a determi-nation of the "fair value" of such person's shares of Company Capital Stock. The following is a summary of the principal provisions of Section 262 of the DGCL and does not purport to be a complete description. A copy of Section 262 of the DGCL is attached hereto as Annex C and is incorporated herein by reference.

         FAILURE TO TAKE ANY NECESSARY STEPS WILL RESULT IN A TERMIN-ATION OR WAIVER OF THE RIGHTS OF THE STOCKHOLDER UNDER SUCH SECTION.

                   Any holder of record of shares of Company Capital Stock will be entitled to assert appraisal rights with respect to such shares provided that such person (i) holds such shares of stock on the date of the making of a demand as described below and continuously holds such shares through the effective date of the Merger, (ii) otherwise complies with the require-ments of Section 262 of the DGCL, as described below, and (iii) DOES NOT VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. Only the holder of record of shares of Company Capital Stock is entitled to assert appraisal rights for the shares registered in that holder's name. The demand should be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certifi-cates. If the stock is owned of record in a fiduciary capac-ity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and, if the stock is owned of record by more than one person, as in a joint ten-ancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in ex-ecuting the demand, the agent is acting as agent for the record owner or owners.

                   A record holder, such as a broker, who holds shares of Company Capital Stock as nominee for the beneficial owners may assert a holder's right of appraisal with respect to the shares of Company Capital Stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of Company Capital Stock covered by it. Where no number of shares of Company Capital Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Capital Stock standing in the name of the record owner.

                   No less than 20 days prior to the Special Meeting, the Company is required to notify each stockholder of record on the Record Date entitled to appraisal rights with respect to the Merger that appraisal rights are available. Any stock-holder electing to assert appraisal rights must (a) deliver to the Company, BEFORE THE TAKING OF THE VOTE ON THE MERGER AGREE-MENT AND THE MERGER, a written demand that is made by or on behalf of the person who is the holder of record of the shares for which appraisal is demanded and (b) not vote in favor of adoption of the Merger Agreement. A proxy or vote against adoption of the Merger Agreement does not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand that reasonably informs the Com-pany of the identity of the stockholder of record and of such stockholder's intention thereby to demand the appraisal of such holder's shares of Company Capital Stock.

                   Within 120 days after the Effective Time, Merger Sub or any such stockholder who has satisfied the foregoing condi-tions may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of the shares of Company Capital Stock. Stockholders seeking to assert ap-praisal rights should not assume that the Company will file a petition with respect to the appraisal of the value of their shares of Company Capital Stock or that the Company will ini-tiate any negotiations with respect to the "fair value" of such shares. Accordingly, the stockholders of the Company should regard it as their obligation to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods prescribed in Section 262.

                   Within 120 days after the Effective Time, any stock-holder who has complied with the requirements for assertion of appraisal rights, as discussed above, is entitled, upon written request, to receive from Merger Sub a statement setting forth the aggregate number of shares of Company Capital Stock not voted in favor of the Merger Agreement and the Merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such shares. Merger Sub is re-quired to mail such statement within 10 days after it receives a written request therefor.

                   If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the shares of Company Capital Stock owned by such stockholders, determining their "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine the amount of interest, if any, to be paid upon the value of the shares of Company Capital Stock of the stockholders entitled thereto. Any such judicial determination of the "fair value" of the shares of Company Cap-ital Stock could be based upon considerations other than or in addition to the price paid in the Merger and the market value of such shares of Company Capital Stock, including asset val-ues, the investment value of the shares of Company Capital Stock and any other valuation considerations generally accepted in the investment community. The value so determined for shares of Company Capital Stock could be more or less than the value of the consideration paid pursuant to the Merger. The Court may also order that all or a portion of the expenses in-curred by any stockholder in connection with an appraisal pro-ceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Company Capital Stock as to which appraisal rights have been perfected.

                   Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the shares of Company Capi-tal Stock subject to such demand for any purpose, or be enti-tled to the payment of dividends or other distributions on those shares of Company Capital Stock (other than those payable or deemed to be payable to stockholders of record as of a date prior to the Effective Time).

                   A stockholder will fail to perfect, or effectively lose, his right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to Merger Sub a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of Merger Sub. In the event of the failure to perfect ap-praisal rights or the valid withdrawal of a demand for ap-praisal rights, a stockholder will be entitled to receive the consideration payable pursuant to the Merger Agreement to stockholders who do not assert appraisal rights.

                   In the event an appraisal proceeding is timely insti-tuted, such proceeding may not be dismissed as to any stock-holder who has perfected his right of appraisal without the approval of the Delaware Court of Chancery.


                               REGULATORY APPROVALS

                   Under the HSR Act, the Merger may not be consummated unless certain information has been filed with the FTC and the Antitrust Division, and certain waiting periods have expired or been terminated by the FTC and the Antitrust Division. Litton and the Company each filed such information with the FTC and the Antitrust Division. Unless otherwise earlier terminated by the Antitrust Division or the FTC, or a request for further information is issued, the applicable waiting period will ex-pire on March 21, 1996. Similarly, the Merger may not be con-summated unless certain information has been filed by Litton with the antitrust authorities of the Federal Republic of Ger-many and certain waiting periods have expired or been termi-nated by such authorities. Litton has filed such information with such authorities.


                           THE BUSINESS OF THE COMPANY

         GENERAL

                   Sperry Marine, the operating subsidiary of the Com-pany, has been a world leader in the development, manufacture and supply of marine navigation systems and services for over 85 years. Sperry Marine is the world's largest manufacturer of electronic maritime instruments and sensors for bridge and ves-sel control and navigation, a market position supported by its core proprietary technologies and worldwide presence. Sperry Marine's product portfolio includes a complete suite of radars, collision avoidance systems, ship stabilizers, inertial naviga-tors, gyrocompasses, autopilots, doppler speed logs, steering controls and complete systems, automated and integrated bridge systems, and sophisticated military-standard electronic sensor systems.

                   Sperry Marine's largest product line, navigation and control, accounts for under 30% of total annual sales. Sperry Marine also has a broad geographic customer base: its key com-mercial customers include shipowners and shipyards from the United States, United Kingdom, Brazil, Denmark, Japan, Italy,

         Netherlands, France and Korea. Sperry Marine currently gener-ates approximately one-half of its revenues in the United States and one-half in Europe and Asia.

                   Sperry Marine's core customer base is comprised of both commercial and military users, and many of Sperry Marine's products, due to adaptable and complementary technology, are sold into both markets. Revenues from each market currently account for approximately 50% of total revenues.

         HISTORY

                   Sperry Marine was founded in 1910 by Elmer Sperry, inventor of the marine gyrocompass and autopilot. From its inception, the Sperry Marine unit operated as a division of Sperry Corporation, a company which rapidly grew to manufacture a wide range of advanced commercial and military products. Sperry Marine, in turn, grew from a small manufacturer of gyro-compasses to a worldwide designer, developer and supplier of a complementary array of advanced electronic navigation and guid-ance systems for both commercial and military marine applica-tions.

                   Sperry Marine was acquired by Burroughs Corporation in September 1986. Shortly thereafter, in March 1987, the newly formed successor company, Unisys Corporation, sold Sperry Marine to Newport News Shipbuilding and Dry Dock Company
         ("NNS"), a wholly-owned subsidiary of Tenneco, Inc.

                   An investor group led by J.F. Lehman & Company ac-quired Sperry Marine in November 1993. At the time of the ac-quisition, Sperry Marine focused primarily on its defense busi-ness. Sperry Marine's defense focus, however, had come at the expense of its position in the commercial market. The new man-agement redirected Sperry Marine's strategy to exploit growing opportunities in commercial markets and to concentrate on the development of integrated systems rather than on discrete prod-ucts. An important element of that strategy was to take advan-tage of the new United States Department of Defense interest in buying products "commercial off the shelf."

         OPERATIONS

                   Sperry Marine focuses its business on its two cus-tomer markets: commercial and military. Within each customer market, Sperry Marine's products and services are broken into five primary business areas and one general business area. These five primary business areas are: (i) navigation and con-trols; (ii) logistics and support, (iii) radar, (iv) integrated bridge systems, and (v) sensors.

         COMMERCIAL

                   Sperry Marine develops and manufactures a wide range of products for tankers, general bulk and container ships, cruise ships, ferries, fishing boats, dredges and off-shore oil industry supply boats. Sperry Marine maintains a permanent marketing and field repair staff in its worldwide organization to sell and support its products in the newbuild and retrofit markets.

                   In the past 20 months, six new commercial products have been introduced to the world market. These new products include the acclaimed VISION 2100 integrated bridge system in which Sperry Marine has extended its market share to almost 40%. Four significant original equipment manufacturer rela-tionships have been established to complement Sperry Marine's product lines. The new United States Navy supported Voyage Management System, employing Windows NT open architecture software, has been successfully transitioned (and expanded) into the heart of the new VISION 2100 system. In addition, Sperry Marine established a local venture in Singapore and is presently forming another venture in the People's Republic of China.

         MILITARY

                   Sperry Marine's military defense segment designs, manufactures, markets and services a broad range of systems and products which are sold to the United States Navy, the United States Coast Guard, and to international navies for use on the entire spectrum of naval ships, from major combatants and sub-marines to patrol craft, mine countermeasures vessels, amphib-ious and logistical support ships, survey vessels, and yard craft. Major product lines include high-end inertial naviga-tion systems, integrated bridge systems, gyrocompasses, steer-ing controls and complete steering systems, electronic warfare systems, radars, and other sensors and also performs subcon-tract support work. In addition to these product lines, Sperry Marine also provides military customers with airborne naviga-tion radar and integrated, multi-platform work stations. Many of Sperry Marine's military products are sold off the company's commercial product lines. Certain proven commercial products are militarized, repackaged and re-proven for the more rigorous military environment while other products are specially devel-oped for particularly rigorous service.

                   Five new military products have been or are being introduced to the world market. For the United States Navy, these products include: the Patrol Craft Voyage Management System, the Doppler Velocity Log, the AN/APN-242 airborne radar and the AN/WSN-7 Inertial Navigator; and for global naval mar-kets, an improved and lower cost MK-39 Altitude Heading and Reference System.

         DISTRIBUTION AND SUPPORT

                   Sperry Marine maintains a worldwide network of sales and service centers and has developed long-term relationships with well-known distributors and dealers in United States and foreign markets.

                   Sperry Marine employs approximately 160 field service employees in 35 company-operated facilities worldwide. This network is augmented by 150 dealers and distributor service centers. Sperry Marine's distribution network is designed to serve the key regional shipping market demands as well as its international customers.

                   To maintain a vital spare parts inventory, Sperry Marine continually manufactures, assembles and fabricates the necessary spare parts needed for full product life cycle sup-port. Sperry Marine maintains worldwide minimum stock levels to keep inventory at appropriate levels based on established parts consumption rates. Close contact between the various Sperry Marine offices and regional distribution warehouses fa-cilities the supply of replacement parts from the closest available source.


                       MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF THE COMPANY'S RESULTS OF
                        OPERATIONS AND FINANCIAL CONDITION


         RESULTS OF OPERATIONS

         1995 versus 1994

                   Both sales and income in 1995 increased substantially over 1994. The sales increase of 11% was primarily driven by increases in commercial product sales. The sales of these products increased by $9.0 million, or 13% over 1994. Advances were made in most product lines, but were primarily led by core products such as Rascar Radars, Integrated Bridge Systems ("IBS") and GMDSS Communications. The sales increases were a direct result of the effort put into these products to improve reliability over previous models, and in the case of the IBS product line, to enhance the software.

                   1995 military sales increased 8% over 1994 levels. The award of the United States Navy's WSN-7 contract to Sperry Marine in February, 1995 puts the Company in a position to sup-ply inertial navigation products to both the U.S. Navy's sur-face and submarine fleets on a sole source basis.

                   Operating income for the year ended December 31, 1995 reached $14.9 million, a record level and an increase of 24% over 1994. Increased volume in both military and commercial programs along with continued quality improvements which resulted in lower warranty costs all contributed to increased earnings.

                   Foreign exchange gains were slightly favorable at $134,000. Interest expense of $3.9 million was lower than in 1994, due to $2.1 million of principal repayments made in the year. Interest rates remained fairly steady in 1995, averaging approximately 9% on bank debt and 11% on subordinate debt.

                   The Company issued paid-in-kind ("PIK") dividends to the holders of Company Class A Preferred Stock and the Com-pany's Class B Cumulative Preferred Stock par value $100 per share ("Company Class B Preferred Stock"), in the amounts of $779,000 and $1.0 million, respectively, on December 31, 1995. On that date, the Company redeemed all of the $19.2 million in outstanding shares of Company Class B Preferred Stock held by NNS for $18.0 million. As a part of this transaction, NNS re-leased Sperry Marine from a $2.0 million cash payment obliga-tion related to final settlement of the November 1993 acquisi-tion of Sperry Marine in exchange for the Company agreeing to assume up to $1.5 million in future warranty expenses associ-ated with the GYROFIN product line and the Company's agreement to drop other outstanding claims against NNS related to pre-- acquisition issues.

                   In 1995, pre-tax income of $11.1 million was 38% above the level of the previous year. Income taxes of $5.1 million (46% of pre-tax earnings) were higher than statutory levels due primarily to the provision for state income taxes and the inability of the Company to take the tax benefit of certain losses by foreign subsidiaries. In order to redeem the Company Class B Preferred Stock, the Company borrowed in Janu-ary 1996 an additional $8.0 million from its bank syndicate and drew down $10.0 million under its revolving credit facility, leaving $7.0 million available under the revolver for future working capital requirements. The Company believes the remain-ing $7.0 million to be adequate for its anticipated needs. Prior to borrowing under the revolver to repurchase the shares of Company Class B Preferred Stock, there were no borrowings outstanding under this facility.

         1994 versus 1993

                   The basis on which net sales, cost of sales and op-erating expenses (other than amortization of goodwill) are pre-sented for pre- and post-acquisition periods in 1993 are compa-rable. Accordingly, the following discussion of these items compares 1994 to full year 1993 results.

                   Sales of $130.0 million in 1994 were 1% above 1993 levels. The Company and its new management team, in addition to focusing on developing new business, focused on cost reduc-tion measures to improve operating performance. Areas that were targeted were:

                   (i)  streamlining operations and obtaining
                        cost improvements;

                  (ii)  improving sales and production for the
                        commercial product line;

                 (iii)  quality re-engineering through ISO
                        9000 certification; and

                  (iv)  reducing warranty costs.

                   The effects on operating income were substantial. In 1994 the Company earned $12.0 million in operating income, an increase of 47% over 1993.

                   The change in capitalization of the Company and ac-quisition related costs resulted in goodwill amortization and interest expenses of approximately $1.4 million and $4.0 mil-lion, respectively, in 1994. These costs were not incurred prior to the Company's acquisition in 1993. Income taxes of $3.9 million were provided on $8.1 million of income. The 48% effective tax rate was higher than statutory levels due prima-rily to losses in foreign subsidiaries in which the Company was unable to receive any tax benefit.

                   In September 1994, the Company sold its periscope business to KOLLMORGEN Corporation for $3.0 million in cash and two interest bearing notes totaling $2.0 million due in 1995 and 1996. The periscope business was contributing approxi-mately $3.0 million in annual sales and $1.0 million in gross profit. The $3.0 million in cash and $1.4 million received from the sale of one of the notes was used to pay down princi-pal on bank debt. The remaining $0.5 million note was (along with accrued interest) paid by KOLLMORGEN Corporation in Sep-tember 1995. This product line was no longer considered a core business, as optical periscopes would no longer be procured after 1995 by the United States Navy.

                   In April 1994, the Company issued PIK dividends to holders of Company Class A Preferred Stock and Company Class B Preferred Stock in the amounts of $92,000 and $103,000, respec-tively, associated with amounts accrued from November 12, 1993 to December 31, 1993. Additionally, in 1994 the Company ac-crued PIK dividends in the amounts of $722,000 and $1.0 million for holders of Company Class A Preferred Stock and Company Class B Preferred Stock, respectively. These dividends were declared and paid in April 1995.

         LIQUIDITY AND CAPITAL RESOURCES

                   On November 12, 1993, the Company acquired all of the common stock of Sperry Marine and its foreign subsidiaries from NNS and Tenneco Inc. for total consideration of $78.0 million. The Company financed the purchase and $5.3 million of acquisi-tion expenses and services in the following manner:

                                                            ($000's)
                                                            --------
                   Bank Term Loan                           $41,000

                   Drawdown on Revolving Credit Facility      5,950

                   Subordinated Note                          7,000

                   Company Class A Preferred Stock            6,500

                   Company Class B Preferred Stock           17,000

                   Company Class C Preferred Stock              140

                   Company Common Stock and Additional
                     Paid in Capital                          5,750
                                                            -------
                                Total                       $83,340
                                                            =======

                   The Company Class B Preferred Stock issued to NNS was discounted to $13.0 million on the Company's balance sheet to account for the below market dividend rate.

                   In the six weeks of operations following the transac-tion, the Company repaid the $5.9 million of borrowings under the revolving credit facility. Cash and cash equivalents at December 31, 1993 totaled $3.2 million. Total availability under the revolving credit facility at year end was $17.0 mil-lion.

                   During 1994, the Company generated $5.1 million of cash from operations. Working capital increased to $21.3 mil-lion from $16.0 million, primarily due to increases in accounts receivable offset, in part, by increased advances from custom-ers. Long-term debt was reduced $6.5 million, $4.4 million by proceeds derived from the sale of the periscope business and $2.1 million from scheduled repayments using funds generated from operations. Availability under the revolving credit fa-cility was $17.0 million at year-end. Capital expenditures amounted to $1.7 million.

                   In 1995, the Company generated $1.2 million of cash from operations. Working capital decreased from $21.3 million to $18.5 million as increases related to profitable operations were more than offset by $10.0 million of short term debt on the redemption of the Company Class B Preferred Stock. The Company paid $2.1 million of term debt during the year. How-ever, at year-end the Company had negotiated with its banks to borrow an addition $8.0 million under its term loan for repay-ment in 2002 in connection with the redemption of the shares of its outstanding Company Class B Preferred Stock held by NNS. The Company feels the remaining availability of $7.0 million under its revolving credit line is sufficient to accommodate its short-term needs. Prior to borrowing under the revolver in early 1996 in connection with the redemption of the Company Class B Preferred Stock, there were no borrowings at the end of 1995. Capital expenditures in 1995 were $2.0 million.

         FOREIGN OPERATIONS

                   The Company conducts a significant portion of its business through its foreign sales and service subsidiaries and has significant direct export sales. The Company has no sig-nificant operation in highly inflationary countries. In gen-eral, business is conducted in each country's own currency and the Company has not experienced significant exchange gains or losses. There are no significant restrictions on the ability of the foreign subsidiaries to transfer funds in excess of business needs to the Company.

         IMPACT OF INFLATION

                   The Company does not believe inflation had a signifi-cant impact on its operations in recent years.

                      COMPARISON OF THE RIGHTS OF HOLDERS OF
                   LITTON COMMON STOCK AND COMPANY COMMON STOCK


         GENERAL

                   The rights of the Company stockholders are currently governed by the Company's Amended Certificate of Incorporation (the "Company Charter"), the Company's Amended and Restated Bylaws (the "Company Bylaws") and the DGCL. The rights of Lit-ton stockholders are governed by Litton's Amended and Restated Certificate of Incorporation (the "Litton Certificate"), Litton's Bylaws (the "Litton Bylaws") and the DGCL. After the Effective Time, the rights of the Company stockholders who be-come stockholders of Litton will be governed by the Litton Cer-tificate, the Litton Bylaws and the DGCL. In most respects, the rights of the Company stockholders are similar to those of Litton stockholders. The following is a summary of the mate-rial differences between the rights of holders of Litton Common Stock and those of Company Capital Stock. The following does not purport to be a complete description of the differences between the rights of Litton and the Company's stockholders. Such differences may be determined in full by reference to the DGCL, the Litton Certificate, the Company Charter, the Litton Bylaws and the Company Bylaws.

         STOCKHOLDER MEETINGS

         Special Meetings

                   The Litton Bylaws provide that a special meeting of Litton stockholders can be called by action of the Litton Board or the Executive Committee thereof, or upon the request of holders of at least 51% in interest of the stock entitled to vote. The Company Bylaws permit a special meeting of the Com-pany stockholders to be called only by the President, or upon the request of a majority of the directors.

         Action by Written Consent

                   The Litton Certificate expressly prohibits stock-holder action by written consent and requires that any stock-holder action be taken at a duly called meeting of stockhold-ers. The Company Charter and Company Bylaws expressly permit stockholders of Company to act upon the receipt of written con-sent of holders of the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

         Written Notice

                   The Litton Bylaws require that stockholders be given written notice no less than 10 days prior to any meeting, and no less than 45 days prior to any special meeting called upon request of the stockholders. The Company Bylaws require that stockholders be given notice of meetings no less than 10 and no more than 60 days prior to such meeting.

                   The Litton Bylaws provide that no business other than that stated in the notice shall be transacted at any meeting, except upon the unanimous consent of all of the stockholders entitled to vote thereat. The Company Bylaws contain no simi-lar provision.

         VOTING RIGHTS

                   The Litton Certificate and Litton Bylaws provide that holders of Litton Common Stock are entitled to one vote for each share of Litton Common Stock held. The Company Charter provides (i) that holders of Company Class A Common Stock are entitled to one vote for each share of Company Class A Common Stock, (ii) that holders of Company Class B Common Stock have no right to vote on any matter, (iii) that holders of Company Class A Preferred Stock have no voting rights except class vot-ing rights on certain matters listed in the Company Charter, and (iv) that holders of Company Class C Preferred Stock have no voting rights except for class voting rights with respect to creation of additional classes of stock ranking senior to or on parity with the Company Class C Preferred Stock.

         BYLAW AMENDMENTS

                   The Litton Certificate provides that the Litton Board may make, alter, amend, change, add to, or repeal the Litton Bylaws. The Litton Bylaws provide that the Litton Bylaws may be altered or repealed and new bylaws may be adopted (i) by the stockholders at any annual or special meeting of stockholders or (ii) by a majority of the members of the Litton Board pres-ent at any regular or special meeting of the Litton Board, pro-vided that the proposal to take such action must have been set forth in the notice of such stockholder or board meeting, as applicable.

                   The Company Charter provides that the Company Board shall have the power to make, alter, or repeal the Company By-laws, subject to the right of the stockholders to alter or re-peal any bylaw made by the Company Board. The Company Bylaws provide that as long as shares of Company Class A Common Stock are outstanding, no provision of the Company Bylaws may be amended, altered, or repealed except upon the consent of hold-ers of at least two-thirds of the Company Class A Common Stock.

         PROVISIONS RELATING TO DIRECTORS

         Number of Directors

                   The Litton Certificate provides that the number of directors be no less than three; the Litton Bylaws provide that the number of directors be no less than seven and no more than 15, and requires that, in order to assure compliance with the Shipping Act of 1916, as amended, and the Merchant Marine Act of 1936, as amended, no more than a minority of the number of directors necessary to constitute a quorum be non-United States citizens. The Company Bylaws provide that the Company Board consist of one or more members.

         Removal

                   The Litton Bylaws provide that a director may be re-moved from office, with or without cause, on the affirmative vote of holders of a majority of the shares of Litton Common Stock outstanding and entitled to vote thereon. The Company Bylaws provide that a director may be removed, with or without cause, by action of the stockholders.

         RIGHTS AGREEMENT

                   Litton has adopted a share purchase rights plan (the "Rights Plan") pursuant to which a preferred share purchase right (a "Right") is attached to each share of Litton Common Stock and will attach to each share of Litton Common Stock, including Litton Common Stock to be issued in the Merger, that becomes outstanding prior to August 17, 2004. The Rights Plan contains provisions to protect shareholders in the event of an unsolicited attempt to acquire Litton. The Rights become exer-cisable 10 days after the public announcement that any person or group has acquired 15% or more of the outstanding shares of Litton Common Stock, or 10 business days after the public an-nouncement that any person or group has initiated a tender of-fer for shares of Litton Common Stock which, if consummated, would result in any person or group acquiring 15% or more of the outstanding shares of Litton Common Stock. Once exercis-able, each Right will entitle the holder to purchase one one-thousandth of a share of Series A Participating Preferred Stock, par value $5, of Litton ("Litton Series A Preferred Stock"), at a price of $150 per one one-thousandth of a share, subject to adjustment. Alternatively, under certain circum-stances involving the acquisition by a person or group of 15% or more of the outstanding shares of Litton Common Stock, each

         Right will entitle its holder to purchase a number of shares of Litton Common Stock having a market value of two times the ex-ercise price of the Right. In the event a merger or other business combination transaction is effected after a person or group has acquired 15% or more of the shares of Litton Common Stock, each Right will entitle its holder to purchase a number of the resulting company's common shares having a market value of two times the exercise price of the Right. Litton may ex-change the Rights at an exchange ratio of one share of Litton Common Stock per Right. Litton may also redeem the Rights at $.01 per Right at any time prior to an acquisition of 15% or more of the outstanding shares of Litton Common Stock by any person or group.

                   The Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that at-tempts to acquire control of Litton on terms not approved by the Litton Board.


                                  LEGAL MATTERS

                   The validity of the shares of Litton Common Stock to be issued in the Merger is being passed upon for Litton by John
         E. Preston, Esquire, General Counsel of Litton. The federal income tax consequences of the Merger will be passed upon for Litton by Wachtell, Lipton, Rosen & Katz and for the Company by Schulte Roth & Zabel.


                                     EXPERTS

                   The consolidated financial statements of Litton as of July 31, 1995 and 1994, and for each of the three years in the period ended July 31, 1995 incorporated in this Prospectus by reference from Litton's Annual Report on Form 10-K for the year ended July 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their au-thority as experts in accounting and auditing.

                   The consolidated financial statements of the Company at December 31, 1995 and 1994, and for the years then ended and the period November 13, 1993 to December 31, 1993, included in the Proxy Statement-Prospectus, which is referred to and made a part of the Registration Statement, and the consolidated finan-cial statements of the business and operations of PRC (which were purchased by Litton on February 16, 1996) at December 31, 1995 and for the year then ended, incorporated by reference from Litton's Current Report on Form 8-K/A filed March 4, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports also appearing elsewhere herein or incorporated herein by reference. Such consolidated finan-cial statements have been included herein or incorporated here-in by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                   The consolidated financial statements of the Company for the period January 1, 1993 to November 12, 1993, included in the Proxy Statement-Prospectus, which is referred to and made a part of the Registration Statement, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report also appearing elsewhere herein. Such consoli-dated financial statements have been included herein in reli-ance upon such report given upon the authority of such firm as experts in accounting and auditing.

                CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY

                                 Steerage Corp.

                 Periods ended December 31, 1995, 1994 and 1993
                      with Reports of Independent Auditors

                                    CONTENTS

         Reports of Independent Auditors........................   F-2

         Audited Consolidated Financial Statements

         Consolidated Balance Sheets............................   F-4
         Consolidated Statements of Income......................   F-6
         Consolidated Statements of Redeemable Preferred
           Stock and Stockholders' Equity.......................   F-7
         Consolidated Statements of Cash Flows..................   F-8
         Notes to Consolidated Financial Statements.............  F-10

                         Report of Independent Auditors

Stockholders and Board of Directors
Steerage Corp.

We have audited the accompanying consolidated balance sheets of Steerage Corp. as of December 31, 1995 and 1994, and the related consolidated statements of income, redeemable preferred stock and stockholders' equity, and cash flows for the years then ended and the period from November 13, 1993 (the date Steerage Corp. acquired Sperry Marine Inc. and affiliated companies) to December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Steerage Corp. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years then ended and the period from November 13, 1993 to December 31, 1993, in conformity with generally accepted accounting principles.

Washington, D.C.
February 23, 1996

                                            /s/ Ernst & Young LLP

                              ARTHUR ANDERSEN LLP


                     Report of Independent Public Accountants

To the Management of Newport News Shipbuilding and Dry Dock Company:

We have audited the accompanying statements of income, redeemable preferred stock and stockholders' equity and cash flows of Sperry Marine Inc. and its nine affiliated international entities for the period January 1, 1993 through November 12, 1993. These financial statements are the responsibility of the management of Sperry Marine Inc. and its affiliates. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the statements of income, redeemable preferred stock and stockholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of income, redeemable preferred stock and stockholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements of income, redeemable preferred stock and stockholders' equity and cash flows referred to above present fairly, in all material respects, the results of operation and cash flows of Sperry Marine Inc. and its nine affiliated international entities for the period January 1, 1993 through November 12, 1993, in conformity with generally accepted accounting principles.

Washington, D.C.,
  December 17, 1993

                             /s/ Arthur Andersen LLP

                                 Steerage Corp.

                           Consolidated Balance Sheets

                                                           DECEMBER 31
                                                      1995             1994
                                                      ----             ----
ASSETS (Note 5)
Current assets:
  Cash and cash equivalents                     $     225,838     $   3,036,641
  Notes receivable                                         --           502,804
  Trade accounts receivable (Note 3)               31,832,433        28,040,710
  Inventories (Note 4)                             32,645,010        33,036,163
  Prepayments and other assets                      1,348,846           902,907
  Deferred income taxes (Note 8)                    2,713,693         1,787,822
                                                -------------     -------------
Total current assets                               68,765,820        67,307,047

Property, plant, and equipment:
  Land                                              7,400,000         7,400,000
  Machinery, equipment, and tools                  20,919,116        19,943,930
  Buildings and improvements                        5,568,145         5,045,907
  Construction in progress                            319,796            80,855
                                                -------------     -------------
                                                   34,207,057        32,470,692
  Accumulated depreciation and
    amortization                                   (4,324,979)       (2,533,146)
                                                -------------     -------------
                                                   29,882,078        29,937,546
Other assets:
  Goodwill, net of amortization of
    $3,193,211 and $1,513,411 (Note 2)             17,708,465        19,158,202
  Debt issuance costs, net of
    amortization of $776,162
    and $410,909                                    1,780,605         2,145,858
  Receivables                                       1,183,559           803,184
  Other                                               320,742           320,742
                                                -------------     -------------
                                                   20,993,371        22,427,986
                                                -------------     -------------
Total assets                                    $ 119,641,269     $ 119,672,579
                                                =============     =============

                                 Steerage Corp.

                              Consolidated Balance Sheets

                                                             DECEMBER 31
                                                        1995            1994
                                                        ----            ----
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                           $ 10,629,867     $  9,675,593
  Accrued payroll and related
    liabilities                                       2,984,823        3,486,376
  Accrued warranty costs                              6,582,418        7,213,061
  Other accrued liabilities                           8,949,305        9,717,918
  Payable to former parent                                   --        1,955,552
  Income taxes payable                                1,975,519          956,014
  Advances from customers                             7,077,835       10,973,973
  Current portion of long-term debt
    (Note 5)                                         12,050,000        2,050,000
                                                   ------------     ------------
Total current liabilities                            50,249,767       46,028,487

Long-term debt, less current portion
    (Note 5)                                         45,450,000       39,500,000
Pension liability (Note 11)                           2,080,179        1,968,844
Deferred income taxes (Note 8)                        2,699,520        1,109,090
                                                   ------------     ------------
Total liabilities                                   100,479,466       88,606,421

Redeemable preferred stock (Note 6)                   8,092,287       20,378,494
Convertible preferred stock (Note 7)                    140,000          140,000
Common stock (Note 7)                                     9,800            9,800
Additional paid-in capital                            5,740,200        5,740,200
Foreign currency translation                          1,497,866        1,110,699
Retained earnings                                     3,681,650        3,686,965
                                                   ------------     ------------
Total liabilities and stockholders'
  equity                                           $119,641,269     $119,672,579
                                                   ============     ============

See accompanying notes.

                                 Steerage Corp.

                          Consolidated Statements of Income

                                                                                              PREDECESSOR
                                                                                             -------------
                                                                              NOVEMBER 13       JANUARY 1
                                                                               1993 TO          1993 TO
                                                YEAR ENDED DECEMBER 31        DECEMBER 31      NOVEMBER 12
                                                1995             1994            1993             1993
                                           -------------    -------------    ------------    -------------
Net sales                                  $ 144,098,562    $ 129,985,846    $ 13,897,804    $ 114,577,079
Cost of sales                                102,513,379       92,498,166      10,162,796       83,488,838
                                           -------------    -------------    ------------    -------------
Gross margin                                  41,585,183       37,487,680       3,735,008       31,088,241

Operating expenses:
  General and administrative                  17,875,787       16,480,402       1,728,313       16,046,817
  Research and development                     3,338,792        3,468,232         358,035        4,020,412
  Depreciation and amortization                2,125,840        2,429,189         203,561        2,719,359
  Pension                                      1,702,546        1,759,079           5,990        1,447,073
  Amortization of goodwill                     1,679,800        1,372,111         141,300             --
                                           -------------    -------------    ------------    -------------
                                              26,722,765       25,509,013       2,437,199       24,233,661
                                           -------------    -------------    ------------    -------------
                                              14,862,418       11,978,667       1,297,809        6,854,580
Other income (expenses):
  Foreign exchange gains (losses)                133,570          114,776         (98,292)         605,775
  Interest expense                            (3,858,459)      (4,022,689)       (521,006)        (130,111)
                                           -------------    -------------    ------------    -------------
                                              (3,724,889)      (3,907,913)       (619,298)         475,664
                                           -------------    -------------    ------------    -------------
Income before income taxes                    11,137,529        8,070,754         678,511        7,330,244

Provision for income taxes (Note 8)            5,068,521        3,904,646         279,160        2,036,302
                                           -------------    -------------    ------------    -------------
Net income                                     6,069,008        4,166,108         399,351        5,293,942
Preferred stock dividends                     (1,826,695)      (1,747,086)       (194,615)            --
Accretion of discount on preferred stock        (705,347)        (611,094)        (72,785)
                                           -------------    -------------    ------------    -------------
Net income applicable to common stock      $   3,536,966    $   1,807,928    $    131,951    $   5,293,942
                                           =============    =============    ============    =============

See accompanying notes.

                                 Steerage Corp.

                      Consolidated Statements of Redeemable
                    Preferred Stock and Stockholders' Equity

                                                                                 PREDECESSOR
                                             --------------------------------------------------------------------------------------
                                              REDEEMABLE     CONVERTIBLE                 ADDITIONAL      FOREIGN
                                               PREFERRED      PREFERRED     COMMON        PAID-IN        CURRENCY        RETAINED
                                                 STOCK          STOCK        STOCK        CAPITAL      TRANSLATION       EARNINGS
                                             --------------------------------------------------------------------------------------
Balance at January 1, 1993                           --           --      $8,997,980    $25,089,804    $   556,814     $ 32,891,791
   Foreign currency translation                      --           --            --             --       (1,348,715)            --
   Dividends paid                                    --           --            --             --             --         (5,095,082)
   Net income                                        --           --            --             --             --          5,293,942
                                             ------------     --------    ----------    -----------    -----------     ------------
Balance at November 12, 1993                         --           --      $8,997,980    $25,089,804    $  (791,901)    $ 33,090,651
                                             ============     ========    ==========    ===========    ===========     ============

===================================================================================================================================

   Issuance of redeemable
     preferred stock                         $ 19,500,000     $   --      $     --      $     --       $      --       $       --
   Issuance of common stock                          --           --           9,800      5,740,200           --               --
   Issuance of convertible
     preferred stock for services                    --        140,000          --             --             --               --
   Foreign currency translation                      --           --            --             --      $  (244,263)            --
   Accretion of discount on
     preferred stock                               72,785         --            --             --             --            (72,785)
   Net income                                        --           --            --             --             --            399,351
                                             ------------     --------    ----------    -----------    -----------     ------------
Balance at December 31, 1993                   19,572,785      140,000         9,800      5,740,200       (244,263)         326,566
   Preferred stock dividends                      194,615         --            --             --             --           (194,615)
   Foreign currency translation                      --           --            --             --        1,354,962             --
   Accretion of discount on
     preferred stock                              611,094         --            --             --             --           (611,094)
   Net income                                        --           --            --             --             --          4,166,108
                                             ------------     --------    ----------    -----------    -----------     ------------
Balance at December 31, 1994                   20,378,494      140,000         9,800      5,740,200      1,110,699        3,686,965
   Preferred stock dividends                    3,573,781         --            --             --             --         (3,573,781)
   Foreign currency translation                      --           --            --             --          387,167             --
   Accretion of discount on
     preferred stock                              705,347         --            --             --             --           (705,347)
   Redemption of
     preferred stock (Note 6)                 (16,565,335)        --            --             --             --         (1,795,195)
   Net income                                        --           --            --             --             --          6,069,008
                                             ------------     --------    ----------    -----------    -----------     ------------
Balance at December 31, 1995                 $  8,092,287     $140,000    $    9,800    $ 5,740,200    $ 1,497,866     $  3,681,650
                                             ============     ========    ==========    ===========    ===========     ============

   See accompanying notes.

                                 Steerage Corp.

                         Consolidated Statements of Cash Flows

                                                                                                                        PREDECESSOR
                                                                                                                        -----------
                                                                                                      NOVEMBER 13        JANUARY 1
                                                                                                        1993 TO           1993 TO
                                                                     YEAR ENDED DECEMBER 31           DECEMBER 31       NOVEMBER 12
                                                                     1995               1994              1993              1993
                                                                 ------------------------------------------------       -----------
OPERATING ACTIVITIES
Net income                                                       $ 6,069,008       $  4,166,108       $   399,351       $ 5,293,942
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                                  2,125,840          2,429,189           203,561         2,719,359
    Amortization of goodwill                                       1,679,800          1,372,111           141,300              --
    Amortization of debt issuance costs                              365,253            371,909            39,000              --
    Deferred income taxes                                            664,559         (2,207,827)           71,884        (3,036,490)
    Foreign exchange (gains) losses                                 (133,570)          (114,776)           98,292          (605,775)
    Loss on sales of property, plant
      and equipment                                                   39,667            130,075            30,810             7,797
    Changes in operating assets and liabilities:
      Receivables                                                 (3,641,750)       (12,000,686)        2,619,690           211,501
      Inventories                                                      4,371           (853,130)        5,912,808         3,561,343
      Prepayments and other assets                                  (445,939)           749,077           196,837            74,759
      Trade accounts payable                                         954,274          1,119,627        (1,527,914)       (3,674,573)
      Accrued payroll and related liabilities                       (501,553)           257,765          (796,015)         (574,061)
      Payable to former parent                                    (1,955,522)          (889,273)             --                --
      Pension liability                                              111,335          1,968,844            15,117        (1,496,899)
      Income taxes payable                                         1,019,505            794,813          (371,735)       (1,123,511)
      Accrued and other liabilities                               (5,295,822)         7,829,356           152,422         2,153,548
    Other                                                            105,594               --             178,764           107,647
                                                                 -----------       ------------       -----------       -----------
Net cash provided by operating activities                          1,165,050          5,123,182         7,364,172         3,618,587

                                 Steerage Corp.

                                                                                                                         PREDECESSOR
                                                                                                                         -----------
                                                                                                     NOVEMBER 13          JANUARY 1
                                                                                                       1993 TO             1993 TO
                                                                    YEAR ENDED DECEMBER 31           DECEMBER 31         NOVEMBER 12
                                                                     1995            1994               1993                1993
                                                               -------------------------------------------------       -------------
INVESTING ACTIVITIES
Purchase of Sperry Marine Inc. and affiliated
  companies, net of cash acquired                              $       --         $(1,018,743)      $(61,916,434)      $       --
Purchases of property, plant, and equipment                      (2,048,902)       (1,719,628)           (34,872)        (1,023,796)
Proceeds on sales of property, plant, and
  equipment                                                          42,692           262,944               --               17,556
Proceeds on sale of periscope business                                 --           3,000,000               --                 --
Proceeds on sale of notes receivable                                   --           1,400,000               --                 --
                                                               -------------------------------------------------       -------------
Net cash (used in) provided by investing
  activities                                                     (2,006,210)        1,924,573        (61,951,306)        (1,006,240)

FINANCING ACTIVITIES
Borrowings on revolving credit facility                          15,400,000         2,000,000          5,950,000               --
Repayments of revolving credit facility                         (15,400,000)       (2,000,000)        (5,950,000)              --
Borrowings on long-term debt                                           --                --           48,000,000               --
Repayments of long-term debt                                     (2,050,000)       (6,450,000)              --                 --
Debt issuance costs                                                    --            (368,411)        (2,188,356)              --
Issuance of redeemable preferred stock                                 --                --            6,500,000
Issuance of common stock                                               --                --            5,750,000               --
Dividends paid                                                         --                --                 --           (5,095,082)
                                                               -------------------------------------------------       -------------
Net cash (used in) provided by financing
  activities                                                     (2,050,000)       (6,818,411)        58,061,644         (5,095,082)

Effect of foreign exchange rate changes on cash
  and cash equivalents                                               80,357          (433,066)          (234,147)          (483,744)

(Decrease) increase in cash and cash equivalents                 (2,810,803)         (203,722)         3,240,363         (2,966,479)
Cash and cash equivalents at beginning of period                  3,036,641         3,240,363               --           26,202,469
Cash overdraft at end of period                                        --                --                 --            2,620,158
                                                               -------------------------------------------------       -------------
Cash and cash equivalents at end of period                     $    225,838       $ 3,036,641       $  3,240,363       $ 25,856,148
                                                               -------------------------------------------------       -------------


See accompanying notes.

                                 Steerage Corp.

                   Notes to Consolidated Financial Statements

                                December 31, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Steerage Corp. (the "Company") was formed in 1993 to acquire the business operated by Sperry Marine Inc. and affiliated companies ("Sperry Marine"). This transaction was completed ef- fective November 13, 1993 at which time Sperry Marine became a wholly-owned subsidiary of the Company (see Note 2).

Sperry Marine operates in one industry segment and is engaged in the design, development, manufacture, and distribution of advanced electronic navigation and guidance systems for aerospace, aircraft, and marine uses. The Company markets its products and services worldwide to customers in the aerospace, airline, marine, and defense industries.

The following is a description of the Company's more significant accounting policies.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Prior to the acquisition, Sperry Marine was a wholly-owned subsidiary of Newport News Shipbuilding and Dry Dock Company, a wholly-owned subsidiary of Tenneco, Inc. Sperry Marine's international affiliates were not legal subsidiaries of Sperry Marine but operated as separate subsidiaries of various divisions of Tenneco, Inc. As a result of the acquisition, each of the international affiliates became legal subsidiaries of Sperry Marine. The financial statements for the period January 1, 1993 to November 12, 1993 reflect the combined financial position and results of operations and cash flows of Sperry Marine and its international affiliates. All significant intercompany balances between entities combined have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, in particular estimates of contract cost and revenues used in the earnings recognition process. Actual results could differ from those estimates.

                                 Steerage Corp.

INVENTORIES

Inventories are stated at the lower of cost or market determined on the first-in, first-out method.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are stated at cost. Depreciation is provided primarily on the straight-line method over the estimated useful lives of the related assets, 35 years for buildings and improvements and six to nine years for machinery, equipment and tools.

The Company has entered into an agreement during 1995 to sell excess land. The sale is subject to various conditions. The Company anticipates that consummation of this transaction, which is expected in 1996, will result in a gain.

GOODWILL

Goodwill represents the excess of the purchase price over the fair value of net assets acquired (see Note 2) and is being amortized on the straight-line method generally over 15 years.

DEBT ISSUANCE COSTS

Costs directly related to the procurement of borrowed funds are capitalized and amortized on the straight-line method over the term of the related obligation.

WARRANTIES

The Company warrants its products against defective workmanship for certain prescribed periods. Warranty costs are estimated based on historical costs incurred.

STOCK COMPENSATION

The Company follows the provisions of Accounting Principles Board Opinion No. 25 and, accordingly, records no compensation expense for stock options if the exercise price is greater than or equal to the estimated fair value of the Company's common stock at the measurement date (date of grant under existing stock option plan).

REVENUE RECOGNITION

For long-term production contracts which have an expected duration in excess of one year and a contract value in excess of $2

                                 Steerage Corp.

million, revenues are recognized using the percentage-of-completion method based on costs incurred in relation to estimated costs at completion. Revenue on development contracts, primarily for fixed price engineering development activity, is recorded upon delivery or milestone billing points generally consistent with work achieved. Management believes this method of revenue recognition is not materially different from percentage-of-completion accounting. Revenues are recognized on other production contracts, spares, and product support work generally when the related products or services have been delivered. Revenues for cost-type contracts are recorded as costs are incurred.

Costs incurred under contracts are charged to cost of sales as the related revenues are recognized based on actual costs incurred plus estimated costs to complete. Cost of sales on contracts using percentage-of-completion accounting are adjusted in current accounting periods based on revisions of estimate at completion. Provisions for estimated losses on incomplete contracts are provided in the period in which such losses become known. Such provisions are based on the Company's estimates of total sales value and costs at completion.

INCOME TAXES

The provision for income taxes is determined based on pretax accounting income utilizing the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws expected to be effective when these differences reverse.

Prior to its acquisition by the Company, Sperry Marine was included in consolidated tax returns filed by its former parent and affiliated companies. The provision for income taxes was determined based on allocations of the consolidated tax provision from its parent prior to the acquisition and is not necessarily the tax that would have resulted if Sperry Marine and its affiliated companies were taxed as stand-alone entities. Post-acquisition, the Company files consolidated tax returns.

DISCOUNT ON REDEEMABLE PREFERRED STOCK

The market discount on redeemable preferred stock was accreted using the effective interest method over the period from issuance to the stated mandatory redemption date.

                                 Steerage Corp.

FOREIGN CURRENCY TRANSLATION

The assets and liabilities of the Company's foreign operations are translated at year-end exchange rates and revenues and expenses are translated at average exchange rates. Translation gains and losses are recognized as a separate component of stockholders' equity.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company considers the recorded value of its financial assets and liabilities, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable, and long-term debt, to approximate the fair value of the respective assets and liabilities at December 31, 1995.

NET INCOME APPLICABLE TO COMMON STOCK

Preferred stock dividends in 1995 and 1994 for purposes of adjusting net income to net income applicable to common stock are based on cumulative dividends earned on preferred stock during the respective years. These amounts differ from actual preferred stock dividends declared by the Company's Board of Directors.

2. ACQUISITION

In November 1993, the Company acquired all of the outstanding common stock of Sperry Marine, its subsidiary companies, and foreign affiliates which operated as separate subsidiaries of Tenneco, Inc. The acquisition was recorded under the purchase method of accounting for a total purchase price of approximately $83,225,000 (including transaction costs of approximately $4,385,000) and was allocated based on the estimated fair value of net assets acquired. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill.

During 1994, the Company adjusted the purchase price allocation to increase the cost allocated to its periscope business which was sold in August 1994, to reduce the cost allocated to land based on an updated analysis of fair value at acquisition and to adjust deferred income taxes at acquisition based on the

                                 Steerage Corp.

Company's 1993 federal income tax return. Goodwill also increased in 1994 for additional acquisition-related costs.

         3.  ACCOUNTS RECEIVABLE

Trade accounts receivable consist of the following at December 31:

                                       1995            1994
                                   -----------     -----------
Billed:
  Commercial                       $26,023,516     $25,919,843
  Government                         2,297,883       4,428,965
Unbilled                             5,092,832          26,235
Retainage                            1,592,763         760,957
Less noncurrent portion             (1,183,559)       (803,184)
Less allowance for doubtful
  accounts                          (1,991,002)     (2,292,106)
                                   -----------     -----------
                                   $31,832,433     $28,040,710
                                   ===========     ===========

Unbilled receivables represent revenues recognized for contracts accounted for under the percentage-of-completion method. The Company expects to realize substantially all unbilled amounts within one year.

Retainage represents revenues recognized on incomplete contracts which are not currently due in accordance with holdback provisions of the related contracts. Amounts not expected to be collected within one year have been classified as noncurrent.

The Company performs ongoing credit evaluations of its customers and normally receives a lien on the related equipment as collateral. Payment terms vary by customer, but normally require progress payments on significant contracts. The Company maintains reserves for potential credit losses and such losses have historically not been significant.

                                 Steerage Corp.

4. INVENTORIES

Inventories consist of the following at December 31:

                                         1995           1994
                                     -----------    -----------
Raw materials and spare parts        $ 9,301,188    $11,187,412
Work in process and contract
  inventories                         17,471,333     14,648,158
Finished goods                        15,574,678     17,580,591
Less progress billings in
  excess of earned revenues           (2,656,159)    (1,789,256)
Less reserves for excess and
  obsolescence                        (7,046,030)    (8,590,742)
                                     -----------    -----------
                                     $32,645,010    $33,036,163
                                     ===========    ===========

5. LONG-TERM DEBT

Long-term debt consists of the following at December 31:

                                     1995             1994
                                 ------------     ------------
Promissory note payable          $ 18,000,000     $         --
Term loan                          32,500,000       34,550,000
Subordinated notes payable          7,000,000        7,000,000
                                   57,500,000       41,550,000

Less current portion              (12,050,000)      (2,050,000)
                                 ------------     ------------
                                 $ 45,450,000     $ 39,500,000
                                 ============     ============

PROMISSORY NOTE PAYABLE

Effective December 31, 1995, the Company redeemed all outstanding shares of its Class B Redeemable Preferred Stock in exchange for an $18,000,000 promissory note to Sperry Marine's former parent repayable in January 1996. The Company financed the settlement of the promissory note in January 1996 by increasing its term loan by $8,000,000 (due in 2000) and drawing down on its revolving credit facility in the amount of $10,000,000 (see Note 6).

TERM LOAN

In connection with the acquisition of Sperry Marine, the Company entered into a credit agreement among several lenders for a term loan of $41,000,000 and a revolving credit facility of $17,000,000. Principal repayments on the term loan amounting to approximately $2,050,000 are due each year through 1997; $9,111,000 in 1998; $10,933,000 in 1999; and $8,356,000 in 2000. Additional term loan principal of $4,400,000 was settled in 1994 as a result of sale of the periscope line of business, $1,400,000 of which was from the sale of a note receivable from the purchasers of the periscope business.

                                 Steerage Corp.

Borrowings under the credit agreement bear a variable rate of interest determined by the borrowing and interest option selected by the Company. Borrowings on the term loan or the revolving credit facility may be priced at the higher of prime plus 2.25% or the Federal Funds Rate plus 2.75%, or LIBOR plus 3.25%, as periodically selected by the Company. The interest rate on the term loan at December 31, 1995 was 8.8125%. In February 1994, the Company entered into a three-year agreement which caps the annual interest rate on $35,000,000 of principal on the term loan to 10.75%.

Amounts under the revolving credit facility are available as direct borrowings or as letters of credit. Borrowings on the revolving credit facility mature in November 2001. No amounts were outstanding on the credit facility at December 31, 1995 or 1994. The agreement requires an annual commitment fee equal to 1/2% of the average unused commitment.

Substantially all of the Company's assets related to its U.S. and certain foreign operations are pledged as collateral under the above credit agreement. The agreement requires the Company to meet certain financial ratios and maintain a minimum net worth, and restricts the Company's ability to incur additional debt, make capital expenditures in excess of agreed amounts, or pay cash dividends. Any consolidation, merger, or change in control is permitted only with the lenders' prior approval. The Company is in compliance with covenants under the credit agreement, as amended, at December 31, 1995.

SUBORDINATED NOTES PAYABLE

In connection with the acquisition of Sperry Marine, the Company issued unsecured subordinated notes payable to an insurance company and its affiliates totaling $7,000,000. Interest is payable on a semiannual basis at 10%. Scheduled principal payments on these notes are as follows: $2,300,000 in 2001; $2,300,000 in 2002; and $2,400,000 in 2003. The entire principal balance is immediately due upon a change in control of the Company as defined in the note agreement.

OTHER

Certain contracts in foreign countries require security in the form of standby letters of credit. At December 31, 1995, the Company had outstanding letters of credit of approximately $2,875,000, of which $2,041,000 are provided by the Company's former parent. As deliveries under the specified contracts are made, the balances of the standby letters of credit are reduced.

                                 Steerage Corp.

Interest paid on indebtedness amounted to approximately $4,162,000 and $3,765,000 for the years ended December 31, 1995 and 1994, respectively.

6. REDEEMABLE PREFERRED STOCK

Mandatorily redeemable preferred stock consists of the following at December 31:

                                                1995           1994
Class A, Cumulative Preferred Stock,
  $100 par value (aggregate liquidation
  preference of $8,092,287):
    Authorized - 100,000 shares
    Issued and outstanding - 80,923
      and 65,921 shares                     $ 8,092,287     $ 6,592,068

Class B, Cumulative Preferred
    Stock, $100 par value:
    Authorized - 205,000 shares
    Issued and outstanding -
      171,313 shares in 1994                       --        13,786,426
                                            -----------     -----------
                                            $ 8,092,287     $20,378,494
                                            ===========     ===========

Effective December 31, 1995, the Company redeemed all outstanding shares of Class B Preferred Stock in exchange for an $18,000,000 promissory note due in January 1996 and settlement of certain outstanding matters with its former parent relating to the acquisition of Sperry Marine at a cost of $360,078. The excess of the total consideration paid over the carrying value of the Class B Preferred Stock at the time of redemption has been recorded as a charge to retained earnings.

The Class A Preferred Stock is nonvoting and has a cumulative annual dividend of $11 per share. The Class B Preferred Stock is also nonvoting and was issued to Sperry Marine's former parent as partial consideration for the Company's acquisition of Sperry Marine. The Class B Preferred Stock has an annual dividend of $6 per share through 1995. The Class B Preferred Stock was recorded at its estimated fair value of $13,000,000 at the date of Sperry Marine's acquisition by the Company. Accretion of the market discount from the redemption value of Class B Preferred Stock was $705,347 and $611,094, respectively, for the years ended December 31, 1995 and 1994. Accretion of the market discount is recorded as an increase to the Class B Preferred Stock and a reduction of retained earnings.

Dividends for each class are payable annually in arrears each April. Dividends due for periods through 1995 could be paid

                                 Steerage Corp.

either in cash or through the issuance of additional shares of preferred stock of the same class. Dividends for 1996 and thereafter are payable in cash. During 1994 Class A dividends of $92,068 and Class B dividends of $102,547 were paid in the form of additional shares of preferred stock. During 1995 Class A dividends of $1,500,219 and Class B dividends of $2,073,562 were paid in additional shares of preferred stock. Dividends for 1995 which normally would have been declared in 1996 were accelerated in connection with redemption of the Class B Preferred Stock.

The Class A Preferred Stock has a liquidation preference ahead of all other classes of stock. The Company is required to redeem the Class A Preferred Stock in October 2001 or earlier under certain conditions. These conditions include repayment in full of amounts due under the credit agreement described in Note 5, merger or consolidation of the Company where the Company is not the surviving entity, sale of substantially all of the Company's assets, or anytime when the Company's stockholders at November 13, 1993 no longer control 50% of the Company's common stock.

Upon default of dividend requirements, Class A preferred stockholders have the right, under certain conditions, to elect a total of two additional members to the board of directors.

7. STOCKHOLDERS' EQUITY

Convertible preferred stock consists of the following at December 31, 1995 and 1994:

Class C, Convertible Preferred Stock, $7.50 par value
  (aggregate liquidation preference of $150,000)
    Authorized - 50,000 shares
    Issued and outstanding - 20,000 shares, at
      estimated fair value at issuance                           $140,000

The Class C Preferred Stock is nonvoting and can be converted at the option of the holders to an equal number of shares of Class A Common Stock, subject to certain restrictions. Dividends are at the discretion of the Company's board of directors and may be paid only if dividend requirements for the Class A Redeemable Preferred Stock have been met. The Class C Preferred Stock can be redeemed at any time after November 15, 1998 by the Company for $7.50 per share. No dividends were paid on the Class C Preferred Stock during 1995.

                                 Steerage Corp.

Common stock consists of the following at December 31, 1995 and 1994:

Class A, Common Stock, $0.01 par value
  Authorized - 3,000,000 shares
  Issued and outstanding - 880,000 shares               $8,800
Class B, Common Stock, $0.01 par value
  Authorized - 375,000 shares
  Issued and outstanding - 100,000 shares                1,000
                                                        ------
                                                        $9,800
                                                        ======

Class A Common Stock has full voting rights. Class B Common Stock is nonvoting and is convertible, at the option of the holders, into an equal number of shares of Class A Common Stock. At December 31, 1995, the Company has reserved 120,000 shares of Class A Common Stock for issuance upon conversion of Class C Preferred and Class B Common Stock.

In 1994, the Company implemented a ten-year Incentive Stock Option plan for selected directors, officers, and employees. Options are granted at the discretion of the Company's board of directors. Stock subject to the options is Company Class A Common Stock, and the aggregate number of shares which may be issued under options may not exceed 100,000. The option price is at least 100% of the fair market value of the stock as determined in good faith by the Company's board of directors on the date of grant. During 1995, no options were granted or exercised, and 1,000 options were canceled. During 1994, 93,500 options were granted, with exercise prices ranging from $17.50 to $30.00. No options were exercised in 1994, and 800 options were canceled. At December 31, 1995 and 1994 options for 31,880 and 14,240 shares were vested. The remaining options vest through November 1999, except that vesting is accelerated upon a change in control.

8. INCOME TAXES

The acquisition of Sperry Marine and affiliated companies resulted in a revaluation of the tax bases of assets acquired and liabilities assumed for U.S. federal income tax purposes. Deferred tax assets and liabilities were adjusted at acquisition to reflect the difference between financial reporting and tax bases of assets and liabilities.

                                 Steerage Corp.

Pretax income for the years ended December 31, 1995 and 1994 was taxed in the following jurisdictions:

                                     YEAR ENDED DECEMBER 31
                                      1995            1994
                                   -------------------------
Domestic                           $10,661,613   $ 9,860,728
Foreign                                475,916    (1,789,974)
                                   -----------   -----------
                                   $11,137,529   $ 8,070,754
                                   ===========   ===========

Significant components of the provision for income taxes are as follows:

                                           YEAR ENDED DECEMBER 31
                                            1995            1994
                                         ---------------------------
Current:
  Federal                                $2,915,576      $4,763,468
  Foreign                                   629,828         554,879
  State                                     858,558         794,126
                                         ----------      ----------
Total current                             4,403,962       6,112,473

Deferred:
  Federal                                   664,559      (2,207,827)
                                         ----------      ----------
Total deferred                              664,559      (2,207,827)
                                         ----------      ----------
                                         $5,068,521      $3,904,646
                                         ==========      ==========

Deferred tax liabilities and assets are comprised of the following at December 31, 1995 and 1994:

                                            1995            1994
                                         ----------------------------
Deferred tax liabilities:
  Accrued liabilities                    $1,516,366        $  743,601
  Other                                   1,183,154           365,489
                                         ----------        ----------
Total deferred tax liabilities            2,699,520         1,109,090

Deferred tax assets:
  Depreciation                            2,164,667         1,591,367
  Other                                     549,026           196,455
                                         ----------        ----------
Total deferred tax assets                 2,713,693         1,787,822
                                         ----------        ----------
Net deferred tax assets                  $   14,173        $  678,732
                                         ==========        ==========

The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is:

                                  Steerage Corp.

                                                 YEAR ENDED DECEMBER 31
                                             1995                       1994
                                    ------------------------------------------------
                                    AMOUNT         PERCENT      AMOUNT       PERCENT
Tax at U.S. statutory rate      $ 3,898,135          35%     $ 2,824,764        35%
State income taxes, net of
  federal tax benefit               558,063           5          516,182         6
Higher effective income tax
  rates of other countries          463,200           4        1,316,614        16
Foreign tax credits and
  foreign sales corp                (29,164)         --         (515,000)       (6)
Other                               178,287           2         (237,914)       (3)
                                -----------          --      -----------        --
                                $ 5,068,521          46%     $ 3,904,646        48%
                                ===========          ==      ===========        ==

Income taxes paid for the years ended December 31, 1995 and 1994 amounted to approximately $2,558,000 and $3,725,000, respectively.

9. CONTINGENCIES

The Company is subject to claims and suits arising in the ordinary course of its operations. In the opinion of management, the ultimate resolution of any current pending legal proceedings will not have a material adverse effect on the Company's financial position or results of operations.

Because of Sperry Marine's contracts with the U.S. government, Sperry Marine is subject to audit by the Defense Contract Audit Agency. Under the agreement with its former parent, Sperry Marine has been indemnified for the full amount of any settlements for all periods prior to the date Sperry Marine was acquired by the Company.

10. LEASE COMMITMENTS

The Company leases office space and certain equipment under noncancelable operating leases expiring in various periods through 2003. Certain of these leases include provisions for renewal at the Company's option. Future minimum lease commitments under these leases are as follows:

                                 Steerage Corp.

                    YEAR                        AMOUNT
                    ----                        ------
                    1996                      $  831,378
                    1997                         496,368
                    1998                         180,902
                    1999                          29,017
                    2000                          18,887
                    Thereafter                    13,610
                                              ----------
                                              $1,570,162
                                              ==========

Rental expense was $963,000 and $954,000 for the years ended December 31, 1995 and 1994, respectively.

11. EMPLOYEE RETIREMENT AND BENEFIT PLANS

The Company sponsors defined benefit plans for the benefit of substantially all domestic employees and employees of certain of the Company's foreign affiliates. Benefits generally are based on average compensation and years of service. The Company funds costs currently. The following tables summarize the components of net pension costs for the years ended December 31:

                                    Domestic         Foreign           Total
                                    --------         -------           -----
1995
---------------------------
Service cost                      $ 1,261,131       $ 307,512       $ 1,568,643
Interest cost on the
  projected benefit

  obligation                          104,616         488,367           592,983
Actual return on plan
  assets                              (91,820)       (466,034)         (557,854)
Net amortization and
  deferral                             48,114          50,660            98,774
                                  -----------       ---------       -----------
Net pension cost                  $ 1,322,041       $ 380,505       $ 1,702,546
                                  ===========       =========       ===========

1994
---------------------------
Service cost                      $ 1,367,371       $ 283,496       $ 1,650,867
Interest cost on the
  projected benefit

  obligation                             --           414,096           414,096
Actual return on plan
  assets                                 --          (387,643)         (387,643)
Net amortization and
  deferral                               --            81,759            81,759
                                  -----------       ---------       -----------
Net pension cost                  $ 1,367,371       $ 391,708       $ 1,759,079
                                  ===========       =========       ===========

The funded status and accrued pension cost recognized in the financial statements as of December 31 are as follows:

                                 Steerage Corp.

1995
-------------------------
Actuarial present value
  of benefits for service
  rendered to date:
    Accumulated benefit
      obligation based on
      salaries to date           $ 2,057,253      $ 4,875,617      $  6,932,870
    Additional benefits
      based on future
      salary levels                  992,157        2,535,611         3,527,768
                                 -----------      -----------      ------------
Projected benefit
  obligation                       3,049,410        7,411,228        10,460,638
Plan assets at fair
  market value                    (1,399,204)      (5,416,083)       (6,815,287)
                                 -----------      -----------      ------------
Projected benefit
  obligation in excess
  of plan assets                   1,650,206        1,995,145         3,645,351
Unrecognized loss                    332,796        1,232,376         1,565,172
                                 -----------      -----------      ------------
Net accrued pension cost         $ 1,317,410      $   762,769      $  2,080,179
                                 ===========      ===========      ============


                                    Domestic         Foreign           Total
                                    --------         -------           -----
1994
-------------------------
Actuarial present value of
  benefits for service
  rendered to date:
  Accumulated benefit
    obligation based on
    salaries to date              $   760,330      $ 4,495,230      $ 5,255,560
  Additional benefits
    based on future
    salary levels                     373,200        2,240,156        2,613,356
                                  -----------      -----------      -----------
Projected benefit
  obligation                        1,133,530        6,735,386        7,868,916
Plan assets at fair
  market value                           --         (5,259,503)      (5,259,503)
                                  -----------      -----------      -----------
Projected benefit
  obligation in excess
  of plan assets                    1,133,530        1,475,883        2,609,413
Unrecognized loss (gain)             (233,841)         874,410          640,569
                                  -----------      -----------      -----------
Net accrued pension cost          $ 1,367,371      $   601,473      $ 1,968,844
                                  ===========      ===========      ===========

The vested portion of the accumulated benefit obligation attributed to domestic and foreign employees at December 31, 1995 was $1,874,252 and $4,515,868, respectively. The vested portion of the accumulated benefit obligation attributed to domestic and foreign employees at December 31, 1994 was $700,925 and

                                 Steerage Corp.

$4,178,499, respectively. Assets of the pension plans are generally invested in funds managed by banks and insurance companies, common stocks, and bonds.

Assumptions used in the determination of the present value of benefits are as follows:

                                      Domestic       Foreign
                                      --------       -------
1995
-------------------------
Weighted average discount
  rate                                 7.5%         6.5% - 8%
Rates of increase in future
  compensation levels                    5%           4% - 6%
Weighted average expected
  long term asset return                 9%         7% - 9.5%

                                      Domestic       Foreign
                                      --------       -------
1994
-------------------------
Weighted average discount
  rate                                 8.5%         6.5% - 8%
Rates of increase in future
  compensation levels                    5%           4% - 6%
Weighted average expected
  long term asset return                 9%         7% - 9.5%

The Company established the Sperry Marine Inc. 401(k) Savings Plan effective January 1, 1994. Substantially all domestic employees are eligible to participate in the plan. Under the provisions of the plan, Sperry Marine may make annual contributions at management's discretion. The Company's cost for the plan was $1,236,000 and $836,000 in 1995 and 1994.

Prior to the acquisition, Sperry Marine participated in the retirement and 401(k) plans of its former parent for the benefit of its domestic employees. Sperry Marine recognized expense of approximately $2,867,000 in 1993, prior to the acquisition under those plans.

12. RELATED PARTY TRANSACTIONS

The accompanying financial statements include the following transactions between Sperry Marine and its former parent or other related companies:

                                 Steerage Corp.

                                                                     PREDECESSOR
                                                                     -----------
                                                     NOVEMBER 13      JANUARY 1
                                                       1993 TO         1993 TO
                        YEAR ENDED DECEMBER 31       DECEMBER 31     NOVEMBER 12
                         1995            1994           1993            1993
                     -----------------------------------------------------------

     1993
--------------
Net sales            $21,655,000     $14,826,000     $3,699,000     $ 7,094,000
Interest income
  (expense)                 --              --            5,000        (123,000)
Advisory fees            612,500         500,000         63,000       1,433,000

At December 31, 1995 and 1994, trade accounts receivable with Sperry's former parent and other related companies were $3,079,000 and $1,318,000, respectively.

In connection with the acquisition of Sperry Marine, the Company recorded investment banking, consulting and other fees totaling approximately $780,000 to entities controlled by the chairman of the Company's Board of Directors. Additionally, in November 1993, the Company entered into an agreement providing for an annual advisory fee of $500,000 to be paid to one of those entities. This annual advisory fee was increased to $900,000 during 1995.

13. OPERATIONS BY GEOGRAPHICAL AREA AND SIGNIFICANT CUSTOMERS

GEOGRAPHICAL AREA

Sperry Marine's foreign operations are primarily in Europe. Transfer prices to foreign subsidiaries are intended to produce profit margins commensurate with the sales and service effort associated with the products sold, and are comparable to prices charged to unaffiliated customers. Financial information on a geographical basis is as follows:

                                 Steerage Corp.

                                                    YEAR ENDED DECEMBER 31
                                                --------------------------------
                                                   1995                 1994
SALES TO UNAFFILIATED CUSTOMERS
United States, including direct
  export sales                                  $ 88,021,516        $ 80,482,033
Foreign                                           56,077,046          49,503,813
                                                ------------        ------------
                                                $144,098,562        $129,985,846
                                                ============        ============

INTERAREA TRANSFERS
United States                                   $ 18,763,625        $ 16,162,729
Foreign                                           14,639,613          12,644,885
                                                ------------        ------------
                                                $ 33,403,238        $ 28,807,614
                                                ============        ============

OPERATING PROFIT
United States                                   $ 12,196,071        $ 10,540,847
Foreign                                            2,666,347           1,437,820
                                                ------------        ------------
                                                $ 14,862,418        $ 11,978,667
                                                ============        ============

IDENTIFIABLE ASSETS
United States                                   $100,115,112        $ 94,841,953
Foreign                                           19,526,157          24,830,626
                                                ------------        ------------
                                                $119,641,269        $119,672,579
                                                ============        ============

Direct export sales from the United States were approximately $24,352,000 and $19,625,000 for the years ended December 31, 1995 and 1994, respectively.

SIGNIFICANT CUSTOMERS

Sperry Marine had revenues from the U.S. government and its agencies of approximately $29,006,000 and $32,135,000 for the years ended December 31, 1995 and 1994, respectively, or approximately 20% and 25% of net sales for the years then ended. In addition, Sperry Marine had sales to its former parent of approximately $20,806,000 and $14,826,000 for the years ended December 31, 1995 and 1994, respectively, or approximately 14% and 11% of net sales for the years then ended.

14. SUBSEQUENT EVENT

In February 1996, the Company entered into an Agreement and Plan of Merger with Litton Industries, Inc. ("Litton"). The Agreement provides for the exchange of Litton shares for the shares of Company Class A Common Stock, Class B Common Stock, and Class C Convertible Preferred Stock, for Litton to settle in cash the Class A Cumulative Preferred Stock, and for Litton to discharge all obligations of the Company under the credit agreement and subordinated notes described in
Note 5. Consummation of the Agreement is subject to various conditions including but not limited to approval by shareholders holding at least two-thirds of the outstanding shares of the Company and completion of due diligence procedures by Litton.

                                                                         ANNEX A




                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                 STEERAGE CORP.,

                             LITTON INDUSTRIES, INC.

                                       and

                              LII INDUSTRIES, INC.

                          DATED AS OF FEBRUARY 2, 1996

                                TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
ARTICLE I    THE MERGER...........................................................    1

    Section 1.01  The Merger......................................................    1

    Section 1.02  Closing.........................................................    1

    Section 1.03  Effective Time..................................................    2

    Section 1.04  Conversion of Shares............................................    2

    Section 1.05  Exchange of Certificates Representing Steerage Capital Stock....    4

    Section 1.06  Adjustment of Exchange Ratios...................................    5

    Section 1.07  Stock Options...................................................    5

    Section 1.08 Dissenting Shares................................................    6

ARTICLE II    CERTAIN MATTERS RELATING TO THE SURVIVING
  CORPORATION.....................................................................    6

    Section 2.01  Certificate of Incorporation of the Surviving Corporation.......    6

    Section 2.02  By-Laws of the Surviving Corporation............................    6

    Section 2.03  Directors of the Surviving Corporation..........................    6

    Section 2.04  Officers of the Surviving Corporation...........................    7

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
  MERGER SUB......................................................................    7

    Section 3.01  Existence, Good Standing, Corporate Authority...................    7

    Section 3.02  Certificate of Incorporation and By-Laws........................    7

    Section 3.03  Authorization, Validity and Effect of Agreements................    7

    Section 3.04  Compliance with Laws............................................    8

    Section 3.05  Capitalization..................................................    8

    Section 3.06 Ownership of Merger Sub; No Prior Activities.....................    9

                                       (i)

                                                                                    PAGE
                                                                                    ----
    Section 3.07  No Violation; Required Filings and Consents.....................    9

    Section 3.08  SEC Documents...................................................   10

    Section 3.09  Absence of Certain Changes......................................   11

    Section 3.10  Litigation......................................................   11

    Section 3.11  Accounting and Tax Matters......................................   11

    Section 3.12  No Brokers......................................................   11

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF STEERAGE..........................   11

    Section 4.01  Existence, Good Standing, Corporate Authority...................   11

    Section 4.02  Certificate of Incorporation and By-Laws........................   12

    Section 4.03  Authorization, Validity and Effect of Agreements................   12

    Section 4.04  Compliance with Laws............................................   12

    Section 4.05  Capitalization..................................................   13

    Section 4.06  Subsidiaries; Other Interests...................................   14

    Section 4.07  No Violation; Required Filings and Consents.....................   14

    Section 4.08  Financial Statements............................................   15

    Section 4.09  Absence of Certain Changes or Events............................   16

    Section 4.10  Properties......................................................   16

    Section 4.11  Litigation......................................................   17

    Section 4.12  Contractual Obligations.........................................   17

    Section 4.13  Trade Secrets and Intellectual Property.........................   19

    Section 4.14  Foreign Corrupt Practices Act...................................   20

    Section 4.15  Government Contracts............................................   20

    Section 4.16  Compliance with False Claims Act................................   22

    Section 4.17  Government Contracting Audits...................................   22

    Section 4.18  Taxes...........................................................   23

                                      (ii)

                                                                        PAGE
                                                                        ----
    Section 4.19  Employee Benefit Plans..............................   23

    Section 4.20  Labor Matters.......................................   24

    Section 4.21  Environmental Matters...............................   24

    Section 4.22  Accounting and Tax Matters..........................   25

    Section 4.23  No Brokers..........................................   25

    Section 4.24  Certain Indemnification Agreements..................   25

    Section 4.25  Transactions with Affiliates........................   25

    Section 4.26  Stockholders Agreement..............................   26

    Section 4.27  Board Recommendation................................   26

ARTICLE V    COVENANTS................................................   26

    Section 5.01  Alternative Proposals...............................   26

    Section 5.02  Interim Operations..................................   26

    Section 5.03  Consent of Stockholders.............................   29

    Section 5.04  Filings; Other Action...............................   30

    Section 5.05  Inspection of Records...............................   30

    Section 5.06  Publicity...........................................   31

    Section 5.07  Registration Statement..............................   31

    Section 5.08  Affiliate Letters...................................   31

    Section 5.09  Expenses............................................   32

    Section 5.10  Insurance; Indemnity................................   32

    Section 5.11  Reorganization......................................   33

    Section 5.12  Pooling-of-Interests................................   33

    Section 5.13  Employee Benefit Plans..............................   33

    Section 5.14  NYSE Listing........................................   34

    Section 5.15 Existing Agreements..................................   34

                                      (iii)

                                                                                               PAGE
                                                                                               ----
    Section 5.16 Delivery of disclosure Letters and Financial Statements.....................   34

ARTICLE VI    CONDITIONS.....................................................................   34

    Section 6.01  Conditions to Each Party's Obligation to Effect the Merger.................   34

    Section 6.02  Conditions to Obligation of Steerage to Effect the Merger..................   35

    Section 6.03  Conditions to Obligation of Acquiror and Merger Sub to Effect the Merger...   36

ARTICLE VII    TERMINATION...................................................................   37

    Section 7.01  Termination of Agreement...................................................   37

    Section 7.02  Effect of Termination and Abandonment......................................   39

    Section 7.03  Extension; Waiver..........................................................   39

ARTICLE VIII   GENERAL PROVISIONS............................................................   39

    Section 8.01  Certain Definitions........................................................   39

    Section 8.02  Nonsurvival of Representations, Warranties and Agreements..................   43

    Section 8.03  Notices....................................................................   43

    Section 8.04  Assignment, Binding Effect.................................................   43

    Section 8.05  Entire Agreement...........................................................   44

    Section 8.06  Amendment..................................................................   44

    Section 8.07  Governing Law..............................................................   44

    Section 8.08  Counterparts...............................................................   44

    Section 8.09  Headings...................................................................   44

    Section 8.10  Interpretation.............................................................   44

    Section 8.11  Waivers....................................................................   44

    Section 8.12  Incorporation of Exhibits..................................................   44

    Section 8.13  Severability...............................................................   45

    Section 8.14  Enforcement of Agreement...................................................   45


                                      (iv)

                                                                            PAGE
                                                                            ----
EXHIBITS

A         Form of Steerage Affiliate Letter
B         Form of Acquiror Affiliate Letter
C         Steerage 1994 Financial Statements

                                       (v)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is dated as of February 2, 1996 (the "Agreement") among Steerage Corp., a Delaware corporation ("Steerage"), Litton Industries, Inc., a Delaware corporation ("Acquiror"), and LII Industries, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub").

         WHEREAS, the Board of Directors of Steerage has determined that a business combination between Steerage and Acquiror is in the best interests of Steerage and its stockholders and presents an opportunity for Steerage to achieve long-term strategic and financial benefits, and, accordingly, has approved and adopted this Agreement and the transactions contemplated hereby and Steerage's Board of Directors recommends approval thereof by Steerage's stockholders;

         WHEREAS, the Board of Directors of Steerage has determined that the merger provided for herein is fair to Steerage stockholders;

         WHEREAS, it is contemplated that the Board of Directors of Acquiror will soon meet to consider and vote upon this Agreement and the transactions contemplated hereby; and

         WHEREAS, it is the intention of the parties to this Agreement that for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code") and be accounted for as a pooling-of-interests for financial reporting purposes;

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03 of this Agreement), Steerage shall be merged with and into Merger Sub in accordance with the laws of the State of Delaware and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of Steerage shall cease, and Merger Sub shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation").

         Section 1.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Schulte Roth & Zabel, 900 Third Avenue, New York, NY 10022 at 10:00 a.m. on the second Business Day after all the conditions set forth in Article VI of this Agreement (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied; or (b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."

         Section 1.03 Effective Time. As soon as practical after all the conditions to the Merger set forth in Article VI of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VII hereof, the parties hereto shall cause a certificate of merger to be properly executed and filed in accordance with the laws of the State of Delaware and the terms of this Agreement. The parties hereto shall also take such further actions as may be appropriate or required under the laws of the State of Delaware in connection with the consummation of the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of Merger Sub and Steerage, all as provided under applicable law.

         Section 1.04  Conversion of Shares.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof or any party hereto, except as otherwise provided in Section 1.04(b) hereof:

                  (i) each share of Class A Common Stock, par value $0.01 per share, of Steerage (the "Steerage Class A Common Stock"), each share of Class B Common Stock, par value $0.01 per share, of Steerage (the "Steerage Class B Common Stock," and collectively with the Steerage Class A Common Stock, the "Steerage Common Stock") and each share of Class C Convertible Preferred Stock, par value $7.50 per share, of Steerage (the "Steerage Class C Preferred Stock") outstanding immediately prior to the Effective Time (other than dissenting shares, as provided in Section 1.08) shall be converted into and exchanged for the right to receive the number of shares of validly issued, fully paid and nonassessable common stock, $1.00 par value, of Acquiror ("Acquiror Common Stock"), rounded to the nearest ten- thousandth of a share, obtained by

                  (A) dividing the Common Stock Merger Consideration by $48.50; provided, however, that

                           (1) if the Average Acquiror Share Price is less than $43.65, the foregoing calculation shall be adjusted by substituting (x) the Average Acquiror Share Price divided by .9 for (y) $48.50, and

                           (2) if the Average Acquiror Share Price is greater than $53.35, then the foregoing calculation shall be adjusted by substituting (x) the Average Acquiror Share Price divided by 1.1 for (y) $48.50; and

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
                  (B) dividing the resulting quotient by the number of shares of Steerage Common Stock outstanding immediately prior to the Effective Time, assuming the conversion or exercise of all securities convertible into or exercisable for Steerage Common Stock,

         (such ratio, as adjusted pursuant to Section 1.06 being hereinafter referred to as the "Common Stock Exchange Ratio");

                  (ii) each share of Class A Cumulative Preferred Stock, par value $100.00 per share, of Steerage (the "Steerage Class A Preferred Stock") outstanding immediately prior to the Effective Time (other than dissenting shares, as defined in Section 1.08) shall be converted into and exchanged for the right to receive an amount in cash equal to $100.00 plus the amount of any accrued and unpaid dividends to (and including) the date of the Closing with respect to such share of Steerage Class A Preferred Stock, without interest (the "Class A Preferred Merger Consideration"), and

                  (iii) each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the effective time shall remain outstanding.

"Common Stock Merger Consideration" shall mean the difference between (i) $160,000,000 and the net proceeds to Steerage (after any taxes to be paid and selling expenses of the sale of the Property contemplated by Section 5.02(c)) and (ii) the sum of the following: (A) the amount of Steerage's indebtedness for borrowed money (calculated as provided in the next following sentence) net of cash as of January 31, 1996, (B) the Class A Preferred Merger Consideration, and
(C) Steerage's legal and transaction fees and expenses in connection herewith (including the fees and expenses payable pursuant to Section 4.23) or otherwise payable by Steerage, and (D) the aggregate valuation, as determined in good faith by Acquiror, of items that come to Acquiror's attention during the due diligence period contemplated by Section 7.01(a) that adversely affect Acquiror's valuation of Steerage; provided, however, that the amount determined by this clause (D) shall not exceed $5,000,000. Steerage and Acquiror shall mutually agree on a methodology for determining the amount of indebtedness specified in clause (A) which amount shall include (i) any associated prepayment and similar penalties related thereto, (ii) such reductions to Steerage's indebtedness as of January 31, 1996 as are reflective of a normalization of inventory, accounts payable and accounts receivable levels and (iii) a reduction equal to the aggregate cash exercise price received by Steerage with respect to exercises of Steerage Stock Options from the date hereof through the Effective Date.

         (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Steerage Capital Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Steerage Capital Stock shall thereafter cease to have any rights with respect to such shares of Steerage Capital Stock, except for the right to receive (except as otherwise provided in Section 1.08 hereof), without interest, Acquiror Common Stock and cash for fractional shares of Acquiror Common Stock in accordance with Section 1.05 of this Agreement upon the surrender of a certificate (each, a

"Certificate") representing such shares of Steerage Capital Stock in accordance with the provisions of this Article.

         (c) Each share of Steerage Capital Stock held by Steerage as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

         Section 1.05 Exchange of Certificates Representing Steerage Capital Stock.

         (a) At the Closing, upon surrender of a Certificate for cancellation to Acquiror, together with the appropriate stock powers, the holder of the Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Acquiror Common Stock which such holder has the right to receive in respect of the shares of Steerage Capital Stock formerly represented by such Certificate (after taking into account all shares of Steerage Capital Stock then held by such holder); and (ii) a check representing the amount of cash in lieu of fractional shares of Acquiror Common Stock or in exchange for shares of Steerage Class A Preferred Stock, if any, and unpaid dividends and distributions after giving effect to any required withholding tax, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.05, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of Steerage Capital Stock. In the event of a transfer of ownership of Steerage Capital Stock which is not registered in the transfer records of Steerage, a certificate representing the proper number of shares of Acquiror Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such a transferee if the Certificate representing such Steerage Capital Stock is presented to Acquiror, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. On the Effective Date, Acquiror shall irrevocably deposit funds necessary to pay the Class A Preferred Merger Consideration upon surrender of certificates therefor (to the extent not paid to such holders on the Effective Date).

         (b) Subject to the effect of applicable laws, following surrender of any Certificate, there shall be paid to the holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Acquiror Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock, less the amount of any withholding taxes which may be required thereon.

         (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of Steerage of the shares of Steerage Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Acquiror, they shall be canceled and exchanged for certificates representing shares of Acquiror Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.05.

         (d) No fractional shares of Acquiror Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Acquiror Common Stock pursuant to Section 1.04(a), cash adjustments will be paid as set forth herein. The cash to which each holder of Steerage Capital Stock shall be entitled, if any, shall be determined by multiplying the fractional share interest of Acquiror Common Stock to which such holder of Steerage Capital Stock is entitled (after taking into account all shares of Steerage Capital Stock then held by such holder) by the Average Acquiror Stock Price.

         (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the granting by such Person to the Surviving Corporation of an indemnity against any claim that may be made against it with respect to such Certificate, Acquiror will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Acquiror Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Acquiror Common Stock as provided in this Section 1.05, deliverable in respect thereof pursuant to this Agreement.

         Section 1.06 Adjustment of Exchange Ratios. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Acquiror Common Stock or Steerage Capital Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Common Stock Exchange Ratio shall be appropriately adjusted.

         Section 1.07 Stock Options. All options (individually, a "Steerage Option" and collectively, the "Steerage Options") currently outstanding under the Steerage Corp. 1994 Stock Option Plan (the "Steerage Stock Option Plan") shall vest in full, at or prior to the Effective Time, and at least 75% of such Steerage Options shall be exercised prior to the Effective Time. The Steerage Options which shall not be so exercised shall remain outstanding following the Effective Time. At the Effective Time, such Steerage Options shall, by virtue of the Merger and without any further action on the part of Steerage or the holder of such Steerage Options, be assumed by Acquiror in such manner that Acquiror
(a) is a corporation (or a parent or a subsidiary corporation of such corporation) "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code; or (b) to the extent that Section 424 of the Code does not apply to any such Steerage Options, would be such a corporation (or a parent or a subsidiary corporation of such corporation) were Section 424 applicable to such option. At the Effective Time,
(i) all references in the Steerage Stock Option Plan to Steerage shall be deemed to refer to Acquiror and (ii) Acquiror shall issue to each holder of a Steerage Option a document evidencing the assumption of such option by Acquiror in accordance herewith. Each Steerage Option assumed by Acquiror (as assumed, the "Acquiror Options") shall be exercisable upon the same terms and conditions including, without limitation, vesting, as under the applicable Steerage Stock Option Plan and the applicable option agreement issued thereunder, except that
(x) each such

Steerage Option shall be exercisable for that whole number of shares of Acquiror Common Stock (to the nearest whole share) into which the number of shares of Steerage Common Stock subject to such Steerage Option immediately prior to the Effective Time would be converted under Section 1.04 of this Agreement; and (y) the option price per share of Acquiror Common Stock shall be an amount equal to the option price per share of Steerage Common Stock subject to such Steerage Option in effect immediately prior to the Effective Time divided by the Common Stock Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). The date of grant of each Acquiror Option shall be the date on which the corresponding Steerage Option was granted. No payment shall be made for fractional interests. Acquiror shall take all corporate actions necessary to reserve for issuance such number of shares of Acquiror Common Stock as will be necessary to satisfy exercises in full of all Steerage Options after the Effective Time.

         Section 1.08 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, in the event appraisal rights are available to Steerage's stockholders pursuant to applicable law, any shares of Steerage Capital Stock held by a Person who objects to the Merger and who complies with all of the provisions of applicable law concerning the rights of such Person to dissent from the Merger and to require appraisal of such person's shares of Steerage Capital Stock ("Steerage Dissenting Shares") shall not be converted into the right to receive the merger consideration provided for in
Section 1.04(a) of this Agreement but shall become the right to receive such consideration as may be determined to be due to the holder of such Steerage Dissenting Shares pursuant to applicable law; provided however, that any Steerage Dissenting Shares held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right to appraisal, in either case pursuant to applicable law, shall be deemed to have been automatically converted into, as of the Effective Time, the right to receive the merger consideration provided for pursuant to Section 1.04(a) of this Agreement without any interest thereon.

                                   ARTICLE II

                           CERTAIN MATTERS RELATING TO
                            THE SURVIVING CORPORATION

         Section 2.01 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time.

         Section 2.02 By-Laws of the Surviving Corporation. The By-Laws of Merger Sub shall be the By-Laws of the Surviving Corporation immediately after the Effective Time.

         Section 2.03 Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall consist of the persons to be set forth in the Acquiror Disclosure Letter, to hold office until their successors are duly appointed or elected in accordance with applicable law.

         Section 2.04 Officers of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time shall consist of the persons to be set forth in the Acquiror Disclosure Letter, who shall hold the offices listed opposite their respective names until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

         Except as set forth in the disclosure letter to be delivered by Acquiror to Steerage (the "Acquiror Disclosure Letter") pursuant to Section 5.16 hereof, Acquiror and Merger Sub represent and warrant to Steerage as follows:

         Section 3.01 Existence, Good Standing, Corporate Authority. Acquiror, Merger Sub and each Acquiror Significant Subsidiary are corporations or partnerships duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. Each of Acquiror, Merger Sub and each Acquiror Significant Subsidiary is duly licensed or qualified to do business as a foreign corporation or partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its respective business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Acquiror and its Subsidiaries taken as a whole (an "Acquiror Material Adverse Effect"). Acquiror and each of the Acquiror Significant Subsidiaries have all requisite corporate power and authority to own, operate and lease their respective properties.

         Section 3.02 Certificate of Incorporation and By-Laws. Acquiror has heretofore furnished to Steerage a complete and correct copy of the Certificate of Incorporation and the By-Laws, as amended or restated, of Acquiror. Acquiror is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

         Section 3.03 Authorization, Validity and Effect of Agreements. Each of Acquiror and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents to be executed and delivered in connection herewith and to perform its obligations hereunder. Upon the approval of Acquiror's and Merger Sub's respective Board of Directors, the execution and delivery of this Agreement (and the agreements contemplated hereby) and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby will have been duly authorized by all requisite corporate action. Subject to the requirement that the Boards of Directors of Acquiror and Merger Sub approve this Agreement and the Merger, this Agreement constitutes, and all agreements and documents to be executed and delivered in connection herewith (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         Section 3.04  Compliance with Laws.

         (a) Acquiror, Merger Sub and each of the Acquiror Significant Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals ("Permits") from all Governmental Entities necessary for the lawful conduct of their respective businesses, except where failures to hold any such Permits would not, in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

         (b) Acquiror and each Acquiror Significant Subsidiary are in compliance with the terms of their respective Permits, except for failures to comply that would not, in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

         (c) Acquiror and each of the Acquiror Significant Subsidiaries are in compliance with all laws, ordinances, regulations, judgments, orders and decrees of all Governmental Entities, including, but not limited to, those related to the environment, occupational health and safety, controlled substances or employment and employment practices, except for failures to comply that would not, in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

         (d) As of the date of this Agreement, no investigation, review, inquiry or proceeding by any Governmental Entity with respect to Acquiror or any of its Subsidiaries is pending or, to the knowledge of Acquiror, threatened which would reasonably be expected to have an Acquiror Material Adverse Effect.

         (e) Neither Acquiror nor any of its Subsidiaries currently is subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations.

         Section 3.05  Capitalization.

         (a) The authorized capital stock of Acquiror consists of 120,000,000 shares of Acquiror Common Stock and 22,000,000 shares of preferred stock, $5.00 par value per share (the "Acquiror Preferred Stock"). As of January 25, 1996,
(i) 46,310,814 shares of Acquiror Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Acquiror's Certificate of Incorporation or ByLaws or any agreement to which Acquiror is a party or is bound; and (ii) 4,537,259 shares of Acquiror Common Stock were reserved for future issuance pursuant to stock options issued to certain officers, employees, consultants and directors. As of the date of this Agreement, 410,643 shares of Acquiror Preferred Stock were issued and outstanding. Except as disclosed in Acquiror Reports or as disclosed in this Section 3.05, as of the date of this Agreement there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Acquiror or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or obligating Acquiror or any of its Subsidiaries to grant, issue or sell any shares of the capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries by sale, lease, license or otherwise, except Acquiror's existing stock option plans to the extent options have not yet been granted thereunder. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Acquiror or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or the capital stock of, or other equity interests in, any Subsidiary of Acquiror; or (y) except for guarantees of obligations of, or loans to, Subsidiaries entered into in the ordinary course of business, provide funds to, make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of Acquiror or any other Person.

         (b) The shares of Acquiror Common Stock to be issued pursuant to the Merger (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Acquiror's Certificate of Incorporation or By-Laws or any agreement to which Acquiror is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable "blue sky" laws.

         Section 3.06  Ownership of Merger Sub; No Prior Activities.

         (a) All of the outstanding capital stock of Merger Sub is owned directly by Acquiror. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

         (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

         Section 3.07 No Violation; Required Filings and Consents. Neither the execution and delivery by Acquiror and Merger Sub of this Agreement, nor the consummation by Acquiror and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will (a) conflict with or result in a breach of (subject to the approval by the Boards of Directors of Acquiror and Merger Sub of this Agreement and the Merger) any provisions of the Certificate of Incorporation or By-Laws of Acquiror, Merger Sub or any of Acquiror's other Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any stock option plan of Acquiror or similar employee incentive plan of Acquiror or its Subsidiaries, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Acquiror or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Acquiror or any of its Subsidiaries is a party, or by which Acquiror or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not prevent or delay consummation of the Merger in any material respect or, in the aggregate, have an Acquiror Material Adverse Effect; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Acquiror, Merger Sub or any of Acquiror's other Subsidiaries or by which their respective properties are bound, which contravention, conflict or violation would prevent or delay consummation of the Merger in any material respect or, in the aggregate, have an Acquiror Material Adverse Effect; or (e) other than the filings provided for in Section 1.03, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act, or applicable state securities and "blue sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, of or registration with, any Governmental Entity, the failure to obtain or make which would have an Acquiror Material Adverse Effect.

         Section 3.08  SEC Documents.

         (a) Acquiror has delivered or made available to Steerage each registration statement, report, definitive proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1994, which reports constitute (as of the date hereof) all of the documents required to be filed by Acquiror with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Acquiror Reports"). The Acquiror Reports, including all the Acquiror Reports filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the Acquiror Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror Reports) and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated balance sheets of Acquiror included in or incorporated by reference into the Acquiror Reports (including the related notes and schedules) fairly presents or will fairly present (when filed) in all material respects the consolidated financial position of Acquiror and its consolidated Subsidiaries as of its date, and each of the consolidated results of operations and cash flows of Acquiror and its consolidated Subsidiaries included in or incorporated by reference into the Acquiror Reports (including any related notes and schedules) fairly presents and or will fairly present (when filed) in all material respects the results of operations, and cash flows of Acquiror and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

         Section 3.09 Absence of Certain Changes. Except as disclosed in Acquiror Reports filed prior to the date of this Agreement or as contemplated in this Agreement, (a) since October 31, 1995, there has not been any change or event which, individually or in the aggregate, could reasonably be expected to have an Acquiror Material Adverse Effect; and (b) from October 31, 1995 to the date of this Agreement, there has not been any change by Acquiror or its Subsidiaries in their accounting principles, practices or methods, except any such change after the date of this Agreement required by generally accepted accounting principles.

         Section 3.10 Litigation. There are no actions, suits or proceedings pending against Acquiror or its Subsidiaries or, to the knowledge of Acquiror, threatened against or which could result in liability of Acquiror or its Subsidiaries, at law or in equity, before or by any Governmental Entity or arbitrator, except for actions, suits or proceedings which, individually or in the aggregate, are not reasonably likely to have an Acquiror Material Adverse Effect.

         Section 3.11 Accounting and Tax Matters. Neither Acquiror nor any of its affiliates has taken or agreed to take any action that would prevent (a) the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a)(2)(D) of the Code or (b) Acquiror from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes.

         Section 3.12 No Brokers. Acquiror has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Steerage or Acquiror to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Acquiror is not aware of any claim for payment of any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF STEERAGE

         Except as set forth in the disclosure letter to be delivered by Steerage to Acquiror (the "Steerage Disclosure Letter") pursuant to Section 5.16 hereof, Steerage represents and warrants to Acquiror as follows:

         Section 4.01 Existence, Good Standing, Corporate Authority. Steerage and each of its Subsidiaries are corporations or partnerships duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. Each of Steerage and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or partnership and

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is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its respective business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Steerage and its Subsidiaries taken as a whole (a "Steerage Material Adverse Effect"). Steerage and each of its Subsidiaries have all requisite corporate power and authority to own, operate and lease their respective properties.

         Section 4.02 Certificate of Incorporation and By-Laws. Steerage has heretofore furnished to Acquiror a complete and correct copy of the Certificate of Incorporation and the By-Laws, as amended or restated, of Steerage and each of its Subsidiaries. Steerage and each of its Subsidiaries are not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

         Section 4.03 Authorization, Validity and Effect of Agreements. Steerage has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents to be executed and delivered in connection herewith and to perform its obligations hereunder. Subject only to the approval and adoption of this Agreement and the transactions contemplated hereby by the holders of at least two-thirds of the outstanding shares of Steerage Class A Common Stock, the execution and delivery of this Agreement (and the agreements contemplated hereby) and the consummation by Steerage of the transactions contemplated hereby has been duly authorized by all requisite corporate action. Subject to the requirement of stockholder approval as described in the foregoing sentence, this Agreement constitutes, and all agreements and documents to be executed and delivered in connection herewith (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Steerage, enforceable against Steerage in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         Section 4.04  Compliance with Laws .

         (a) Steerage and each of its Subsidiaries hold all Permits from all Governmental Entities necessary for the lawful conduct of their respective businesses, except where failures to hold any such Permits would not, in the aggregate, reasonably be expected to have a Steerage Material Adverse Effect. Such Permits will be listed in the Steerage Disclosure Letter.

         (b) Steerage and each of its Subsidiaries are in compliance with the terms of the Permits, except for failures to comply that would not, in the aggregate, reasonably be expected to have a Steerage Material Adverse Effect.

         (c) Steerage and each of its Subsidiaries are in compliance with all laws, ordinances, regulations, judgments, orders and decrees of all Governmental Entities, including, but not limited to, those related to the environment, occupational health and safety, controlled substances or employment and employment practices, except for failures to comply that would not, in the aggregate, reasonably be expected to have a Steerage Material Adverse Effect.

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
         (d) As of the date of this Agreement, no investigation, review, inquiry or proceeding by any Governmental Entity with respect to Steerage or any of its Subsidiaries is pending or, to the knowledge of Steerage, threatened.

         (e) Neither Steerage nor any of its Subsidiaries currently is subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations.

         (f) Neither Steerage nor any of its Subsidiaries is in conflict with, or in default or violation (whether after the giving of notice or passage of time or both) of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Steerage or any of its Subsidiaries is a party or by which any of their respective properties is bound, except for any conflicts, defaults or violations which would not have, in the aggregate, a Steerage Material Adverse Effect.

         Section 4.05 Capitalization. The authorized capital stock of Steerage consists of 3,000,000 shares of Steerage Class A Common Stock, 375,000 shares of Steerage Class B Common Stock, 100,000 shares of Steerage Class A Preferred Stock, 205,000 shares of Class B Cumulative Preferred Stock, par value $100.00 per share (the "Steerage Class B Preferred Stock") and 50,000 shares of Steerage Class C Preferred Stock. As of the date hereof, (a) 880,000 shares of Steerage Class A Common Stock and 100,000 shares of Steerage Class B Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Steerage's Certificate of Incorporation or By-Laws or any agreement to which Steerage is a party or is bound; (b) 100,000 shares of Steerage Class A Common Stock are reserved for future issuance upon conversion of outstanding shares of Steerage Class B Common Stock; (c) 91,400 shares of Steerage Class A Common Stock are reserved for future issuance pursuant to outstanding stock options issued to certain officers, employees, consultants and directors; and (d) 20,000 shares of Steerage Class A Common Stock are reserved for future issuance upon conversion of outstanding shares of Steerage Class C Preferred Stock. As of the date of this Agreement, 80,653.13 shares of Steerage Class A Preferred Stock and 20,000 shares of Steerage Class C Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights, and no shares of Steerage Class B Preferred Stock are issued or outstanding. Except as disclosed in this Section 4.05, as of the date of this Agreement there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Steerage or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Steerage or any of its Subsidiaries or obligating Steerage or any of its Subsidiaries to grant, issue or sell any shares of the capital stock of, or other equity interests in, Steerage or any of its Subsidiaries by sale, lease, license or otherwise, except the existing Steerage Stock Option Plan to the extent options have not yet been granted thereunder. There are no obligations, contingent or otherwise, of Steerage or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of Steerage Capital Stock or the capital stock of, or other equity interests in, any Subsidiary of Steerage; or (y) except for guarantees of obligations of, or loans to, Subsidiaries entered into in the ordinary course of business, provide funds to, make any investment in (in the form of a loan,

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capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of Steerage or any other Person.

         Section 4.06  Subsidiaries; Other Interests.

         (a) Steerage owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Steerage Subsidiary) of each of Steerage's Subsidiaries which will be indicated in the Steerage Disclosure Letter as being owned by Steerage. Each of the outstanding shares of capital stock owned directly or indirectly by Steerage of each of Steerage's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Steerage free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Steerage will be listed in the Steerage Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

         (b) Except for interests in its Subsidiaries and the interests to be disclosed in the Steerage Disclosure Letter, Steerage does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and corporate marketable securities).

         Section 4.07 No Violation; Required Filings and Consents. Neither the execution and delivery by Steerage of this Agreement, nor the consummation by Steerage of the transactions contemplated hereby in accordance with the terms hereof, will (a) conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-Laws of Steerage or any of its Subsidiaries;
(b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any Steerage Stock Option Plan or similar employee incentive plan of Steerage or its Subsidiaries, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Steerage or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Steerage or any of its Subsidiaries is a party, or by which Steerage or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not prevent or delay consummation of the Merger in any material respect or, in the aggregate, have a Steerage Material Adverse Effect; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Steerage or any of its Subsidiaries or by which their respective properties are bound, which contravention,

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
conflict or violation would prevent or delay consummation of the Merger in any material respect or, in the aggregate, have a Steerage Material Adverse Effect; or (e) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, of or registration with, any Governmental Entity, the failure to obtain or make which would have a Steerage Material Adverse Effect.

         Section 4.08 Financial Statements. (a) The audited consolidated balance sheet of Steerage and its Subsidiaries as at December 31, 1994 and the related audited consolidated statements of income, changes in stockholders' equity and cash flow for the years then ended, including the notes thereto, certified by Ernst & Young LLP, independent certified public accountants ("E&Y"), which have heretofore been delivered to Acquiror and are attached hereto as Exhibit C, fairly present in all material respects, and the audited consolidated balance sheet of Steerage and its Subsidiaries as at December 31, 1995 and the related audited consolidated statements of income, changes in stockholders' equity and cash flow for the year then ended, including the notes thereto, certified by E&Y, to be delivered to Acquiror upon certification by E&Y (the "1995 Certified Financial Statements") will fairly present, in all material respects, the consolidated financial position of Steerage and its Subsidiaries as of their respective dates, and the results of operations, retained earnings or cash flows, as the case may be, of Steerage and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

         (b) Neither Steerage nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), whether or not required to be disclosed in financial statements prepared in accordance with GAAP, which are, in the aggregate, material to the business, results of operations or financial condition of Steerage and its Subsidiaries taken as a whole, except liabilities
(i) to be provided for in Steerage's balance sheet as of December 31, 1995 or
(ii) incurred since December 31, 1995 in the ordinary course of business, none of which are material to the business, results of operations or financial condition of Steerage and its Subsidiaries, taken as a whole.

         (c) Steerage has made, or will make, available to Acquiror promptly following its request true and complete copies of each management letter or other letter delivered to Steerage or any of its Subsidiaries by such accountants in connection with the financial audit or other review by such accountants of the financial statements described in paragraph (a) above or relating to any review by such accountants of the internal controls of Steerage or any of its Subsidiaries for the periods covered by such financial statements, and has made available for inspection, or will make available for inspection upon request, all reports and working papers produced or developed by E&Y or management in connection with their review of such financial statements, as well as all such reports and working papers for prior periods for which any tax liability of Steerage or any of its Subsidiaries has not been finally determined or barred by applicable statute of limitations.

         (d) As of January 31, 1996, as would be required to be reported on a balance sheet of Steerage and its consolidated Subsidiaries prepared as of such date, in accordance with GAAP consistently applied, the amount of cash and cash equivalents of Steerage was not less than

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
$400,000 and the indebtedness for borrowed money other than trade debt (and excluding capitalized leases) was not more than $59,000,000.

         Section 4.09 Absence of Certain Changes or Events. Since December 31, 1995 (or in the case of paragraph (g), since January 1, 1994), Steerage and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, and there has not been:

                  (a) any change or event which, individually or in the aggregate, could reasonably be expected to have a Steerage Material Adverse Effect;

                  (b) a waiver of any material right;

                  (c) any declaration or payment of any dividend or making of any other distribution of any kind on Steerage Capital Stock;

                  (d) any amendment of any material term of any outstanding security of Steerage or its Subsidiaries;

                  (e) any incurrence, assumption or guarantee by Steerage or its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business;

                  (f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Steerage or its Subsidiaries which, individually or in the aggregate, has had or could reasonably be expected to have a Steerage Material Adverse Effect;

                  (g) any change in any method of accounting or accounting practice by Steerage or its Subsidiaries, except as required by law, regulation or directive of any regulatory authority; or

                  (h) any sale or other disposition of any capital asset of Steerage and its Subsidiaries with an original cost in excess of $50,000 or any write-down or write-off with respect thereto.

         Section 4.10 Properties. Steerage and its Subsidiaries have good and valid title (good fee and insurable title in the case of owned real property) to all of their assets and properties reflected on the consolidated balance sheet of Steerage and its Subsidiaries at December 31, 1995 or thereafter acquired in each case, free and clear of any lien, claim or other encumbrance, except for assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since such date, except for that certain parcel of land located in Albemarle County, Virginia and more fully to be described in the Steerage Disclosure Letter (the "Property"), which is subject to an Agreement of Purchase and Sale, effective as of October 27, 1995, between Sperry Marine Inc. and Falson Capital Development, Inc. (which agreement is subject to modification in accordance with Section 5.02(c)). Neither Steerage nor any of its Subsidiaries has received notice or is otherwise aware that any of its assets or properties is in violation in any respect of any existing

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law or any building, zoning, health, safety or other ordinance, code or regulation, except for violations that would not have a Steerage Material Adverse Effect. The facilities and equipment of Steerage and its Subsidiaries necessary to the operations of their businesses are in operating condition and repair sufficient for the operation of the business as presently conducted. The Steerage Disclosure Letter will set forth a list of all owned real Property and all leased real Property of Steerage and its Subsidiaries. All material leases of real or personal property to which Steerage or any of its Subsidiaries is a party are valid and subsisting leases in full force and effect, and, upon consummation of the transactions contemplated hereby, shall continue to entitle Steerage or such Subsidiary to the use and possession of the real or personal property purported to be covered thereby for the terms specified in such leases and for the purposes for which such real or personal property is now used.

         Section 4.11 Litigation. There are no actions, suits or proceedings pending against Steerage or its Subsidiaries or, to the knowledge of Steerage, threatened against or which could result in liability of Steerage or its Subsidiaries, at law or in equity, before or by any Governmental Entity or arbitrator, except for actions, suits or proceedings which, individually or in the aggregate, are not reasonably likely to have a Steerage Material Adverse Effect.

         Section 4.12 Contractual Obligations. The Steerage Disclosure Letter will list all of the executory contracts or other arrangements in each of the following categories to which Steerage or any of its Subsidiaries is a party as of the date hereof:

                  (a) all secrecy and confidentiality agreements;

                  (b) all license, royalty agreements or other agreements granting any rights or interest under any patents, trademarks, trade names, service marks, know-how, inventions or other similar intangible property except licenses for computer software that are mass-marketed;

                  (c) all contracts or bids for the sale or exchange of property or services that provide for payments in excess of $1,000,000;

                  (d) all agreements with any current or former officer, director or employee that provide for payments in excess of $50,000, other than, in the case of employees who are not officers or directors of Steerage or Sperry, agreements related to employment or personal services;

                  (e) all consulting agreements, severance, indemnification or any similar agreement, arrangement or contract related to employment or personal services;

                  (f) any agreement that restricts the right of Steerage or any Subsidiary to engage in any type of business;

                  (g) any agreement of surety, guarantee or agreement to advance funds, letter of credit, bid, temporary import or performance bond or indemnification with respect to which Steerage or any Subsidiary is the obligor or beneficiary;

                  (h) any indenture, loan agreement or note under which Steerage or any Subsidiary has outstanding indebtedness, obligations or liabilities for borrowed money;

                  (i) any distributorship, sales agency or representative agreements;

                  (j) all partnership, joint venture and profit-sharing agreements;

                  (k) all stockholder agreements;

                  (l) any agreement pursuant to which any third party may hold or use any interest owned or claimed by Steerage or any Subsidiary in or to any property used in the business conducted by Steerage and its Subsidiaries;

                  (m) any agreement relating to the acquisition by Steerage or any Subsidiary of any operating business, material amount of assets or the capital stock of any other Person or relating to the disposition of the capital stock of Steerage or any Subsidiary or a material amount of its assets (including grants of any preferential rights or right of first refusal with respect thereto);

                  (n) material advertising agreements;

                  (o) any contract or bid reasonably expected to result in a Loss upon completion of performance ("Loss" shall mean any instance in which the sales price for a contract or bid is less than the sum of the cost incurred to date and the estimated cost to complete, with all costs determined in accordance with GAAP on a basis consistent with prior periods, with costs including material and labor costs, overhead, engineering costs and manufacturing costs, but excluding general and administrative expenses);

                  (p) material leases of real or personal property;

                  (q) purchase orders in excess of $100,000;

                  (r) any insurance policies, including self-insurance programs;

                  (s) bank accounts (including lock boxes); and

                  (t) any agreement providing for additional or accelerated payments or other considerations or altering the respective rights of the parties thereto on account of the transactions contemplated hereby.

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
Steerage has made available to Acquiror true and complete copies of the contracts specified in clauses (a) - (r) and (t) hereof. To the knowledge of Steerage, neither Steerage nor any of its Subsidiaries is in breach or default (and no event has occurred or condition exists which, with the giving of notice or lapse of time or both, would be a breach or default) under any such contract, and Steerage has no knowledge that any other party to such a contract is in breach or default thereof, in each case except where such breach or default could not reasonably be expected to have, singly or in the aggregate, a Steerage Material Adverse Effect.

         Section 4.13  Trade Secrets and Intellectual Property.

         (a) Steerage has no knowledge that the operation of its business as presently operated conflicts with, infringes on, or otherwise violates any inventions (patented or not), mask work, copyright, trade secret, know-how, or patent rights ("Intellectual Property Rights") of any Person except where such conflict, infringement or violation could not, singly or in the aggregate, reasonably be expected to have a Steerage Material Adverse Effect.

         (b) The Steerage Disclosure Letter will list all patents, patent applications and material trademarks (whether registered or not), trademark applications, trade names, service marks or copyrights used or held for use in the business of Steerage and its Subsidiaries and owned by Steerage or any of its Subsidiaries (and the owner thereof). Steerage or one of its Subsidiaries
(i) is the sole owner of or has the exclusive right to use and grant sublicenses under and (ii) has not granted to any third party any license under nor covenanted not to assert against any third party any rights relating to the Intellectual Property Rights used or held for use in the business of Steerage and its Subsidiaries (the "Steerage Intellectual Property Rights"). The Steerage Intellectual Property Rights are in good standing and duly registered, where applicable, in all jurisdictions where required to be so registered, which registrations will be set forth in the Steerage Disclosure Letter. None of the Steerage Intellectual Property Rights has been declared invalid or is the subject of a pending or, to the knowledge of Steerage, threatened action for cancellation or a declaration of invalidity, or opposition proceeding, nor is there any basis upon which such a claim or challenge could be made, and there is no pending judicial proceeding involving any claim, and neither Steerage nor any of its Subsidiaries has received any written notice or claim of any infringement, misuse or misappropriation of any patent, trademark, trade name, copyright, license or similar intellectual property right owned by any third party. All maintenance, renewal or similar fees required by the applicable Governmental Entity to maintain in effect all Steerage Intellectual Property Rights have been paid, and no such fee or any fine is due with respect thereto.

         (c) To the knowledge of Steerage, all inventions of Steerage or any of its Subsidiaries upon which patent applications have not yet been filed are recorded in laboratory notebooks or invention disclosure forms duly executed by all of the inventors and duly witnessed.

         (d) Each employee of Steerage or any of its Subsidiaries has executed an agreement in favor of Steerage or such Subsidiary under which such employee is obligated to assign to Steerage or such Subsidiary rights in inventions made by such employee and relating to the business of Steerage and its Subsidiaries as will be described in the Steerage Disclosure Letter.

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
Each employee has executed an agreement, as will be described in the Steerage Disclosure Letter, under which such employee is obligated to keep confidential such information, whether proprietary, confidential or trade secret.

         (e) None of the Steerage Intellectual Property Rights which are the subject of license to Steerage or its Subsidiaries will be subject to termination or cancellation or change in terms or provisions of such licenses as a consequence of this Agreement or consummation of the transactions contemplated hereby.

         (f) Steerage and its Subsidiaries have adequately protected all of their confidential information and the confidential information of third parties in their possession.

         Section 4.14 Foreign Corrupt Practices Act. To its knowledge, Steerage and its Subsidiaries have not made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA")) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign government, or any agency or subdivision thereof or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both clauses (i) and (ii) above in order to assist Steerage or any of its Subsidiaries in obtaining or retaining business for or directing business to Steerage or any of its Subsidiaries or under circumstances which would subject Steerage or any of its Subsidiaries to liability under the FCPA (or comparable foreign statute or regulation).

         Section 4.15  Government Contracts.

         (a) The Steerage Disclosure Letter will set forth (i) a list of all Government Bids to which Steerage or any of Steerage's Subsidiaries is a party as of the date of this Agreement and (ii) a list of the Government Bids to which Steerage or any such Subsidiary is a signatory and which would obligate Steerage or such Subsidiary to furnish supplies or services if such Government Bids resulted in a Government Contract. With respect to each Government Contract or Government Bid, (i) Steerage and its Subsidiaries have complied in all material respects with all material terms and conditions of each such contract or bid, including clauses, provisions, and requirements incorporated expressly by reference or by operation of law therein; (ii) Steerage and its Subsidiaries have complied in all material respects with all requirements of all applicable laws or agreements pertaining to each Government Contract or Government Bid; and
(iii) all representations and certifications executed, acknowledged or set forth in, or pertaining to each Government Contract or Government Bid were, when given and are, complete and correct in all material respects as of their effective date, and Steerage and its Subsidiaries have complied in all material respects with all such representations and certifications.

         (b) As of the date of this Agreement, neither Steerage nor any of its Subsidiaries has received from a party to a Government Contract or Government Bid (or any prime contractor, sub-contractor or other Person thereunder) any written show-cause notice, stop work order, cure notice, notice of convenience or default termination, or notice of default or violation concerning a Government Contract.

         (c) Neither Steerage nor any of its Subsidiaries has received from a party to whom a Government Bid has been submitted any written negative determination of responsibility concerning a Government Bid.

         (d) Steerage has no knowledge of a request within three years prior to the date hereof by any Governmental Entity for a contract price adjustment for any reason, including, without limitation, based upon a claim of defective pricing or any cost incurred by Steerage and its Subsidiaries which has been questioned, challenged or disallowed or has been the subject of any investigation, and no money due to Steerage or its Subsidiaries has been (or has been attempted to be) withheld or set off with respect to any Government Contract.

         (e) Neither Steerage nor its Subsidiaries nor, to the knowledge of Steerage, any of their respective directors, officers, employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal investigation, indictment or information or equivalent official governmental charge or allegation by any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other matter arising under or relating to any contract. Since the Acquisition Date, Steerage and its Subsidiaries have not conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government, with respect to any alleged irregularity, misstatement, omission or other matter arising under or relating to any Government Contract or Government Bid. To the knowledge of Steerage, there is no irregularity, misstatement or omission or other matter arising under or relating to any contract that has led or could reasonably be expected to lead, either before or after the Effective Time, to any of the consequences set forth in this paragraph (e) or any other damage, penalty, assessment, recoupment of payment or disallowance of cost.

         (f) There exist (i) no outstanding claims, requests for equitable adjustment or other contractual action for relief against Steerage or its Subsidiaries, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid, and (ii) no disputes between Steerage or its Subsidiaries and the U.S. Government under the Contract Disputes Act or any other federal statute or between Steerage or its Subsidiaries and any prime contractor, subcontractor, vendor or other Person arising under or relating to any Government Contract or Government Bid. Steerage has no knowledge of any fact which could result in a claim or a dispute under clause (i) or (ii) of the immediately preceding sentence. To the knowledge of Steerage, Steerage and its Subsidiaries have no interest in any pending or potential claim under the Contract Disputes Act against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

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         (g) Neither Steerage or its Subsidiaries nor, to the knowledge of
Steerage, any of their respective directors, officers, employees, consultants or agents is (or during the last three years has been) suspended or debarred from doing business with any Governmental Entity or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for contracting with any Governmental Entity. To the knowledge of Steerage, no facts or circumstances exist that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of Steerage and its Subsidiaries or any such director, officer, employee, consultant or agent.

         (h) The cost accounting systems with respect to Government Contracts of Steerage and its Subsidiaries are in compliance in all material respects with all applicable laws.

         (i) The Steerage Disclosure Letter will identify by description or inventory number all personal property, equipment and fixtures loaned, bailed or otherwise furnished to Steerage or its Subsidiaries by or on behalf of the U.S. Government or any other customer ("Customer Furnished Items"). The Steerage Disclosure Letter will identify each Government Contract or other executory contract pursuant to which each such Customer Furnished Item is furnished. Steerage and its Subsidiaries have complied in all material respects with all of their obligations relating to the Customer Furnished Items, and, upon the return thereof to the U.S. Government or other customer who provided such Customer Furnished Item in the condition thereof on the date hereof, would have no material liability with respect thereto.

         (j) For purposes of this Agreement, (i) the term "Government Bids" shall mean any written quotations, bids or proposals that, if accepted, would bind any Person to perform the resultant Government Contract to furnish products or services to (A) any Governmental Entity, (B) any prime contractor of any Governmental Entity, or (C) any subcontractor, at any tier level, to any contract described in clauses (A) or (B) above; and (ii) the term "Government Contract" shall mean a written, mutually binding legal relationship with (A) any Governmental Entity, (B) any prime contractor of any Governmental Entity, or (C) any subcontractor, at any tier level, to any contract described in clauses (A) or (B) above which obligates any Person to furnish products or services.

         Section 4.16 Compliance with False Claims Act. To its knowledge, Steerage and its Subsidiaries are not in violation of the False Claims Act, 31 U.S.C. ss. 3729 et seq., or any other fraud-against-the-government laws and regulations.

         Section 4.17  Government Contracting Audits.

         (a) The Steerage Disclosure Letter will set forth a list and description of each final audit or investigation, or in the absence thereof, a draft thereof, received by Steerage and its Subsidiaries since November 13, 1993 by any prime or higher-tiered contractor or subcontractor, or Governmental Entity, including the Defense Contract Audit Agency, the Defense Contract Management Command, Defense Contract Administrative Service Management Area, any governmental procurement agencies under the supervision of the Secretary of Defense, any investigative agency or the General Accounting Office (other than routine audits by resident

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
auditors, none of which is material to the business of Steerage and its Subsidiaries, taken as a whole). The Steerage Disclosure Letter will also describe the current status of such matters.

         (b) The Steerage Disclosure Letter will set forth a list and description of each settlement agreement between Steerage or any of its Subsidiaries and the U.S. Government which will have a binding effect on Steerage or its Subsidiaries after the Effective Time, and under which Steerage or its Subsidiaries have material unperformed obligations with respect thereto.

         Section 4.18 Taxes. Steerage and each of its Subsidiaries (a) have timely filed all material Tax Returns required to be filed by any of them on or before the Effective Date for tax years ending after the Acquisition Date and prior to the date of this Agreement or requests for extensions have been timely filed and any such requests shall have been granted and not expired, and all such Tax Returns are complete and accurate in all material respects; (b) have paid, accrued or reserved for all Taxes shown to be due and payable on such Tax Returns; (c) have properly accrued all such Taxes for such periods subsequent to the periods covered by such Tax Returns; and (d) have "open" years for federal income Tax Returns only as will be set forth in the Steerage Disclosure Letter. Steerage has, and, to Steerage's knowledge in the case of each of its Subsidiaries, each of its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them for tax years ending on or before the Acquisition Date or requests for extensions have been timely filed and any such requests shall have been granted and not expired, and all such Tax Returns are complete and accurate in all material respects and (ii) paid, accrued or reserved for all Taxes shown to be due and payable on such Tax Returns. Steerage has not, for the 5-year period preceding the Effective Date, been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Steerage nor its Subsidiaries will, as a result of the Merger, be obligated to make any payments that will not be deductible under Code
Section 280G. There are no material Taxes for which Steerage or its Subsidiaries could be held liable asserted in writing by any governmental agency or authority to be due. No material unresolved issue has been raised in writing by any governmental agency or authority in the course of any audit or examination with respect to Taxes for which Steerage or its Subsidiaries could be held liable. Steerage and its Subsidiaries have disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Steerage and its Subsidiaries have no liability for the Taxes of any Person other than Steerage and its Subsidiaries under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         Section 4.19 Employee Benefit Plans. All employee benefit plans and other benefit arrangements covering employees of Steerage and its Subsidiaries (the "Steerage Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of Steerage or any of its Subsidiaries will be set forth in the Steerage Disclosure Letter. True and complete copies of all Steerage Benefit Plans, including any related trust or funding vehicles, policies or contracts, have been made available to Acquiror. Neither Steerage nor any ERISA Affiliate of Steerage maintains or contributes to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. Neither Steerage nor any Steerage Benefit Plan has incurred any liability or penalty under, and Steerage does not know of any instance

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
that Steerage or any Steerage Benefit Plan may incur any liability or penalty under, Section 4975 of the Code or Section 502(i) of ERISA. Each Steerage Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with applicable law. To the knowledge of Steerage, there are no actions or orders pending, or to the knowledge of Steerage, threatened, including proceedings before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, against any of the Steerage Benefit Plans or any administrator or fiduciary thereof, and, to the knowledge of Steerage, no facts exist which could give rise to any such actions or orders, other than benefit claims arising in the normal course of operation of such Steerage Benefit Plans. All contributions required to be made as of the date hereof to the Steerage Benefit Plans have been made or provided for. Neither Steerage nor, to the knowledge of Steerage, any ERISA Affiliate of Steerage has contributed to, contributes to, or is required to contribute to, any "multiemployer plan" (as defined in Sections 3 (37) and 4001 (a) (3) of ERISA). Steerage and its subsidiaries do not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and Steerage and its Subsidiaries have never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. None of the Steerage Benefit Plans is subject to Title IV of ERISA. No payments are due under any of the Steerage Benefit Plans that would not be deductible by reason of Section 162(m) or Section 280G of the Code, and no benefits payable thereunder will be accelerated or increased as a result of the transactions contemplated by this Agreement.

         Section 4.20 Labor Matters. Neither Steerage nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization or other bargaining agent. There is no unfair labor practice or labor arbitration proceeding, pending or, to the knowledge of Steerage, threatened against Steerage or its Subsidiaries relating to their business, except for any such proceeding which would not have a Steerage Material Adverse Effect. To the knowledge of Steerage, as of the date of this Agreement there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Steerage or any of its Subsidiaries. There is no labor strike, dispute, slowdown or work stoppage pending or threatened against Steerage or any of its Subsidiaries nor have they experienced any of the same during the last three years.

         Section 4.21 Environmental Matters. To the knowledge of Steerage, and, in the case of (i) - (iii), for such non-compliance as would not in the aggregate have a Steerage Material Adverse Effect, (i) the assets, properties or business of Steerage and its Subsidiaries are currently in compliance with Environmental Laws; (ii) no Hazardous Materials are used, stored, treated, generated, transported, disposed or otherwise handled on any of the assets, properties or businesses of Steerage or its Subsidiaries except in compliance with Environmental Laws; (iii) there has not been any Release at the assets, properties or businesses of Steerage or its Subsidiaries except in compliance with Environmental Laws; (iv) no Environmental Action has been asserted against Steerage or its Subsidiaries nor does Steerage have knowledge or notice of any threatened or pending Environmental Action against Steerage or its Subsidiaries;
(v) there has been no notice of any threatened or pending Environmental Action against any facility which may have received

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
Hazardous Materials generated by Steerage or any of its Subsidiaries or any predecessor in interest; (vi) Steerage has delivered or otherwise made available to Acquiror all assessments, studies, sampling results, evaluations, manifests, records and other reports and documents in the possession of Steerage or its Subsidiaries concerning any Hazardous Material or compliance with any applicable Environmental Laws pertaining to Steerage, its Subsidiaries or their respective owned or leased real property; and (vii) Steerage and its Subsidiaries have not received any notices or other communications that any properties owned or operated by Steerage and its Subsidiaries have been listed on the National Priorities List of the U.S. Environmental Protection Agency or the Comprehensive Environmental Response Compensation and Liability Information System.

         Section 4.22 Accounting and Tax Matters. Neither Steerage nor any of its affiliates has taken or agreed to take any action that would prevent (a) the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) (2) (D) of the Code or (b) Acquiror from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes.

         Section 4.23 No Brokers. No broker, finder or investment banker (other than Lehman Brothers Inc. and J.F. Lehman & Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. Prior to the date of this Agreement, Steerage has furnished to Acquiror a complete and correct copy of all agreements between Steerage and Lehman Brothers Inc. or J.F. Lehman & Company pursuant to which such firms will be entitled to any payment relating to the transactions contemplated by this Agreement or investment banking services rendered to Steerage. Other than the foregoing arrangements, Steerage is not aware of any claim for payment of any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement, the consummation of the transaction contemplated hereby or investment banking services rendered to Steerage.

         Section 4.24 Certain Indemnification Agreements. The indemnification provisions for the benefit of the purchaser as set forth in those certain transaction agreements relating to the acquisition (i) by Steerage of Sperry in 1993 from Newport News Shipbuilding and Tenneco, Inc. and (ii) by Newport News Shipbuilding of SP-Marine, Inc. from Unisys Corporation in 1987 are in full force and effect, have not been amended or modified in any manner that limits or alters the rights of Steerage thereunder and will continue to be in full force and effect (in accordance with the terms thereof) upon consummation of the transactions contemplated hereby. To the knowledge of Steerage, such provisions are enforceable against the indemnifying parties in accordance with their terms.

         Section 4.25 Transactions with Affiliates. Other than the matters referred to in Section 4.23 and agreements in the ordinary course of business, there are no contracts, agreements or understandings (whether oral or written) between or among Steerage or any of its Subsidiaries, on the one hand, and any of the entities referred to in Section 4.23, or their affiliates (other than Steerage and its Subsidiaries).

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
         Section 4.26 Stockholders Agreement. The stockholders agreement among the current holders of Steerage Capital Stock has been or will be terminated on or prior to the Effective Time and will not in any manner obligate the parties thereto in their ownership, disposition or voting of Acquiror Common Stock to be received in the Merger. After the Effective Time, neither Acquiror nor Steerage will have any obligations (including relating to registration rights) under such agreement.

         Section 4.27 Board Recommendation. The Board of Directors of Steerage, at a telephonic meeting, has by unanimous vote of those directors present (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interest of the Steerage stockholders, and (b) resolved to recommend that the holders of the shares of Steerage capital stock approve this Agreement and the transactions contemplated hereby, including the Merger, to the extent such approval is required under Delaware law and the Steerage Certificate of Incorporation.

                                    ARTICLE V

                                    COVENANTS

         Section 5.01 Alternative Proposals. Prior to the Effective Time, Steerage agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Steerage or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (c) that it will notify Acquiror immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it.

         Section 5.02  Interim Operations.

         (a) Prior to the Effective Time, except as to be set forth in the Steerage Disclosure Letter, as permitted by any other provision of this Agreement, or as otherwise consented to in writing by Acquiror (which consent or denial in the case of Government Contracts or Government Bids shall be provided within four Business Days of the request therefor), Steerage:

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                  (i)   shall, and shall cause each of its Subsidiaries to,
         conduct its operations according to the ordinary course in substantially the same matter as heretofore conducted;

                  (ii) shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of appropriate officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                  (iii) shall not amend its Certificate of Incorporation or By-Laws;

                  (iv) shall not, and shall cause its Subsidiaries not to, undertake any of the actions specified in Section 4.09(b), (e), (g) or
         (h) hereof;

                  (v) shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof;
         (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice and the payment of cash bonuses pursuant to and consistent with existing plans or programs and past practice; (D) grant any severance or termination package to any employee or consultant other than as disclosed in this Agreement; or (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

                  (vi) shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

                  (vii) shall not, and shall cause each of its Subsidiaries to not, enter into any Government Contract in excess of $1,000,000, Government Bid in excess of $1,000,000, contract of any size described in Section 4.12(o) or other contract which would be required to be disclosed pursuant to Sections 4.12(b)-(r) and (t) (but in the case of clause (q) limited to purchase orders in excess of $500,000), or willfully do any act or omit to do any act which would cause a material breach, violation or default by Steerage or any of its Subsidiaries of any contract required to be disclosed pursuant to Sections 4.10, 4.12 or 4.15 hereof, or engage in any other material transaction, or agree to enter into any material transaction, outside the ordinary course of business, including, without limitation, any transaction involving a merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a substantial portion of assets or capital stock;

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
                  (viii) shall not, and shall cause its Subsidiaries to not, make or commit to make any capital expenditures other than expenditures included in any such entity's current capital expenditure budget disclosed to Acquiror prior to the date hereof or in excess of $100,000;

                  (ix) shall not, and shall cause its Subsidiaries to not, enter into any transaction with any affiliate of such party or any of its Subsidiaries (excluding transactions between Steerage and its Subsidiaries or between Subsidiaries of Steerage);

                  (x) shall not, and shall cause its Subsidiaries to not, grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except for liens for taxes not currently due;

                  (xi) shall maintain, and shall cause its Subsidiaries to maintain, insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect;

                  (xii) shall not amend, supplement or modify any contract as shall be set forth on Schedule 4.12 of the Steerage Disclosure Letter or relinquish any material right or privilege of Steerage or any of its Subsidiaries, except in the case of any contract on Schedule 4.12, for any such amendments, supplements or modifications which are not materially adverse to the Company;

                  (xiii) except in the ordinary course of business, shall not enter into any contract, including but not limited to assignments, licenses, transfers of exclusive rights, "work for hire" agreements, special commissions, employment contracts, purchase orders, sales orders, mortgages and security agreements which (A) contain a grant or other transfer, whether present, retroactive, prospective, or contingent, by Steerage or by any of its Subsidiaries, of any rights in any material invention, trade secret, proprietary information, patent, trademark, trade name, copyright, material object in which an original work of authorship was first fixed, or other intellectual property by whatever name designated, or (B) contain a promise made by or to Steerage or any of its Subsidiaries to pay any lump sum or royalty or other payment or consideration in respect to the acquisition, practice or use of any rights in any material invention, trade secret, proprietary information, patent, trademark, trade name, copyright, material object in which an original work of authorship was first fixed, or other material intellectual property by whatever name designated; and

                  (xiv) shall not agree to do any of the actions prohibited by clauses (iii) through (xiii) above.

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
         (b) Prior to the Effective Time, except as expressly permitted by any other provision of this Agreement or as otherwise consented to by Steerage in writing thereto, Acquiror shall not:

                  (i) amend any of the material terms or provisions of Acquiror's securities, except for any such amendments which affect equally all shares of Acquiror Common Stock;

                  (ii) knowingly take any action which would result in a failure to maintain the trading of Acquiror Common Stock on the NYSE without causing such stock to be listed for trading on another national securities exchange at or prior to the termination of its trading on the NYSE;

                  (iii) take any action or fail to take any action that could reasonably be expected to adversely affect the ability of Acquiror or any of its Subsidiaries prior to the Effective Time to obtain consents of third parties or approvals of Governmental Entities required to consummate the transactions contemplated in this Agreement subject to the limitations set forth in Section 5.04; or

                  (iv)  agree to do any of the foregoing.

         (c)      Notwithstanding anything to the contrary contained in this
Section 5.02, Steerage and its Subsidiaries may enter into a contract for the sale of, and sell, the Property (or amend the existing sales contract with respect to the Property provided that such amendment shall not in any manner increase the obligations of Steerage and its Subsidiaries after the closing of the sale of the Property) and consummate such transaction prior to the Closing Date.

         Section 5.03  Consent of Stockholders.

         (a) As promptly as practicable after effectiveness of the Form S-4, Steerage shall prepare and deliver, or cause to be delivered, to the holders of Steerage Capital Stock, a notice (the "Merger Notice") complying with Delaware law and describing the Merger and the other transactions contemplated hereby and containing a recommendation of the Board of Directors of Steerage that the holders of the Steerage Capital Stock entitled to vote thereon approve this Agreement, the Merger and the transactions contemplated hereby.

         (b) Steerage will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby (to the extent required by applicable law) or, in lieu thereof, to obtain sufficient stockholder consents to approve the same. The Board of Directors of Steerage shall recommend such approval and Steerage shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Merger Notice to its stockholders; provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors

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of Steerage in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law.

         Section 5.04  Filings; Other Action.

         (a) Subject to the terms and conditions herein provided, Steerage and Acquiror shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger and, if Steerage so determines, request early termination of the waiting period under the HSR Act; (ii) use all reasonable efforts to cooperate with one another in
(A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement; provided, however, that nothing herein shall obligate Acquiror to divest or otherwise cede control of any of its or Steerage's businesses.

         (b) Steerage and Acquiror shall give any notices to third parties, and use all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement or (B) as shall be disclosed or required to be disclosed in the Acquiror Disclosure Letter or the Steerage Disclosure Letter, as the case may be.

         (c) From the date of this Agreement until the Effective Time, Acquiror and Steerage shall each promptly notify the other in writing of any pending or, to its knowledge, threatened action, proceeding or investigation by any governmental entity or any other person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger.

         (d) From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other (which notice shall not constitute any waiver hereunder) of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Acquiror or Steerage, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied.

         Section 5.05 Inspection of Records. From the date hereof to the Effective Time, Steerage shall (a) allow all designated officers, attorneys, accountants and other representatives of Acquiror reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Steerage and its Subsidiaries, as the

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case may be; (b) furnish to Acquiror's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (c) instruct the employees, counsel and financial advisors of Steerage to cooperate with Acquiror in its investigation of the business of Steerage and its Subsidiaries. From the date hereof to the Effective Time, Acquiror shall provide all Lehman Brothers Inc. and other designated agents of Steerage reasonable access to officers and information of Acquiror which is ordinarily made available by Acquiror to investment analysts and bankers to conduct a financial due diligence investigation of Acquiror. Such information shall be treated as confidential to the extent that, with respect to Acquiror, it is "Evaluation Material" as defined in the letter agreement referred to in Section 8.05, pursuant to the confidentiality obligations (as though applicable to Steerage) specified therein.

         Section 5.06 Publicity. None of the parties hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the consent of the other parties hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, is obligated to make pursuant to applicable law or regulation of the NYSE, in which case, the party desiring to make the disclosure shall consult with the other parties hereto prior to making such disclosure or announcement.

         Section 5.07 Registration Statement. Acquiror shall promptly prepare and shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act with respect to Acquiror Common Stock issuable in the Merger. The Form S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Acquiror shall use all reasonable efforts, and Steerage will cooperate with Acquiror, to have the Form S-4 declared effective by the SEC as promptly as practicable. Acquiror shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Acquiror will advise Steerage, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Steerage shall furnish Acquiror all information as may be required for inclusion in the Form S-4. If at any time prior to the Effective Time, any information pertaining to Steerage contained in or omitted from the Form S-4 makes such statements contained therein false or misleading, Steerage shall promptly so inform Acquiror and provide Acquiror with the information necessary to make the statements contained therein not false or misleading.

         Section 5.08 Affiliate Letters. At least 30 days prior to the Closing Date, Steerage shall cause each person who, in Steerage's reasonable judgment, may be at the Effective Time or was on the date hereof an "affiliate" of Steerage within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, a "Rule 145 Affiliate") to

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
execute and deliver to Acquiror, prior to the Closing Date, an Affiliate Letter in the form attached hereto as Exhibit A. Acquiror shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Acquiror Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Acquiror Common Stock, consistent with the terms of such Affiliate Letters. Acquiror shall cause each of its affiliates to execute and deliver the affiliate letter in the form of Exhibit B hereto.

         Section 5.09 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that Acquiror shall pay any and all Transfer Taxes relating to the conversion, conveyance, transfer and delivery of the Acquiror Common Stock in exchange for the Steerage Capital Stock.

         Section 5.10  Insurance; Indemnity.

         (a) From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of Steerage (or any Subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Acquiror shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Acquiror, in advance of the final disposition of any such Action to the full extent permitted by applicable law; provided, however, that Acquiror shall have no obligation under this clause
(i) unless Acquiror has received an undertaking from the Indemnified Party to promptly return any amounts paid by Acquiror or its Subsidiaries in the event that it shall ultimately have been determined by a court of competent jurisdiction not subject to further appeal that the Indemnified Party is not entitled to be indemnified under applicable law; and (ii) Acquiror and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Acquiror shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided, further, that Acquiror shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

         (b) Without in any way limiting any of Acquiror's other obligations under this Section or any other rights to indemnity available, Acquiror shall use its best efforts to cause to be maintained in effect for not less than three years after the Effective Time, the current policies

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
of directors' and officers' liability insurance and fiduciary liability insurance maintained by Steerage with respect to matters occurring prior to the Effective Time; provided, however, that (i) Acquiror may substitute therefor policies of substantially the same coverage containing terms and conditions which are substantially the same for the Indemnified Parties to the extent reasonably available and (ii) Acquiror shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

         Section 5.11 Reorganization. From and after the date hereof, each of Acquiror and Steerage and their respective Subsidiaries shall not, and shall use reasonable efforts to cause their affiliates not to, take any action, or fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code or enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

         Section 5.12 Pooling-of-Interests. Each of the parties hereto shall use its reasonable efforts to cause the Merger to qualify for pooling-of-interest accounting treatment for financial reporting purposes and to permit Deloitte & Touche LLP to issue its opinion dated the Effective Time stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

         Section 5.13 Employee Benefit Plans. As soon as practicable after the Closing Date but in no event later than January 1, 1997, Acquiror shall provide benefits to employees of Steerage and its Subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Acquiror and its Subsidiaries. The date(s) on which employees of Steerage and its Subsidiaries are provided benefits pursuant to the preceding sentence shall be referred to as the "Benefit Plan Transition Dates." Subject to the requirements of applicable law, after the Closing Date, Acquiror shall cause the Surviving Corporation to maintain the Steerage Benefit Plans in substantially the same form as in effect on the date of this Agreement until the applicable Benefit Plan Transition Date. With respect to all employee benefit plans and other benefit arrangements covering employees of Acquiror and its Subsidiaries (the "Acquiror Benefit Plans"), Acquiror shall grant all employees of Steerage and its Subsidiaries who become participants in such plans after the applicable Benefit Plan Transition Date credit for all services with Steerage and its Subsidiaries and their respective predecessors prior to the applicable Benefit Plan Transition Date for all purposes for which such service was recognized by Steerage other than for benefits accrued. To the extent Acquiror Benefit Plans provide medical or dental welfare benefits after the applicable Benefit Plan Transition Date, Acquiror shall cause all pre-existing condition exclusions and actively at work requirements to be waived and Acquiror shall provide that any expenses incurred on or before the applicable Benefit Plan Transition Date shall be taken into account under Acquiror Benefit Plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents. On and after the Closing Date, Acquiror shall cause the medical or dental welfare benefit plans covering employees of Acquiror and its Subsidiaries to provide continuation coverage (within the meaning of Section 4980B of the Code) to employees of Steerage and its Subsidiaries who terminated employment prior to Closing and their dependents.

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
         Section 5.14 NYSE Listing. Acquiror shall use all reasonable efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

         Section 5.15 Existing Agreements. Immediately prior to the Closing, Acquiror shall discharge in full all obligations which either Steerage or any of its Subsidiaries is required to perform pursuant to (i) the Credit Agreement among Steerage Acquisition Corp. (which was merged into Sperry), Steerage, Various Banks listed therein, and Banque Paribas, as Agent, dated as of November 12, 1993, (ii) the Note Agreement made by Steerage for the benefit of Massachusetts Mutual Life Insurance Company and the other Purchasers named in
Schedule 1 thereto, dated as of November 1, 1993, and (iii) the other documents and agreements related to each of (i) and (ii).

         Section 5.16 Delivery of Disclosure Letters and Financial Statements.

         (a) Each of Steerage and Acquiror shall, as soon as practical following the date hereof, prepare and deliver to the other their respective Disclosure Letters. Upon delivery, such Disclosure Letter shall be deemed the applicable Disclosure Letter for purposes of this Agreement and may not be amended or modified.

         (b) Steerage shall, on or before February 9, 1996, deliver to Acquiror the unaudited consolidated balance sheet of Steerage and its Subsidiaries as at December 31, 1995 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flow for the year then ended (the "1995 Unaudited Financial Statements").

         (c) Steerage shall, on or before March 7, 1996, but in any event at least three Business Days prior to the Effective Time, deliver to Acquiror the 1995 Certified Financial Statements, which shall be consistent in all material respects with the financial statements delivered to Acquiror as contemplated by
Section 7.01(a).

                                   ARTICLE VI

                                   CONDITIONS

         Section 6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of Steerage Capital Stock.

         (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

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
         (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the terms or conditions of this Agreement shall have been issued and remain in effect.

         (d) The Form S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of Acquiror Common Stock to be issued to Steerage stockholders in connection with the Merger shall have been received.

         (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not reasonably be expected to have an Acquiror Material Adverse Effect or a Steerage Material Adverse Effect, as the case may be, following the Effective Time.

         (f) Acquiror Common Stock to be issued to Steerage stockholders in connection with the Merger shall have been authorized for trading on the NYSE, subject only to official notice of issuance.

         Section 6.02 Conditions to Obligation of Steerage to Effect the Merger. The obligation of Steerage to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) Acquiror shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by Acquiror on or prior to the Closing Date, and Steerage shall have received a certificate of the President or a Vice President of Acquiror, dated the Closing Date, certifying to such effect.

         (b) The representations and warranties of Acquiror and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct on the date hereof and as of the Closing as though made on and as of the Closing, as follows: (i) with respect to representations and warranties qualified by materiality or Acquiror Material Adverse Effect, in all respects, and (ii) with respect to other representations and warranties not so qualified (considered in the aggregate), except where the failure to be so true and correct would not reasonably be expected to have an Acquiror Material Adverse Effect; provided that representations and warranties made as of a specified date need be so true and correct (as described above) only as of the specified date, and Steerage shall have received a certificate of the President or a Vice President of Acquiror, dated the Closing Date, certifying to such effect.

         (c) Steerage shall have received the opinion of Schulte Roth & Zabel, special counsel to Steerage, based upon customary representations, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(2)(D) of the Code, and that Steerage, Merger Sub and Acquiror will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

         (d) Steerage shall have received the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Acquiror, dated the Closing Date, addressed to Steerage, in form and substance reasonably satisfactory to Steerage and its counsel.

         Section 6.03 Conditions to Obligation of Acquiror and Merger Sub to Effect the Merger. The obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) Steerage shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by Steerage on or prior to the Closing Date, and Acquiror shall have received a certificate of the President or a Vice President of Steerage, dated the Closing Date, certifying to such effect.

         (b) The representations and warranties of Steerage contained in this Agreement and in any document delivered in connection herewith shall be true and correct on the date hereof and as of the Closing as though made on and as of the Closing, as follows: (i) with respect to representations and warranties qualified by materiality or Steerage Material Adverse Effect, in all respects, and (ii) with respect to other representations and warranties not so qualified (considered in the aggregate), except where the failure to be so true and correct would not reasonably be expected to have a Steerage Material Adverse Effect; provided that representations and warranties made as of a specified date need be so true and correct (as described above) only as of the specified date, and Acquiror shall have received a certificate of the President or a Vice President of Steerage, dated the Closing Date, certifying to such effect.

         (c) Acquiror shall have received the opinions of Schulte Roth & Zabel and Simon, Turnbull & Martin, each special counsel to Steerage, dated the Closing Date, addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and its counsel.

         (d) The holders of not more than five percent (5%) of the outstanding Steerage Capital Stock shall have perfected dissenters' rights under applicable law.

         (e) Each Person who may be at the Effective Time or was on the date of this Agreement a Rule 145 Affiliate of Steerage shall have executed and delivered to Acquiror at least 30 days prior to the date of the Closing the written undertakings in the form attached hereto as Exhibit A.

         (f) Steerage shall have obtained the consents or approvals of third parties which shall be set forth in Section 4.07 of the Steerage Disclosure Letter.

         (g) Acquiror shall have received the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Acquiror, based upon customary representations, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(2)(D) of the Code, and that Steerage, Merger Sub and Acquiror will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

         (h) The Board of Directors of Acquiror shall have duly approved this Agreement and the Merger.

         (i) Acquiror shall have received a letter, in form and substance reasonably satisfactory to Acquiror, from Deloitte & Touche LLP dated the date of the Merger Notice and confirmed in writing at the Effective Time stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

                                   ARTICLE VII

                                   TERMINATION

         Section 7.01 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

         (a) (i) by Acquiror if its due diligence investigation of Steerage and its Subsidiaries brings to the attention of Acquiror information that adversely affects Acquiror's good faith valuation of Steerage and its Subsidiaries by more than $5.0 million; provided that the right to terminate this Agreement pursuant to this paragraph (a) shall terminate at 5:00 p.m., New York City time, on the latest of (i) the fifth business day following delivery to Acquiror of the Steerage Disclosure Letter, (ii) the fifth business day following delivery to Acquiror of draft consolidated financial statements for Steerage and its Subsidiaries for the years ended December 31, 1994 and 1995 and (iii) February 15, 1996;

             (ii) by Acquiror within five Business Days of receipt of the notes to the 1995 consolidated financial statements if Acquiror determines in its good faith evaluation that such notes contain information not previously disclosed to Acquiror in this Agreement, the Steerage Disclosure Letter (assuming such Disclosure Letter has been delivered to Acquiror prior to delivery of such notes), the documents delivered hereunder or otherwise disclosed to Acquiror in the due diligence process, and such information is materially adverse to the business or financial condition of Steerage and its Subsidiaries, taken as a whole;

         (b) by Steerage if the Acquiror Disclosure Letter brings to the attention of Steerage information that materially adversely affects Steerage's good faith valuation of Acquiror and its Subsidiaries, provided that the right to terminate this Agreement pursuant to this paragraph (b) shall terminate at 5:00 p.m., New York City time, on the later of (i) the fifth business day following delivery to Steerage of the Acquiror Disclosure Letter and (ii) February 15, 1996;

         (c) by Steerage if it has not received, on or before February 9, 1996, a certificate from the President or a Vice President of Acquiror and Merger Sub indicating that the approval of their Boards of Directors contemplated by Section 3.03 hereof have been obtained;

         (d) at the election of Acquiror or Steerage, if the Closing shall not have occurred on or before June 30, 1996;

         (e) at the election of Acquiror or Steerage if Steerage's stockholders shall have voted against this Agreement or the Merger, or by Acquiror if the approval of Steerage's stockholders required by Section 6.01(a) shall not have been obtained within 30 days following the effectiveness of the Form S-4; provided, however, that Steerage shall not have the right to terminate this Agreement under this Section 7.01(e) if Steerage caused (directly or indirectly) or aided in the failure to obtain such approval;

         (f) at the election of Acquiror or Steerage if a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or any Governmental Entity shall have instituted a proceeding seeking any such order, decree, ruling or other such action;

         (g) at the election of Steerage, if Acquiror or Merger Sub has breached or failed to perform or comply in any material respect with any covenant or agreement contained in this Agreement; provided, however, that if such breach or failure is curable, notice of such breach or failure shall have been given to Acquiror and Acquiror shall not have cured such failure within 30 days;

         (h) at the election of Acquiror, if Steerage has breached or failed to perform or comply with in any material respect any covenant or agreement contained in this Agreement; provided, however, that if such breach or failure is curable, notice of such breach or failure shall have been given to Steerage and Steerage shall not have cured such failure within 30 days;

         (i) at any time on or prior to the Closing Date by Acquiror or Steerage in the event that a condition to the terminating party's obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction;

         (j) by Acquiror, if the Board of Directors of Steerage shall have failed to recommend approval of this Agreement and the Merger to Steerage's stockholders or shall withdraw,

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
         modify or change such recommendation in a manner adverse to Acquiror, or if the Board of Directors of Steerage shall have refused to affirm its recommendation within two days of any written request from Acquiror;

         (k) at the election of either Steerage or Acquiror if the Average Acquiror Share Price is less than $41.25 per share; and

         (l) at any time on or prior to the Closing Date, by mutual written consent of Acquiror and Steerage;

provided, that no party shall be entitled to terminate this Agreement pursuant to the foregoing clauses (d) or (i) if the fact that the Closing shall not have occurred (in the case of clause (d)) or the failure of such conditions to be satisfied (in the case of clause (i)) is attributable to such party's breach of this Agreement.

         Section 7.02 Effect of Termination and Abandonment. In the event that this Agreement is terminated pursuant to this Article VII hereof, it shall become null and void and have no further force or effect; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement. Any such termination by any party hereto shall be made by written notice to the other parties hereto.

         Section 7.03 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         Section 8.01  Certain Definitions.

         (a) For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 8.01 (such definitions and the other defined terms used in this Agreement to be equally applicable to both the singular and plural forms of the terms herein defined):

                  (i) "Acquiror Significant Subsidiary" means any Subsidiary of Acquiror that would constitute a "Significant Subsidiary" of Acquiror within the meaning of Rule 1-02 of Regulation S-X of the SEC.

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
                  (ii) "Acquisition Date" shall mean (i) with respect to Steerage, November 15, 1993 and (ii) with respect to a Subsidiary of Steerage, the date Steerage obtained direct or indirect control of such Subsidiary, such date being November 15, 1993, the Foreign Closing Date (as defined in the Stock Purchase Agreement dated as of November 12, 1993, by and among Newport News Shipbuilding and Dry Dock Company, Steerage, and Steerage Acquisition Corp., the "1993 Agreement"), or the Deferred Foreign Closing Date (as defined in the 1993 Agreement), as the case may be.

                  (iii) "affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person.

                  (iv) "Antitrust Law" means any law of the United States governing competition, monopolies or restrictive trade practices, including without limitation the Sherman Act, the Clayton Act, the Federal Trade Commission Act and the HSR Act, and comparable foreign statutes, in each case including any rules and regulations thereunder.

                  (v) "Average Acquiror Stock Price" means the average closing sale price of a share of Acquiror Common Stock as reported on the NYSE during the 10 consecutive trading days ending on the third Business Day prior to the Closing Date.

                  (vi) "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York are authorized or obligated by law or executive order to close. Any event the scheduled occurrence of which would fall on a day which is not a Business Day shall be deferred until the next succeeding Business Day.

                  (vii) "Environmental Action" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party alleging violations of Environmental Laws or Releases of Hazardous Materials.

                  (viii) "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., at amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq.; the Federal Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Federal Clean Air Act ("CAA") 42 U.S.C. 7401 et sec., as amended; and any other federal, state, foreign, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

                  (ix) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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
                  (x) "ERISA Affiliate" shall have the meaning given to it under ERISA.

                  (xi) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (xii) "Governmental Entity" means any court or tribunal of competent jurisdiction in any jurisdiction or any foreign, federal, state or municipal governmental, regulatory or other administrative agency, department, commission, board, bureau or other authority or instrumentality.

                  (xiii) "Hazardous Materials" means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminants, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any waste exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity; and (e) asbestos- containing materials.

                  (xiv) "knowledge" means, with respect to any Person, the actual knowledge, after having made a reasonable inquiry, of (x) any of its officers or directors or (y) any of the officers or directors of any Subsidiary of such Person.

                  (xv)    "NYSE" means the New York Stock Exchange.

                  (xvi) "Person" means any individual, corporation, general or limited partnership, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity.

                  (xvii) "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

                  (xviii) "Securities Act" means the Securities Act of 1933, as amended.

                  (xix) "Steerage Capital Stock" collectively means all authorized and outstanding shares of Steerage Common Stock, Steerage Class A Preferred Stock, Steerage Class B Preferred Stock and Steerage Class C Preferred Stock.

                  (xx) "Subsidiary" means any Person as to which Steerage or Acquiror, as the case may be, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such Person, the holders of which class are entitled to vote for the election of directors (or Persons performing similar functions) of such Person.

                  (xxi) "Taxes" means all taxes and other governmental fees or charges of any nature whatsoever and however denominated, imposed by any Governmental Entity, together with any interest, additions or penalties with respect thereto.

                  (xxii) "Tax Returns" means all reports, returns or other information to be supplied to any tax authority (federal, state, local, foreign or otherwise) in connection with Taxes.

                  (xxiii) "Transfer Taxes" means all transfer, stamp, documentary, filing, recording, permit, license, authorization, registration, real or personal property transfer or gains taxes and other such similar Taxes (including any penalties and interest).

         (b) The following terms shall have the meaning specified in the indicated section of this Agreement:

Term                                                Section
----                                                -------
1995 Certified Financial Statements .....             5.16
1995 Unaudited Financial Statements .....             5.16
Acquiror ................................         Recitals
Acquiror Benefit Plans...................             5.13
Acquiror Common Stock....................             1.04
Acquiror Disclosure Letter ..............   intro. to 3.01
Acquiror Material Adverse Effect ........             3.01
Acquiror Options ........................             1.07
Acquiror Preferred Stock ................             3.05
Acquiror Reports ........................             3.08
Action...................................             5.10
Agreement ...............................         Recitals
Alternative Proposal ....................             5.01
Benefit Plan Transition Dates............             5.13
Certificate .............................             1.04
Class A Preferred Merger Consideration ..             1.04
Closing .................................             1.02
Closing Date ............................             1.02
Code ....................................         Recitals
Common Stock Exchange Ratio .............             1.04
Common Stock Merger Consideration .......             1.04
Effective Time ..........................             1.03
E&Y .....................................             4.08
FCPA ....................................             4.14
Form S-4 ................................             5.07
GAAP ....................................             3.08
Government Bids .........................             4.15
Government Contract .....................             4.15
HSR Act .................................             3.07
Indemnified Party .......................             5.10
Intellectual Property Rights ............             4.13
Merger ..................................             1.01
Merger Notice ...........................             5.03
Merger Sub ..............................         Recitals
Permits .................................             3.04
Property ................................             4.10
Regulatory Filings ......................             3.07
Rule 145 Affiliate ......................             5.08
SEC .....................................             3.08
Steerage ................................         Recitals
Steerage Benefit Plans ..................             4.18
Steerage Class A Common Stock ...........             1.04
Steerage Class B Common Stock ...........             1.04
Steerage Class A Preferred Stock ........             1.04
Steerage Class B Preferred Stock ........             4.05
Steerage Class C Preferred Stock ........             1.04
Steerage Common Stock ...................             1.04
Steerage Disclosure Letter ..............   intro. to 4.01
Steerage Dissenting Shares ..............             1.08
Steerage Material Adverse Effect ........             4.01
Steerage Options ........................             1.07
Steerage Stock Option Plan ..............             1.07
Surviving Corporation ...................             1.01

         Section 8.02 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and, shall not survive the Merger, provided, however, that the agreements contained in Sections 1.04, 1.05, 1.06, 1.07, 5.05, 5.09, 5.10, and 5.15 and this Article VIII and the affiliate letters delivered pursuant to this Agreement shall survive the Merger.

         Section 8.03 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Acquiror or Merger Sub:               If to Steerage:

Litton Industries, Inc.                     Steerage Corp.
21240 Burbank Boulevard                     c/o J.F. Lehman & Company
Woodland Hills, CA 91367-6675               2001 Jefferson Davis Highway
Fax:  (818) 598-3331                        Suite 607
Attn: John E. Preston, Esq.                 Arlington, VA  22202
         H. Thomas Hicks                    Fax:  (703) 418-6099
                                            Attn:  John Lehman

With copies to:                             With copies to:

Wachtell, Lipton, Rosen & Katz              Schulte Roth & Zabel
51 West 52nd Street                         900 Third Avenue
New York, NY 10019                          New York, NY  10022
Fax: (212) 403-2000                         Fax: (212) 593-5955
Attn: Elliott V. Stein, Esq.                Attn:  Stephen J. Schulte, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         Section 8.04 Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.04, 1.05, 1.06, 1.07, 5.07, 5.10 and 5.15, nothing in this
Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 8.05 Entire Agreement. This Agreement, the Exhibits hereto, the Steerage Disclosure Letter, the Acquiror Disclosure Letter, the letter agreement dated October 17, 1995 between Sperry Marine Inc. and Acquiror and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         Section 8.06 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Steerage, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 8.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

         Section 8.08 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         Section 8.09 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

         Section 8.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         Section 8.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         Section 8.12 Incorporation of Exhibits. The Steerage Disclosure Letter, the Acquiror Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         Section 8.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 8.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                            STEERAGE CORP.


                                            By: /s/ John Lehman
                                               ---------------------------------
                                                Name:  John Lehman
                                                Title:    Chairman


                                            LITTON INDUSTRIES, INC.


                                            By: /s/ H. Thomas Hicks
                                               ---------------------------------
                                                Name:  H. Thomas Hicks
                                                Title:    Vice President


                                            LII INDUSTRIES, INC.


                                            By: /s/ John E. Preston
                                               ---------------------------------
                                                Name:  John E. Preston
                                                Title:    Vice President

                                                                       ANNEX B

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

                  THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER is dated as of March 20, 1996 (the "Amendment Agreement"), among Steerage Corp., a Delaware corporation ("Steerage"), Litton Industries, Inc., a Delaware corporation ("Acquiror"), and LII Industries, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub").

                  WHEREAS, the parties hereto have previously entered into that certain Agreement and Plan of Merger, dated as of February 2, 1996 (the "Merger Agreement"), pursuant to which, upon the Effective Time (as defined in the Merger Agreement), Steerage shall be merged with and into Merger Sub; and

                  WHEREAS, the parties hereto have agreed to amend the Merger Agreement in certain respects as specified in this Amendment Agreement;

                  NOW, THEREFORE, in consideration of the premises and representations, warranties, covenants and agreements set forth herein, the parties hereby amend and supplement the Merger Agreement as follows:

                  SECTION 1. Defined Terms. Except as otherwise set forth herein, capitalized terms used herein and not defined shall have the meaning provided in the Merger Agreement. As used in the Merger Agreement, "Agreement" shall include the Merger Agreement and this Amendment Agreement.

                  SECTION 2. Conversion of Shares. Section 1.04 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

                  Section 1.04  Conversion of Shares.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof or any party hereto, except as otherwise provided in Section 1.04(b) hereof:

                           (i) each share of Class A Common Stock, par value
                  $0.01 per share, of Steerage (the "Steerage Class A Common Stock"), each share of Class B Common Stock, par value $0.01 per share, of Steerage (the "Steerage Class B Common Stock," and collectively with the Steerage Class A Common Stock, the "Steerage Common Stock") and each share of Class C Convertible Preferred Stock, par value $7.50 per share, of Steerage (the "Steerage Class C Preferred Stock") outstanding immediately prior to the Effective Time

                  (other than dissenting shares, as provided in Section 1.08) shall be converted into and exchanged for

                           (A) the right to receive the number of shares of validly issued, fully paid and nonassessable common stock, $1.00 par value, of Acquiror ("Acquiror Common Stock"), rounded to the nearest ten-thousandth of a share, obtained by

                                    (1)     dividing the Common Stock Merger
                                            Consideration by $48.50 (as adjusted
                                            pursuant to this clause (1), the
                                            "Conversion Price"); provided,
                                            however, that

                                            (x)      if the Average Acquiror
                                                     Stock Price is less than
                                                     $43.65, the foregoing
                                                     calculation shall be
                                                     adjusted by substituting
                                                     (i) the Average Acquiror
                                                     Stock Price divided by .9
                                                     for (ii) $48.50, and

                                            (y)      if the Average Acquiror
                                                     Stock Price is greater than
                                                     $53.35, then the foregoing
                                                     calculation shall be
                                                     adjusted by substituting
                                                     (i) the Average Acquiror
                                                     Stock Price divided by 1.1
                                                     for (ii) $48.50; and

                                    (2)     dividing the resulting quotient by
                                            the number of shares of Steerage
                                            Common Stock outstanding immediately
                                            prior to the Effective Time,
                                            assuming the conversion or exercise
                                            of all securities convertible into
                                            or exercisable for Steerage Common
                                            Stock,

                                    (such ratio, as adjusted pursuant to Section 1.06 being hereinafter referred to as the "Common Stock Exchange Ratio"); and

                           (B) a fractional interest in the Property Net Proceeds, if any, to be distributed pursuant to Section 1.09, the numerator of such fraction to be 1 and the denominator to be the number of shares of Steerage Common Stock outstanding immediately prior to the Effective Time, assuming the conversion or exercise of all securities convertible into or exercisable for Steerage Common Stock.

                                    (ii) each share of Class A Cumulative
                           Preferred Stock, par value $100.00 per share, of Steerage (the "Steerage Class A Preferred Stock") outstanding immediately prior to the Effective Time (other than dissenting shares, as defined in Section 1.08) shall be converted into and exchanged for the right to receive an amount in cash equal to $100.00 plus the amount of any accrued and unpaid dividends to (and including) the date of the Closing with respect to such share of Steerage Class A Preferred Stock, without interest (the "Class A Preferred Merger Consideration"), and

                                    (iii) each share of common stock, par value
                           $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding.

                  "Common Stock Merger Consideration" shall mean $157.5 million plus the amount set forth in clause (A) below and less the amount set forth in clause (B) below:

                           (A) (1) $1,819,300, the aggregate net cash proceeds which would be received by Steerage in connection with exercise of Steerage Options if all such Steerage Options were exercised prior to the Closing Date, (2) the total of the products of (x) the applicable Per Day Net Profits (as defined below) times
                                    (y) the number of calendar days, if any, in the applicable month, falling in the period from and including April 22, 1996 through and including the date immediately preceding the Closing Date, and (3) in the event the sale of the Property as contemplated by
                                    Section 5.02(c) occurs prior to the Closing, the net proceeds, after taxes and selling expenses, from such sale. "Per Day Net Profits" means, with respect to any day in April 1996, $14,228; with respect to any day in May 1996, $13,690; and with respect to any day in June 1996, $17,561.

                           (B) (1) $52,487,500, or such greater amount, if any, that is the actual Steerage Indebtedness (as defined below) as of the Closing Date, (2) $8,365,654, representing the aggregate amount of the Class A Preferred Merger Consideration through and including April 21, 1996, and (3) $2.6 million, representing Steerage's legal and transaction fees and expenses in connection herewith. "Steerage Indebtedness" with respect to any date means the aggregate of the outstanding balances, including the current portion thereof and any applicable fees, charges, prepayment penalties and make-whole amounts (assuming prepayment in full of such indebtedness) as of such date on that certain promissory note, that certain term loan, and those certain unsecured subordinated notes payable referred to in
                                    Note 5 to Steerage's audited consolidated financial statements for the period ending December 31, 1995 which are attached hereto as Exhibit C.

                           By way of example only, assuming that (i) the Property is not sold prior to Closing, (ii) the Closing occurs on or before April 21, 1996, (iii) the Steerage Indebtedness as of the Closing Date does not exceed $52,487,500 and (iv) $48.50 is the applicable Conversion Price, the Common Stock Merger Consideration would be $95,866,146 and the Common Stock Exchange Ratio would be 1.8110, based on 1,091,460 fully diluted shares of Steerage Common Stock (assuming exercise or conversion of all securities exercisable for or convertible into Steerage Common Stock).

                                    (b) As a result of the Merger and without
                           any action on the part of the holder thereof, at the Effective Time, all shares of Steerage Capital Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Steerage Capital Stock shall thereafter cease to have any rights with respect to such shares of Steerage Capital Stock, except for the right to receive (except as otherwise provided in Section 1.08 hereof), without interest, Acquiror Common Stock and cash for fractional shares of Acquiror Common Stock in accordance with Section 1.05 of this Agreement upon the surrender of a certificate (each, a "Certificate") representing such shares of Steerage Capital Stock in accordance with the provisions of this Article.

                                    (c) Each share of Steerage Capital Stock
                           held by Steerage as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

                           SECTION 3. Property Net Proceeds. The Merger
                  Agreement is hereby amended and supplemented to add the following text after Section 1.08 thereof:

                           Section 1.09 Property Net Proceeds.

                           (a) In the event that the Property is not sold prior
                  to the Closing Date, upon consummation of the sale of the Property not later than August 1, 1997, Acquiror shall determine the net proceeds to Steerage or its successor (net of any broker's commission, selling expenses (which expenses incurred after the Effective Time shall not exceed $100,000 in the aggregate, exclusive of any broker's commission), and a 41% implied tax rate (using $5,500,000 as the tax basis of the Property), and subject to Section 9 of the Amendment Agreement) of the sale of the Property. The "Property Net Proceeds" shall mean the number of shares of Acquiror Common Stock equal to (i) the amount determined pursuant to the preceding sentence divided by (ii) the Conversion Price; provided, however, that in no case shall the Property Net Proceeds exceed that number of shares of Acquiror Common Stock equal to $8,391,000 divided by the Conversion Price, rounded to the nearest whole share, and provided, further, that in the event that the shares of Acquiror Common Stock to be issued (or reserved for issuance) in the Merger (including pursuant to Steerage Options outstanding at the Effective Time and the Property Net Proceeds) would otherwise exceed 2,200,000 shares, the Property Net Proceeds shall be reduced, to the extent possible, to that number of shares of Acquiror Common Stock that would result in no more than 2,200,000 shares of Acquiror Common Stock being issued (or reserved for issuance) in connection with the transactions. Upon consummation of such sale, Acquiror shall distribute to each former holder of Steerage Common Stock or Steerage Class C Preferred Stock who has duly surrendered a Certificate for cancellation (i) a certificate representing the number of shares of Acquiror Common Stock determined by (A) multiplying the number of shares of such Steerage Capital Stock subject to such Certificate by the Property Net Proceeds (subject to adjustment as provided in this paragraph) and (B) multiplying such amount by the fraction determined pursuant to Section 1.04(a)(i)(B) and (ii) cash in the amount of per share dividends or other distributions, if any, with respect to Acquiror Common Stock issued pursuant to this Section 1.09 with a record date subsequent to the Closing Date. In lieu of fractional shares, each former holder of a Certificate shall be entitled to a check representing the amount of cash in lieu of the fractional share (valued at the Conversion Price) to which such holder would otherwise be entitled.

                           (b) In the event that the Property is not sold prior
                  to the Closing Date, as security for the obligation to deliver to Steerage stockholders their pro rata portion of the Property Net Proceeds, if any, Acquiror, a representative of former Steerage stockholders, Merger Sub and an escrow agent mutually satisfactory to the parties (the "Escrow Agent") shall enter into a customary escrow agreement, in form and substance reasonably satisfactory to the parties thereto, and Acquiror shall deposit with the Escrow Agent certificates representing the number of shares of Acquiror Common Stock equal to the maximum Property Net Proceeds determined pursuant to paragraph (a) above.

                           (c) There shall be no registration of transfers on
                  the stock transfer books of Acquiror of the right to receive any Property Net Proceeds.

                           (d) Holders of Steerage Capital Stock shall have no
                  interest in, including, without limitation, the right to vote, shares of Acquiror Common Stock held by the Escrow Agent. The Property Net Proceeds shall be adjusted to reflect the events described in Section 1.06 hereof occurring prior to the distribution date of the Exchange Proceeds.

                           (e) In the event that the Property is not sold on or
                  prior to August 1, 1997, the Property Net Proceeds shall be deemed to be zero, the shares of Acquiror Common Stock held by the Escrow Agent shall be returned to Acquiror and neither Acquiror nor the Surviving Corporation shall have any obligation to former Steerage stockholders relating to such Property or the proceeds of any sale thereof.

                           SECTION 4. Conforming Changes to Article I.

                  (a) Section 1.05(a) of the Merger Agreement is hereby amended and supplemented by adding the following text after "by such holder);" and before "and (ii)":

                  (ii) the right to receive such holder's pro rata interest in the Property Net Proceeds, if any, as provided by Sections
                  1.04 and 1.09;

         Section 1.05(a) is further amended by deleting "(ii) a check" and replacing such text with "(iii) a check".

                  (b) Section 1.05(b) of the Merger Agreement is hereby amended and supplemented by adding the following text after "without interest," and before "(i) at the time":

                  and with respect to shares of Acquiror Common Stock issued pursuant to Section 1.04(a)(i)(A)

         Section 1.05(b) is hereby further amended and supplemented by adding the following text at the end of such section:

                  The provisions of this Section 1.05(b) shall also be applicable with respect to shares of Acquiror Common Stock paid from the Property Net Proceeds to a holder of a Certificate following the surrender of such Certificate with respect to dividends or other distributions paid or to be paid on the Property Net Proceeds after the consummation of the sale of the Property, where such dividends or distributions have a record date after the Effective Time.

                  (c) Section 1.05(c) of the Merger Agreement is hereby amended and supplemented by adding the following text in the second sentence thereof, after "if any," and before "deliverable":

                  and the right to receive Property Net Proceeds, if any,

                  (d) Section 1.05(e) of the Merger Agreement is hereby amended and supplemented by adding the following text at the end thereof:

                  The holder of such a lost, stolen or destroyed Certificate, upon compliance with the provisions of this paragraph (e), shall also have the right to receive its pro rata interest in the Property Net Proceeds, if any.

                           SECTION 5. Stock Options.

                  (a) Section 1.07 of the Merger Agreement is hereby amended and supplemented by lettering the first paragraph thereof "(a)" and adding the following text after "Section 1.04 of this Agreement" and before ";
         (y) the option":

                  (including the pro rata interest in the Property Net Proceeds, if any; the shares of Acquiror Common Stock (including such Property Net Proceeds) to be received per share of Steerage Common Stock subject to a Steerage Option are defined as an "Acquiror Stock Option Unit"); and (y) the option price per Acquiror Stock Option Unit shall be the option price per Steerage Option in effect immediately prior to the Effective Time (which option price shall, upon determination of the Property Net Proceeds, be adjusted on a per share of Acquiror Common Stock basis).

         Section 1.07(a) (as newly lettered) is further amended by deleting the following text "; and (y) the option price per share of Acquiror Common Stock shall be an amount equal to the option price per share of Steerage Common Stock subject to such Steerage Option in effect immediately prior to the Effective Time divided by the Common Stock Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent)."

                  (b) Section 1.07(a) (as newly lettered) of the Merger Agreement is further amended by adding the following sentence at the end of such section:

                  Prior to the Closing, the Steerage Board of Directors (and any appropriate committee thereof) shall take all appropriate action to seek to cause the exercise of all outstanding Steerage Options prior to the Effective Time.

                  (c) Section 1.07 of the Merger Agreement is further amended and supplemented by adding the following text at the end of paragraph
         (a) thereof:

                  (b) Prior to the Effective Time, the Steerage Board of Directors shall take all necessary action to ensure that no holder of Steerage Options at the Effective Time will hold Steerage Options that would otherwise represent pursuant to the terms hereof the right to purchase in excess of 3,000 shares of Acquiror Common Stock.

                  SECTION 6. Maximum Number of Acquiror Shares. Nothing in
Article I of the Merger Agreement shall obligate Acquiror to issue or reserve for issuance in excess of 2,200,000 shares of Acquiror Common Stock in connection with the Merger and related transactions (including the deposit of shares with the Escrow Agent and shares to be issued upon exercise of Steerage Options outstanding as of the Effective Time), and Acquiror shall not be so obligated.

                  SECTION 7. Sale of Property after the Effective Time. The parties agree that, in the event that the sale of the Property is not consummated prior to the Effective Time, current management of Steerage shall manage such sale process for a period ending on August 1, 1997 and shall use reasonable efforts to consummate such sale as promptly as practicable. The Property shall not be sold to any former Steerage stockholder or any affiliate or related party of Steerage. Acquiror and the Surviving Corporation shall provide reasonable assistance and cooperation in connection therewith, and any expenses incurred by Acquiror or the Surviving Corporation in connection therewith shall be deducted from the Property Net Proceeds. The terms of such sale shall (other than with respect to price) be subject to the reasonable approval of Acquiror, to the extent such terms are less favorable to Steerage or the Surviving Corporation than the terms contained in the present pending contract, a copy of which has been provided to Acquiror. In the event that the Property is not sold on or prior to August 1, 1997, neither Acquiror nor the Surviving Corporation shall have any obligation to former Steerage stockholders relating to the Property or the proceeds of any sale thereof, and former Steerage Management shall have no rights with respect to such sale.

                  SECTION 8. Additional Termination Rights. Section 7.01 of the Merger Agreement is hereby amended and supplemented by adding the following paragraphs after clause (l) thereof:

         (m) at the election of Steerage if the number of shares of Acquiror Common Stock that would otherwise be issued in connection with the Merger (including the Property Net Proceeds and the shares of Acquiror Common Stock issuable upon exercise of Steerage Options outstanding at the Effective Time) exceeds 2,200,000 shares; and

         (n) at the election of Acquiror, in the event that any holder of Steerage Options has not exercised a sufficient number of Steerage Options prior to the Effective Time so that such holder will not be entitled to purchase, upon the Effective Time, in excess of 3,000 shares of Acquiror Common Stock pursuant to such options.

Section 7.01 is hereby further amended and supplemented by deleting "and" at the end of clause (k) thereof.

                  SECTION 9. Covenant Regarding Expenses. Section 5.09 of the Merger Agreement is hereby amended and supplemented by adding the following text at the end thereof:

         At least five Business Days prior to the Closing, Steerage shall deliver to Acquiror a statement setting forth all amounts paid or to be paid (including reimbursable expenses) to Steerage's legal, financial, accounting and other advisers in connection with the Merger and the other transactions contemplated by the Agreement, as well as any amounts to be paid to any officers, directors or employees of Steerage and its subsidiaries in connection with the Merger and related transactions (but excluding any amounts paid to such individuals in connection with employment agreements or arrangements entered into by Steerage and disclosed in the Steerage Disclosure Letter); notwithstanding any other provision of this Agreement, such amounts shall not, in the aggregate, exceed $2,600,000. At least two Business Days prior to the Closing, Steerage shall seek to cause its legal, financial, accounting and other advisors to deliver final statements in connection with any amounts to be paid to such persons relating to the Merger and the other transactions contemplated by this Agreement. In the event that the actual amounts described in the first sentence of this section exceed $2,600,000 in the aggregate, the Property Net Proceeds shall be reduced by that number of shares equal to the quotient of such excess divided by the Conversion Price.

                  SECTION 10. Steerage Indebtedness. The Merger Agreement is hereby amended and supplemented by deleting the word "and" at the end of paragraph (xiii) of Section 5.02 thereof, inserting the word "and" at the end of paragraph (xiv) of Section 5.02 thereof, and adding the following text at the end Section 5.02(a) thereof:

                  (xv) shall take such reasonable actions and make such payments to cause the amount of Steerage Indebtedness as of the Closing Date not to exceed $52,487,500.

                  SECTION 11. Disclosure Letters and Exhibits. Attached to this Amendment Agreement as Exhibits A and B, respectively, are the final Steerage Disclosure Letter and Acquiror Disclosure Letter. Attached to this Amendment Agreement as Exhibit C are the financial statements referred to in Section 4.08(a) of the Merger Agreement and constituting Exhibit C thereto. The parties acknowledge that the termination rights provided by Section 7.01(a) and (b) related to the delivery and review of such Disclosure Letters and financial statements are no longer available.

                  SECTION 12. Representations and Warranties.

         (a) Except as set forth in the Acquiror Disclosure Letter, Acquiror and Merger Sub represent and warrant to Steerage that, as to the matters set forth in Sections 3.03 and 3.07 of the Merger Agreement, such matters, mutatis mutandis, are true and correct with respect to this Amendment Agreement.

         (b) Except as set forth in the Steerage Disclosure Letter, Steerage represents and warrants to Acquiror and Merger Sub that, as to the matters set forth in Sections 4.03 and 4.07 of the Merger Agreement, such matters, mutatis mutandis, are true and correct with respect to this Amendment Agreement.

                  SECTION 13. Miscellaneous.

         (a) This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

         (b) This Amendment Agreement may be executed by the parties hereto in separate counterparts, each of which shall constitute one and the same original.

         (c) Except as provided in this Amendment Agreement, the Merger Agreement remains in full force and effect without any amendment or alteration.

         (d) The provisions of Section 8.13 (Severability) and Section 8.14 (Enforcement of Agreement) contained in the Merger Agreement are hereby incorporated herein by reference and made applicable, mutatis mutandis, to this Amendment Agreement.

        IN WITNESS WHEREOF, the parties have executed this Amendment Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                        STEERAGE CORP.


                                        By: /s/
                                           ---------------------------------
                                           Name:   John Lehman
                                           Title:  Chairman


                                        LITTON INDUSTRIES, INC.


                                        By: /s/ H. Thomas Hicks
                                           ---------------------------------
                                           Name:   H. Thomas Hicks
                                           Title:  Vice President


                                        LII INDUSTRIES, INC.


                                        By: /s/ John E. Preston
                                           ---------------------------------
                                           Name:   John E. Preston
                                           Title:  Vice President

                                                                         ANNEX C

                     SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

Section 262.   Appraisal Rights.

               (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to
Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

               (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

               (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
               (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
               (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections
               (f) or (g) of Section 251 of this title.

               (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs
                    a. and b. of this paragraph; or

                    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

               (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

               (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

               (d)  Appraisal rights shall be perfected as follows:

               (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

               (2)  If the merger or consolidation was approved pursuant to
               Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

               (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation, a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

               (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

               (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

               (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

               (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

               (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

               (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

               (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

         Article SIXTH of the Restated Certificate of Incorporation of the registrant, consistent with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), provides as follows:

         "Section 1. Elimination of Certain Liability of Directors.

         No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty by such director as a director, except for any matter in respect of which such director shall be liable under Section 174 of the Delaware General Corporation Law or any amendment thereto or successor provision thereof or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders,
(ii) in acting or in failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit from the transaction in respect of which such breach of fiduciary duty occurred. Neither the amendment nor repeal of Section 1 of this Article SIXTH shall eliminate or reduce the effect of Section 1 of this Article SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for Section 1 of this Article SIXTH would accrue or arise, prior to such amendment or repeal. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

         Section 2. Indemnification and Insurance.

         (A) Right to Indemnification. Each person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employer or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974 or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         (B) Right of Claimant to Bring Suit. If a claim under paragraph (A) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances, because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         (C) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         (D) Insurance. The Corporation may maintain insurance, at its expense; to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

         The registrant provides and maintains insurance covering certain liabilities (within certain limits) of directors and officers and providing for reimbursement for amounts paid by the registrant as indemnification to directors and officers. These policies provide for payment of covered losses in excess of certain retention amounts with an aggregate limit of liability of $100 million.

ITEM 21.  Exhibits and Financial Statement Schedules.

          (a) Exhibits. The following is a list of Exhibits to this Registration Statement:

2.1* Agreement and Plan of Merger, dated as of February 2, 1996, by and among Steerage Corp. (the "Company"), Litton Industries, Inc. ("Litton"), and LII Industries, Inc. ("Merger Sub") (included in
               Part I hereof as Annex A to the Proxy Statement-Prospectus).

2.2* Amendment, dated as of March 20, 1996, to the Agreement and Plan of Merger, dated as of February 2, 1996, by and among the Company, Litton and Merger-Sub (included in Part I hereof as Annex B to the Proxy Statement-Prospectus).

4.1       -    $400,000,000 Amended and Restated Credit Agreement dated December
               22, 1994, along with amendments through the date hereof, among Litton, a group of banks and Morgan Guaranty Trust Company of New
               York, as Agent, and Wells Fargo Bank, N.A., as Co-Agent, filed as
               Exhibit 4.3 to Litton's 1995 Annual Report on Form 10-K and incorporated herein by reference.

4.2       -    Other instruments defining the rights of holders of other
               long-term debt of Litton are not filed as exhibits because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of Litton and its consolidated subsidiaries. Litton hereby undertakes to furnish a copy of any such instrument to the Securities and Commission upon request.

4.3       -    Rights Agreement, together with exhibits thereto, dated August
               17, 1994, between Litton and The Bank of New York, as Rights
               Agent, filed as Exhibit 99.2 to Form 8-K dated August 17, 1994, and incorporated herein by reference.

5*        -    Opinion of John E. Preston as to the legality of securities being issued.

---------------------
*    Filed herewith.

**   To be filed by amendment.

8.1**     -    Opinion of Wachtell, Lipton, Rosen & Katz as to federal income tax matters.

8.2**     -    Opinion of Schulte Roth & Zabel as to federal income tax matters.

23.1*     -    Consent of Deloitte & Touche LLP.

23.2*     -    Consent of Ernst & Young LLP.

23.3*     -    Consent of Arthur Andersen LLP.

23.4*     -    Consent of John E. Preston (included in Exhibit 5 hereto)

23.5**    -    Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit
               8.1 hereto)

23.6**    -    Consent of Schulte Roth & Zabel (included in Exhibit 8.2 hereto)


ITEM 22.  Undertakings.

          The  undersigned registrant hereby undertakes as follows:

          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in



---------------------
*    Filed herewith.

**   To be filed by amendment.

     the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          The undersigned registrant hereby undertakes that every prospectus:
(i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in Woodland Hills, California, on March 20, 1996.

                                        LITTON INDUSTRIES, INC.

                                        By: /s/ John M. Leonis
                                           -------------------------
                                           John M. Leonis
                                           Chairman of the Board and
                                             Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 20, 1996.

/s/ Alton J. Brann                                /s/ Michael R. Brown
-----------------------------                     ------------------------------
Alton J. Brann                                    Michael R. Brown
Director                                          Director, President and Chief
                                                    Operating Officer

/s/ Joseph T. Casey                               /s/ Carol B. Hallett
-----------------------------                     ------------------------------
Joseph T. Casey                                   Carol B. Hallett
Director                                          Director

/s/ Thomas B. Hayward                             /s/ Orion L. Hoch
-----------------------------                     ------------------------------
Thomas B. Hayward                                 Orion L. Hoch
Director                                          Director

/s/ David E. Jeremiah                             /s/ Rudolph E. Lang, Jr.
-----------------------------                     ------------------------------
David E. Jeremiah                                 Rudolph E. Lang, Jr.
Director                                          Director, Senior Vice
                                                    President and Chief
                                                    Financial Officer

/s/ Robert H. Lentz                               /s/ John M. Leonis
-----------------------------                     ------------------------------
Robert H. Lentz                                   John M. Leonis
Director                                          Chairman of the Board,
                                                    Director and Chief Executive
                                                    Officer

/s/ William P. Sommers                            /s/ C.B. Thornton, Jr.
-----------------------------                     ------------------------------
William P. Sommers                                C.B. Thornton, Jr.
Director                                          Director

/s/ Carol A. Wiesner
-----------------------------
Carol A. Wiesner
Vice President and Controller
  (Chief Accounting Officer)

                                  EXHIBIT INDEX

                                                                      SEQUENTIAL
EXHIBIT NO.    DOCUMENT DESCRIPTION                                    PAGE NO.
-----------    --------------------                                   ----------
2.1*           Agreement and Plan of Merger, dated as of February
               2, 1996, by and among Litton Industries, Inc.
               ("Litton"), Steerage Corp. (the "Company") and LII
               Industries, Inc. ("Merger Sub") (included in Part I
               hereof as Annex A to the Proxy Statement-Prospectus).

2.2* Amendment, dated as of March 20, 1996, to the Agreement and Plan of Merger, dated as of February 2, 1996, by and among the Company, Litton and Merger Sub, (included in Part I hereof as
               Annex B to the Proxy Statement-Prospectus).

4.1 $400,000,000 Amended and Restated Credit Agreement dated December 22, 1994, along with amendments through the date hereof, among Litton, a group of banks and Morgan Guaranty Trust Company of New York, as Agent, and Wells Fargo Bank, N.A., as Co-Agent, filed as Exhibit 4.3 to Litton's 1995 Annual Report on Form 10-K and incorporated herein by reference.

4.2 Other instruments defining the rights of holders of other long-term debt of Litton are not filed as exhibits because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of Litton and its consolidated subsidiaries.
               Litton hereby undertakes to furnish a copy of any such instrument to the Securities and Exchange
               Commission upon request.

4.3 Rights Agreement, together with exhibits thereto, dated August 17, 1994, between Litton and The Bank of New York, as Rights Agent, filed as Exhibit 99.2 to Form 8-K dated August


---------------------
*    Filed herewith.

                                                                      SEQUENTIAL
EXHIBIT NO.    DOCUMENT DESCRIPTION                                    PAGE NO.
-----------    --------------------                                   ----------
               17, 1994, and incorporated herein by reference.

5* Opinion of John E. Preston as to the legality of securities being issued.

8.1** Opinion of Wachtell, Lipton, Rosen & Katz as to federal income tax matters.

8.2** Opinion of Schulte Roth & Zabel as to federal income tax matters.

23.1*          Consent of Deloitte & Touche LLP.

23.2*          Consent of Ernst & Young LLP.

23.3*          Consent of Arthur Andersen LLP.

23.4* Consent of John E. Preston (included in Exhibit 5 hereto)

23.5** Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1 hereto)

23.6**         Consent of Schulte Roth & Zabel (included in Exhibit
               8.2 hereto)






----------------------

*    Filed herewith.

**   To be filed by amendment.




                                -2-